                                                       Registration No. 33-62619

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1


                                       TO


                                    FORM S-4

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                              FIRSTAR CORPORATION
             (Exact name of registrant as specified in its charter)

              WISCONSIN                                6022                               39-0711710
   (State or other jurisdiction of         (Primary Standard Industrial      (I.R.S. Employer Identification No.)
    incorporation or organization)           Classification Code No.)

                 777 EAST WISCONSIN AVENUE MILWAUKEE, WI 53202
                                 (414) 765-4321
               (Address, including ZIP Code and telephone number,
       including area code, of registrant's principal executive offices)

                             HOWARD H. HOPWOOD III
                    SENIOR VICE PRESIDENT & GENERAL COUNSEL
                              FIRSTAR CORPORATION
                           777 EAST WISCONSIN AVENUE
                           MILWAUKEE, WISCONSIN 53202
                                 (414) 765-5977
           (Name, address, including ZIP Code, and telephone number,
                   including area code, of agent for service)

                                    COPY TO:
                            GARY R. BRONSTEIN, ESQ.
                 HOUSLEY, GOLDBERG KANTARIAN & BRONSTEIN, P.C.
                       SUITE 700, 1220 19TH STREET, N.W.
                             WASHINGTON, D.C. 20036

                            ------------------------

    Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective.

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------
    TITLE OF EACH CLASS OF                                PROPOSED MAXIMUM      PROPOSED MAXIMUM
          SECURITIES                 AMOUNT TO BE          OFFERING PRICE      AGGREGATE OFFERING        AMOUNT OF
       TO BE REGISTERED             REGISTERED(1)             PER UNIT               PRICE            REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------
Common Stock, $1.25 par value,
with attached
Preferred Share                  1,200,000 shares            $18.69(2)           $24,480,984(2)            $8,442
Purchase Rights................  600,000 rights                 (3)                   (3)                   (3)
------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------

(1) Represents the maximum number of shares of Common Stock of Firstar Corporation and associated Preferred Share Purchase Rights issuable upon consummation of the merger of Harvest Financial Corp. into Firstar Corporation of Iowa, as described herein. Each share of Firstar Common Stock issued will have attached thereto one-half of one Preferred Share Purchase Right.


(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f) under the Securities Act of 1933 based on (a) the book value per share of Harvest Common Stock on June 30, 1995 ($18.69) and
    (b) the 1,308,714 shares of Harvest Common Stock that may be outstanding at the closing of the merger.


(3) The value attributable to the Preferred Share Purchase Rights is reflected in the market price of the Firstar Common Stock to which the Rights are attached.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                              FIRSTAR CORPORATION

                            CROSS-REFERENCE SHEET TO
                     PROXY STATEMENT-PROSPECTUS PURSUANT TO
                         RULE 501(B) OF REGULATION S-K

                ITEM OF FORM S-4                     LOCATION IN PROXY STATEMENT-PROSPECTUS
-------------------------------------------------   -----------------------------------------
A. INFORMATION ABOUT THE TRANSACTION
  1.    Forepart of Registration Statement and
        Outside Front Cover Page of Prospectus...   Cross Reference Sheet; Outside Front
                                                    Cover Page of Proxy Statement-Prospectus
  2.    Inside Front and Outside Back Cover Pages
        of Prospectus............................   Available Information; Incorporation of
                                                    Certain Information by Reference.
  3.    Risk Factors, Ratio of Earnings to Fixed
        Charges and Other Information............   Summary
  4.    Terms of the Transaction.................   Summary; Proposed Merger
  5.    Pro Forma Financial Information..........   *
  6.    Material Contacts with the Company Being
        Acquired.................................   Proposed Merger
  7.    Additional Information Required for
        Reofferring by Persons and Parties Deemed
        to be Underwriters.......................   *
  8.    Interests of Named Experts and Counsel...   Experts; Opinions
  9.    Disclosure of Commission Position on
        Indemnification for Securities Act
        Liabilities..............................   *
B. INFORMATION ABOUT THE REGISTRANT
 10.    Information with Respect to S-3
        Registrants..............................   Firstar Corporation; Comparative Rights
                                                    of Shareholders
 11.    Incorporation of Certain Information by
        Reference................................   Incorporation of Certain Information by
                                                    Reference
 12.    Information with Respect to S-2 or S-3
        Registrants..............................   *
 13.    Incorporation of Certain Information by
        Reference................................   *
 14.    Information with Respect to Registrants
        other than S-3 or S-2 Registrants........   *
C. INFORMATION ABOUT THE COMPANY BEING ACQUIRED
 15.    Information with Respect to S-3
        Companies................................   *
 16.    Information with Respect to S-2 or S-3
        Companies................................   Summary; Harvest Financial Corp.;
                                                    Comparative Rights of Shareholders;
 17.    Information with Respect to Companies
        other than S-3 or S-2 Companies..........   *
D. VOTING AND MANAGEMENT INFORMATION
 18.    Information if Proxies, Consents and
        Authorizations are to be Solicited.......   Outside Front Cover Page of Proxy
                                                    Statement-Prospectus; Summary; Meeting
                                                    Information; Proposed Merger; Other
                                                    Proposals
 19.    Information if Proxies, Consents or
        Authorizations are not to be Solicited or
        in an Exchange Offer.....................   *

* Omitted because answer to item is negative or item is not applicable.

                         [HARVEST FINANCIAL CORP. LOGO]


                                                                 October 9, 1995


Dear Shareholder:

     We invite you to attend the Annual Meeting of Shareholders of Harvest Financial Corp. ("Harvest") to be held at 7:00 p.m. (local time), on Wednesday, November 8, 1995, at the Hoffman House-Midway Motor Lodge, 3100 Dodge Street, Dubuque, Iowa.

     One of the purposes of the meeting is to consider and vote on an Agreement and Plan of Reorganization among Firstar Corporation ("Firstar"), Firstar Corporation of Iowa ("FCI"), a subsidiary of Firstar, and Harvest, dated as of July 24, 1995, as amended and restated, and the Plan of Merger attached thereto (together, the "Merger Agreements"), relating to the proposed merger (the "Merger") of Harvest with and into FCI.


     Under the terms of the Merger Agreements and upon consummation of the Merger, each outstanding share of Harvest's Common Stock, $1.00 par value ("Harvest Common Stock"), will be converted into the right to receive shares of Firstar's Common Stock, $1.25 par value, including associated Preferred Share Purchase Rights ("Firstar Common Stock"), as described in the enclosed Proxy Statement of Harvest and Prospectus of Firstar (the "Proxy Statement-Prospectus"). As more fully described in the Proxy Statement-Prospectus, Firstar will pay $27.00 worth of its common stock for each share of Harvest Common Stock if Firstar Common Stock is trading at $34.00 or less per share during a specified period immediately prior to the date of the Merger. If Firstar Common Stock is, during that period, trading higher than $34.00 per share, the value of the Firstar Common Stock to be exchanged for each share of Harvest Common Stock will increase, reaching a maximum of $28.00 if Firstar Common Stock is trading at or above $38.00. The rate of increase between the possible $27.00 to $28.00 values for each share of Harvest Common Stock will be proportionate to any increase in the trading prices of Firstar Common Stock between $34.00 and $38.00.


     The attached Notice of Annual Meeting and Proxy Statement-Prospectus contains a more complete description of the terms of the proposed Merger and also describes the other items of formal business to be transacted at the meeting. You are urged to read the Proxy Statement-Prospectus carefully. We are also delivering with the Proxy Statement-Prospectus Harvest's 1995 Annual Report to Shareholders.

     During the meeting, we will also report on the operations of Harvest. Directors and officers of Harvest, as well as representatives of KPMG Peat Marwick LLP, Harvest's independent auditors, will be present to respond to any questions the shareholders may have.

     ON BEHALF OF THE BOARD OF DIRECTORS, WE URGE YOU TO SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS SOON AS POSSIBLE EVEN IF YOU CURRENTLY PLAN TO ATTEND THE ANNUAL MEETING. Your vote is important, regardless of the number of shares you own. This will not prevent you from voting in person but will assure that your vote is counted if you are unable to attend the meeting.

                                          Sincerely,

                                          [SIG.]
                                          --------------------------------------
                                          SAMUEL H. DEAVER
                                          PRESIDENT

                         [HARVEST FINANCIAL CORP. LOGO]
                               2560 DODGE STREET
                              DUBUQUE, IOWA 52003

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON NOVEMBER 8, 1995

     NOTICE IS HEREBY GIVEN that the Annual Meeting of the shareholders of Harvest Financial Corp., an Iowa corporation ("Harvest"), will be held at the Hoffman House-Midway Motor Lodge, 3100 Dodge Street, Dubuque, Iowa, on Wednesday, November 8, 1995, at 7:00 p.m. local time, for the following purposes:

     1. To consider and vote upon the approval and adoption of an Agreement and Plan of Reorganization and a Plan of Merger (the "Merger Agreements"), each dated as of July 24, 1995, as amended and restated, that provide for, among other things, the merger (the "Merger") of Harvest with and into Firstar Corporation of Iowa, a wholly owned subsidiary of Firstar Corporation, and the conversion of the outstanding shares of Harvest Common Stock into the right to receive shares of Firstar Corporation Common Stock and associated Preferred Share Purchase Rights, as described in the Proxy Statement-Prospectus accompanying this notice;

     2. To consider and vote upon the election of three individuals nominated by the Board of Harvest as directors of Harvest;

     3. To consider and vote upon the ratification of the appointment of KPMG Peat Marwick LLP as independent auditors for Harvest for the fiscal year ending June 30, 1996;

     4. The adjournment of the Annual Meeting to a later date, if necessary, to solicit additional proxies in the event insufficient votes are cast in person or by proxy at the Annual Meeting to approve the Merger Agreements and the transactions contemplated thereby; and

     5. The transaction of such other business as may properly be brought before the Meeting or any adjournments thereof.

     The close of business on September 15, 1995 has been fixed as the record date for the determination of shareholders entitled to notice of, and to vote at, the Meeting and any adjournment or postponement thereof.

     The shareholders of Harvest have the statutory right to dissent from the Merger and, if the Merger is consummated, to receive payment in cash for the "fair value" of their shares of Harvest Common Stock upon compliance with the provisions of the Iowa Banking Corporation Act ("IBCA"). A copy of Division XIII of the IBCA is attached to the Proxy Statement-Prospectus as Appendix A.

     The Meeting may be postponed or adjourned from time to time by announcement at the Meeting of such postponement or adjournment, and any and all business for which notice is hereby given may be transacted at the postponed or adjourned Meeting.

     THE BOARD OF DIRECTORS OF HARVEST BELIEVES THE PROPOSED MERGER AND THE OTHER PROPOSALS TO BE VOTED UPON AT THE MEETING ARE IN THE BEST INTERESTS OF HARVEST AND ITS SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS OF HARVEST VOTE "FOR" PROPOSALS (1) - (4) ABOVE.

     Whether or not you plan to attend the Meeting, you are asked to please complete, date and sign the enclosed proxy, which is solicited by the Board of Directors of Harvest, and return it promptly in the accompanying envelope. The proxy will not be used if you attend and vote at the Meeting in person. You may revoke the proxy at any time prior to its exercise in the manner described in the Proxy Statement-Prospectus.

                                      BY ORDER OF THE BOARD OF DIRECTORS

                                      [SIG.]
                                      ------------------------------------------
                                      DAVID L. HORSTMANN
                                      SECRETARY
Dubuque, Iowa

October 9, 1995


PLEASE DO NOT SEND YOUR STOCK CERTIFICATES AT THIS TIME. IF THE MERGER IS CONSUMMATED, YOU WILL BE SENT INSTRUCTIONS REGARDING THE SURRENDER OF YOUR STOCK CERTIFICATES.
--------------------------------------------------------------------------------

IMPORTANT: THE PROMPT RETURN OF PROXIES WILL SAVE THE CORPORATION THE EXPENSE OF FURTHER REQUESTS FOR PROXIES IN ORDER TO INSURE A QUORUM. A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.
--------------------------------------------------------------------------------

[HARVEST LOGO]                                                    [FIRSTAR LOGO]

                               PROXY STATEMENT OF
                            HARVEST FINANCIAL CORP.
                               2560 DODGE STREET
                              DUBUQUE, IOWA 52003

                         ANNUAL MEETING OF SHAREHOLDERS
                                NOVEMBER 8, 1995

                                 PROSPECTUS OF
                              FIRSTAR CORPORATION

     This Proxy Statement-Prospectus is being furnished to the shareholders of Harvest Financial Corp., an Iowa corporation ("Harvest"), in connection with the solicitation of proxies of the shareholders of Harvest by the Board of Directors of Harvest for use at the annual meeting of such holders to be held at the Hoffman House-Midway Motor Lodge, 3100 Dodge Street, Dubuque, Iowa, on Wednesday, November 8, 1995, at 7:00 p.m. local time, and any adjournments or postponements thereof (the "Meeting"). At the Meeting, holders of Harvest's common stock, $1.00 par value ("Harvest Common Stock"), will, among other things, consider and vote upon the approval and adoption of an Agreement and Plan of Reorganization dated as of July 24, 1995, as amended and restated, among Harvest, Firstar Corporation, a Wisconsin corporation ("Firstar"), and Firstar Corporation of Iowa, an Iowa corporation and a wholly owned subsidiary of Firstar ("FCI"), and a related Plan of Merger, dated as of July 24, 1995, as amended and restated, by and among Harvest and FCI and joined in for certain limited purposes by Firstar (together, the "Merger Agreements"), which provide for the merger of Harvest with and into FCI (the "Merger").

     Under the Merger Agreements, each outstanding share of Harvest Common Stock will be converted into the right to receive shares of common stock of Firstar, $1.25 par value, and associated Preferred Share Purchase Rights (collectively referred to herein as "Firstar Common Stock"), as described herein. For federal income tax purposes, the Merger is expected to be tax-free to holders of Harvest Common Stock (except with respect to cash received in lieu of fractional shares of Firstar Common Stock or upon exercise of statutory dissenters' rights). For a more complete description of the Merger Agreements and the terms of the Merger, see "PROPOSED MERGER."

     This Proxy Statement-Prospectus also constitutes a prospectus of Firstar with respect to shares of Firstar Common Stock to be issued in the Merger in exchange for outstanding shares of Harvest Common Stock.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS ANY SUCH COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY
STATEMENT-PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


     Copies of this Proxy Statement-Prospectus are first being mailed to shareholders of Harvest on or about October 9, 1995.



        The date of this Proxy Statement-Prospectus is October 9, 1995.

                             AVAILABLE INFORMATION

     Firstar and Harvest are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the Regional Offices of the Commission at 500 West Madison Street, Suite 1400, Chicago, Illinois 60606; and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such material may also be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, Firstar Common Stock is listed on the New York Stock Exchange and the Chicago Stock Exchange, and reports, proxy statements and other information filed by Firstar with such exchanges may be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005 and the Chicago Stock Exchange Incorporated, 440 South LaSalle Street, Chicago, Illinois 60605. Harvest Common Stock is quoted on the Nasdaq System Small Capitalization Issues Market. Reports, proxy statements and other information concerning Harvest may be inspected at the offices of Nasdaq, 1735 K Street, N.W., Washington, D.C. 20006.

     This Proxy Statement-Prospectus does not contain all of the information set forth in the Registration Statement on Form S-4 and exhibits thereto (the "Registration Statement") covering the securities offered hereby which Firstar has filed with the Commission, certain portions of which have been omitted pursuant to the rules and regulations of the Commission, and to which portions reference is hereby made for further information with respect to Firstar, Harvest and the securities offered hereby.

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROXY STATEMENT-PROSPECTUS AND, IF GIVEN OR MADE, THE INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY FIRSTAR, FCI OR HARVEST. THIS PROXY STATEMENT-PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO PURCHASE THE SECURITIES OFFERED HEREBY, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION OF AN OFFER OR PROXY IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT-PROSPECTUS NOR ANY DISTRIBUTION OF THE SECURITIES TO WHICH THIS PROXY STATEMENT-PROSPECTUS RELATES SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF FIRSTAR, FCI OR HARVEST SINCE THE DATE OF THIS PROXY STATEMENT-PROSPECTUS.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     This Proxy Statement-Prospectus incorporates documents by reference which are not presented herein or delivered herewith. Copies of documents relating to Firstar, excluding exhibits unless specifically incorporated herein, are available upon request without charge from Mr. William H. Risch, Senior Vice President-Finance and Treasurer, Firstar Corporation, P. O. Box 532, Milwaukee, Wisconsin 53201 (telephone (414) 765-4985). Copies of documents relating to Harvest, excluding exhibits unless specifically incorporated herein, are available without charge from David L. Horstmann, Senior Vice President and Chief Financial Officer, Harvest Financial Corp., 2560 Dodge Street, Dubuque, Iowa 52003 (telephone (319) 557-3234). In order to ensure timely delivery of the documents, any request should be made by November 1, 1995.

     The following documents filed with the Commission are incorporated herein by reference:

     (a) Firstar's Annual Report on Form 10-K for the year ended December 31, 1994;

     (b) Firstar's Form 10-K/A dated June 15, 1995, which sets forth restated financial statements for periods prior to the acquisition of two financial institutions by Firstar in January 1995 and April 1995, which were accounted for using the pooling of interests method of accounting;

     (c) Firstar's Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 1995;

     (d) the description of Firstar Common Stock (including the Preferred Share Purchase Rights) contained in Firstar's registration statements filed pursuant to Section 12 of the Exchange Act and any amendment or report filed for the purpose of updating such description;

     (e) Firstar's Current Reports on Form 8-K dated January 31, 1995 and April 18, 1995;

     (f) Harvest's Annual Report on Form 10-K for the year ended June 30, 1995: and

     (g) Harvest's Current Report on Form 8-K filed July 24, 1995.

     All documents filed by Firstar pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the Meeting will be deemed to be incorporated by reference into this Proxy
Statement-Prospectus and to be a part hereof from the date of filing of the documents.

     Any statement contained in a document incorporated by reference herein or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any subsequently filed document which also is, or is deemed to be, incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

                              FIRSTAR CORPORATION
                                      AND
                            HARVEST FINANCIAL CORP.
                           PROXY STATEMENT-PROSPECTUS

                               TABLE OF CONTENTS


                                                                                        PAGE
                                                                                        ----
SUMMARY...............................................................................    7
  The Companies.......................................................................    7
  Proposed Merger.....................................................................    7
  The Meeting.........................................................................    8
  Vote Required; Voting Agreements....................................................    8
  Recommendation of the Board of Directors............................................    8
  Opinion of Financial Advisor........................................................    8
  Dissenters' Rights..................................................................    9
  Certain Federal Income Tax Consequences of the Merger...............................    9
  Accounting Treatment................................................................    9
  Date of Merger......................................................................    9
  Regulatory Approvals................................................................    9
  Dividends on Harvest Stock..........................................................   10
  Management and Operations After the Merger..........................................   10
  Waivers and Amendments to the Merger Agreements.....................................   10
  Termination.........................................................................   10
  Investment Agreement................................................................   10
  Interests of Certain Persons in the Merger..........................................   11
  Resales of Firstar Common Stock by Affiliates.......................................   11
  Preferred Share Purchase Rights.....................................................   11
  Adjournment of the Annual Meeting...................................................   11
  Markets and Market Prices...........................................................   11
  Comparative Per Common Share Data...................................................   12
  Selected Consolidated Financial Data of Firstar.....................................   13
  Selected Consolidated Financial Data of Harvest.....................................   14
  Recent Developments.................................................................   15
MEETING INFORMATION...................................................................   16
  General.............................................................................   16
  Date, Place and Time................................................................   16
  Voting and Revocability of Proxies..................................................   16
  Record Date; Voting Securities and Principal Holders Thereof........................   17
  Voting Agreements...................................................................   18
  Solicitation of Proxies.............................................................   19
PROPOSED MERGER.......................................................................   19
  Background of and Reasons for the Merger; Recommendation of Harvest Board of
     Directors........................................................................   19
  Opinion of Financial Advisor........................................................   23

                                                                                        PAGE
                                                                                        ----
  Terms of the Merger.................................................................   26
  Options.............................................................................   27
  Effective Time of the Merger........................................................   27
  Surrender of Certificates...........................................................   27
  Conditions to the Merger............................................................   28
  Environmental Condition.............................................................   28
  Regulatory Approvals................................................................   29
  Business Pending the Merger.........................................................   30
  Dividends...........................................................................   31
  Termination, Amendment and Waiver...................................................   31
  Management and Operations After the Merger..........................................   31
  Interests of Certain Persons in the Merger..........................................   32
  Effect on Employee Benefits.........................................................   33
  Investment Agreement and Firstar Option.............................................   34
  Certain Federal Income Tax Consequences.............................................   35
  Accounting Treatment................................................................   36
  Expenses............................................................................   36
  Resale of Firstar Common Stock......................................................   36
  Rights of Dissenting Shareholders...................................................   37
COMPARATIVE RIGHTS OF SHAREHOLDERS....................................................   38
  Capital Stock.......................................................................   38
  Preferred Share Purchase Rights.....................................................   38
  Dissenters' Rights..................................................................   39
  Accessibility; Potential Liability For Wages........................................   39
  Takeover Statutes and Antitakeover Provisions in Harvest's Articles of
     Incorporation....................................................................   39
  Consideration of Nonshareholder Interests...........................................   41
  Directors...........................................................................   41
  Liability of Directors; Indemnification.............................................   41
  Amendment of Corporate Charter......................................................   42
OTHER PROPOSALS.......................................................................   42
  Proposal Two -- Election of Directors...............................................   42
  Nominees for Board of Directors.....................................................   43
  Meetings and Committees of the Board of Directors...................................   45
  Executive Compensation..............................................................   46
  Option Grants Table.................................................................   47
  Option Exercises and Year-end Value Table...........................................   47
  Employment Termination Agreements...................................................   47
  Directors' Compensation.............................................................   47
  Transactions with Management........................................................   47
  Proposal Three -- Ratification of Appointment of Auditors...........................   48
  Proposal Four -- Adjournment of the Annual Meeting..................................   48

                                                                                        PAGE
                                                                                        ----
  Beneficial Ownership Reports........................................................   48
FIRSTAR CORPORATION...................................................................   48
  General.............................................................................   48
  Competition.........................................................................   49
  Supervision.........................................................................   49
  Other Acquisitions and Transactions.................................................   51
  Incorporation of Certain Information by Reference...................................   51
HARVEST FINANCIAL CORP................................................................   51
  General.............................................................................   51
  Incorporation of Certain Information by Reference and Delivery Herewith.............   52
OTHER MATTERS.........................................................................   52
MISCELLANEOUS.........................................................................   52
EXPERTS...............................................................................   52
SHAREHOLDER PROPOSALS.................................................................   52
APPENDIX A -- Division XIII of the Iowa Business Corporation Act
APPENDIX B -- Merger Agreements
APPENDIX C -- Fairness Opinion of The Chicago Corporation

                                    SUMMARY

     The following is a brief summary of certain information with respect to matters to be considered at the Annual Meeting of holders of Harvest Common Stock. As used in this Proxy Statement-Prospectus, the terms "Firstar" and "Harvest" refer to such corporations, respectively, and except where the context otherwise requires, such entities and their respective subsidiaries. All information concerning Firstar included in this Proxy Statement-Prospectus has been furnished by Firstar, and all information concerning Harvest has been furnished by Harvest. This summary is not intended to be complete and is qualified in its entirety by reference to the more detailed information contained elsewhere in this Proxy Statement of Harvest and Prospectus of Firstar, including the appendices hereto (this "Proxy Statement-Prospectus"), and the documents incorporated in this Proxy Statement-Prospectus by reference. Shareholders are urged to review carefully the entire Proxy Statement-Prospectus.

THE COMPANIES

  Firstar Corporation and Firstar Corporation of Iowa

     Firstar, a Wisconsin corporation whose common stock is listed on the New York Stock Exchange ("NYSE") and the Chicago Stock Exchange, is a multi-bank holding company organized in 1929. The principal assets of Firstar are its investments in banks with offices located in the states of Wisconsin, Iowa, Illinois, Minnesota and Arizona. On June 30, 1995, Firstar had consolidated total assets of $18.6 billion and shareholders' equity of $1.5 billion. Firstar's principal executive offices are located at 777 East Wisconsin Avenue, Milwaukee, Wisconsin 53202 (telephone: (414) 765-4321). See "FIRSTAR CORPORATION." FCI, a wholly owned subsidiary of Firstar, currently owns ten banks in Iowa which will be consolidated to two banks beginning in the fourth quarter of 1995 pending regulatory approval.

  Harvest Financial Corp.

     Harvest, an Iowa corporation, is a unitary savings and loan holding company that commenced operations in 1990. The principal asset of Harvest is its investment in Harvest Savings Bank, F.S.B. ("Harvest Bank"), a federally chartered savings bank with eight retail banking offices in the Dubuque and DeWitt-Clinton, Iowa areas. On June 30, 1995, Harvest had consolidated total assets of $346 million and shareholders' equity of $22 million. Harvest's principal executive offices are located at 2560 Dodge Street, Dubuque, Iowa 52003 (telephone 319-557-9000). See "HARVEST FINANCIAL CORP."

PROPOSED MERGER

     Firstar, Harvest and FCI have entered into an Agreement and Plan of Reorganization and a related Plan of Merger, both dated as of July 24, 1995, as amended and restated, providing, among other things, for the merger of Harvest with and into FCI, as a result of which Firstar will directly own 100% of the stock of the surviving corporation, FCI. If the Merger is consummated, Harvest shareholders will no longer hold any interests in Harvest other than indirectly through their interests in Firstar Common Stock. After the Merger, the rights of Harvest's shareholders will be governed by Wisconsin law and the Restated Articles of Incorporation and By-laws of Firstar. See "PROPOSED MERGER."


     Upon consummation of the Merger, each outstanding share of Harvest Common Stock, except shares as to which dissenters' rights are perfected, will be converted into the number of shares of Firstar Common Stock specified in the Merger Agreements, subject to the payment of cash in lieu of fractional shares. The value of the shares of Firstar Common Stock to be exchanged for each share of Harvest Common Stock will range from $27.00 to $28.00, depending on the trading prices of Firstar Common Stock during a specified period prior to the closing. See "PROPOSED MERGER -- Terms of the Merger"; "-- Options"; and
"-- Rights of Dissenting Shareholders."

THE MEETING

     The Annual Meeting of the holders of Harvest Common Stock will be held at the Hoffman House-Midway Motor Lodge, 3100 Dodge Street, Dubuque, Iowa, on Wednesday, November 8, 1995, at 7:00 p.m. local time. The close of business on September 15, 1995 is the record date (the "Record Date") for determining the shareholders of record of Harvest entitled to notice of and to vote at the Meeting and any postponement or adjournments thereof. The purposes of the Meeting are (a) to consider and vote upon the Merger Agreements, (b) to consider and vote upon the election of three directors of Harvest, (c) to consider and vote upon the ratification of the appointment of KPMG Peat Marwick LLP as independent auditors for Harvest for the fiscal year ending June 30, 1996, and
(d) the transaction of such other business as may properly come before the Meeting or any adjournments thereof. In addition, shareholders of Harvest may consider and vote upon the approval of the adjournment of the Annual Meeting in the event there are insufficient votes cast in person or by proxy at the Annual Meeting to approve the Merger Agreements and the transactions contemplated thereby. The election as directors Harvest of the three individuals nominated by the Board of Directors of Harvest (Messrs. Becker, Mulgrew and Werths), the ratification of such appointment of KPMG Peat Marwick LLP and approval of the adjournment of the Annual Meeting, if necessary, are referred to in this Proxy Statement-Prospectus as the "Other Proposals." For additional information relating to the Meeting, see "MEETING INFORMATION."

VOTE REQUIRED; VOTING AGREEMENTS

     The Iowa Business Corporation Act ("IBCA") requires that the Merger Agreements be approved by the affirmative vote of holders of a majority of the outstanding shares of Harvest Common Stock entitled to vote at the Meeting. As of the Record Date, there were outstanding 1,195,912 shares of Harvest Common Stock, each of which is entitled to one vote.


     As of the Record Date, the directors and executive officers of Harvest beneficially owned approximately 37% of the shares of Harvest Common Stock outstanding or subject to options. Ten of the directors and executive officers of Harvest have entered into agreements with Firstar ("Voting Agreements") to vote their shares of Harvest Common Stock in favor of the Merger. The Voting Agreements do not cover the Other Proposals. A total of 435,246 shares of Harvest Common Stock (33.26% of the amount outstanding or beneficially owned as of the Record Date) are covered by the Voting Agreements. As of the Record Date, directors and executive officers of Firstar and FCI owned no shares of Harvest Common Stock. Firstar owns one share of Harvest Common Stock. See "MEETING INFORMATION -- Record Date; Voting Securities and Principal Holders Thereof"; and "-- Voting Agreements."


RECOMMENDATION OF THE BOARD OF DIRECTORS


     THE BOARD OF DIRECTORS OF HARVEST UNANIMOUSLY RECOMMENDS THAT HARVEST'S SHAREHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENTS AND THE OTHER PROPOSALS. The Board, after consideration of the terms and conditions of the Merger Agreements and other factors deemed relevant by the Board, including the opinion of The Chicago Corporation, believes it is in the best interest of Harvest shareholders to effect the Merger. See "PROPOSED MERGER -- Background of and Reasons for the Merger; Recommendation of Harvest Board of Directors". See "OTHER PROPOSALS."


OPINION OF FINANCIAL ADVISOR

     The Chicago Corporation has rendered its opinion to the Board of Directors of Harvest that, as of the date of this Proxy Statement-Prospectus, the consideration to be received by the holders of Harvest Common Stock upon consummation of the Merger is fair, from a financial point of view, to such shareholders. The opinion of The Chicago Corporation, attached as Appendix C to this Proxy Statement-Prospectus, sets forth the assumptions made, the matters considered, and the limitations in the review undertaken in rendering such opinion. See "PROPOSED MERGER -- Opinion of Financial Advisor."

DISSENTERS' RIGHTS

     Under the provisions of Iowa law, any shareholders of Harvest who object to the Merger will have a statutory right to demand payment of the "fair value" of their Harvest Common Stock in cash. To perfect this right, a Harvest shareholder must not vote such shares in favor of the Merger at the Harvest Annual Meeting (this may be done by marking the proxy either to vote against the Merger or to abstain from voting thereon or by not voting at all) and must take such action as is required by the provisions of Part B of Division XIII of the IBCA, including delivering written notice of objection to Harvest prior to the vote upon the Merger at the Annual Meeting. See "PROPOSED MERGER -- Rights of Dissenting Shareholders" and Appendix A hereto.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER


     The Merger is expected to qualify for federal income tax purposes as a tax-free reorganization. Harvest and Firstar have received an opinion from Foley & Lardner to the effect that the Merger will be treated as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), subject to customary assumptions and representations. Consummation of the Merger is conditioned on such opinion not having been withdrawn or modified in any material respect prior to such consummation. Such opinion, however, is not binding on the Internal Revenue Service. In the event the Merger qualifies as a tax-free reorganization, the shareholders of Harvest will generally recognize no gain or loss for federal income tax purposes as a result of the exchange of their Harvest Common Stock for Firstar Common Stock, except that gain may be recognized in the event they receive cash in lieu of fractional shares of Firstar Common Stock or pursuant to any exercise of their statutory dissenters' rights.


     HARVEST SHAREHOLDERS SHOULD READ CAREFULLY THE DISCUSSION SET FORTH UNDER "PROPOSED MERGER -- CERTAIN FEDERAL INCOME TAX CONSEQUENCES" AND ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC CONSEQUENCES TO THEM OF THE MERGER UNDER FEDERAL, STATE, LOCAL AND ANY OTHER APPLICABLE TAX LAWS.

ACCOUNTING TREATMENT

     Firstar anticipates that the Merger will be accounted for as a purchase. See "PROPOSED MERGER -- Accounting Treatment."

DATE OF MERGER


     The Merger Agreements provide that the Merger will be consummated on a date (the "Closing Date") within five business days after the latest to occur of (a) approval of the Merger by the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") and the Office of Thrift Supervision of the Department of the Treasury (the "OTS") and any other applicable bank or thrift regulators, the approval of which is necessary as a result of any restructuring by Firstar of the form of the proposed transaction, (b) the Meeting, and (c) satisfaction of certain environmentally-related conditions to Firstar's obligation to close the Merger. Such environmental conditions have been waived by Firstar and FCI. It is presently anticipated that the Closing Date will occur late in 1995 or early in 1996. See "PROPOSED MERGER -- Effective Time of the Merger"; "-- Conditions to the Merger"; "-- Environmental Condition"; and
"-- Regulatory Approvals."


REGULATORY APPROVALS


     The Merger is conditioned upon prior approval by the Federal Reserve Board and the OTS. Firstar plans to file a notice with Federal Reserve Board regarding the Merger in October, 1995, and anticipates that the Federal Reserve Board will act on the notice filing by late 1995. Firstar and FCI plans to file an application with the OTS in October, 1995 for approval of the Merger and related transactions and anticipates that the OTS will act on the application by late 1995 or early 1996. There are no assurances that all required regulatory approvals will be obtained or when such required approvals will be obtained. See "PROPOSED MERGER -- Effective Time of the Merger"; "-- Conditions to the Merger"; and "-- Regulatory Approvals."

DIVIDENDS ON HARVEST STOCK

     Under the Merger Agreements, Harvest may not declare or pay any dividends on Harvest Common Stock if the Merger occurs prior to 1996. If the Closing Date occurs after the record date for any cash dividends declared or paid by Firstar on Firstar Common Stock after year-end 1995, Harvest can declare and pay cash dividends on Harvest Common Stock no greater than those the Harvest shareholders would have received had the Closing Date occurred prior to such record date.

MANAGEMENT AND OPERATIONS AFTER THE MERGER


     In the Merger, Harvest will be merged into FCI and the separate corporate existence of Harvest will cease. FCI, as the surviving corporation in the Merger and a wholly owned subsidiary of Firstar, will continue operations and will become the sole owner of Harvest Bank. It is presently contemplated that Harvest Bank will continue to operate as a federal savings bank, subject to a possible restructuring of the proposed transaction discussed below in "PROPOSED
MERGER -- Regulatory Approvals." The officers and directors of FCI and Harvest Bank, respectively, prior to the Merger will continue as such officers and directors after the Merger, except that an officer of FCI will be added to the Board of the Bank. See "PROPOSED MERGER -- Management and Operations After the Merger"; and "-- Interests of Certain Persons in the Merger."


WAIVERS AND AMENDMENTS TO THE MERGER AGREEMENTS

     Firstar, FCI and Harvest may amend, modify or waive certain terms and conditions of the Merger Agreements. Any such action taken by Harvest following a favorable vote on the Merger by its shareholders at the Meeting may be taken only if the action would not have an adverse effect on Harvest's shareholders, change the amount or kind of consideration in the Merger or have a similar effect. See "PROPOSED MERGER -- Termination, Amendment and Waiver."

TERMINATION


     The Merger may be abandoned (i) by mutual consent of Firstar and Harvest at any time before the Merger takes place; or (ii) by either Firstar or Harvest if
(a) the Merger has not taken place by June 30, 1996; (b) any warranty or representation made by the other party in the Merger Agreements is discovered to have become untrue in any material respect; (c) the other party commits one or more material uncured breaches of the Merger Agreements; (d) any permanent injunction preventing the consummation of the Merger shall have become final and nonappealable; (e) the Federal Reserve Board or the OTS has denied approval of the Merger, and neither Firstar nor Harvest has filed a petition seeking review of such order within 30 days; (f) the Merger Agreements and the Merger are not duly approved by the shareholders of Harvest after a vote thereon at the Meeting; or (g) anything happens which makes it impossible to materially satisfy the conditions to such party's obligations to go through with the Merger. See "PROPOSED MERGER -- Conditions to the Merger"; and -- "Termination, Amendment and Waiver."


INVESTMENT AGREEMENT


     Simultaneously with the execution of the Merger Agreements, Harvest and Firstar executed an Investment Agreement (the "Investment Agreement"), pursuant to which Harvest granted Firstar an option (the "Option") to purchase newly issued shares in an amount up to 19.99% of the share of Harvest Common Stock issued and outstanding immediately prior to exercise of the Option at a price of $22.00 per share, subject to adjustment under certain circumstances. The Option is exercisable only upon the occurrence of certain events generally relating to offers by, or transactions or proposed transactions with, third parties, acquisition of specified percentages of Harvest voting stock by third parties, and solicitation of proxies in opposition to the Merger, none of which has occurred as of the date hereof, to the best of Firstar's and Harvest's knowledge. The Investment Agreement and the Option may discourage offers to acquire Harvest and are intended to increase the likelihood that the Merger will be consummated. See "PROPOSED MERGER -- Investment Agreement and Firstar Option."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Directors, executive officers and employees of Harvest will have an interest in the Merger under certain employment and severance agreements, option agreements, and indemnification and insurance provisions assumed or executed by Firstar and effective upon consummation of the Merger. See "PROPOSED
MERGER -- Interests of Certain Persons in the Merger."

RESALES OF FIRSTAR COMMON STOCK BY AFFILIATES

     Resales of Firstar Common Stock issued to "affiliates" of Harvest in connection with the Merger have not been registered under applicable securities laws in connection with the Merger. Such shares may only be sold (a) under a separate registration for distribution (which Firstar has not agreed to provide), (b) pursuant to Rule 145 under the Securities Act of 1933, as amended, or (c) pursuant to some other exemption from registration. See "PROPOSED
MERGER -- Resale of Firstar Common Stock."

PREFERRED SHARE PURCHASE RIGHTS

     Firstar has adopted a Shareholder Rights Plan, pursuant to which each share of Firstar Common Stock, including the Firstar Common Stock to be issued in the Merger, entitles its holder to one-half of a right ("Preferred Share Purchase Right") to purchase one one-hundredth of a share of Firstar's Series C Preferred Stock under certain limited circumstances. The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire Firstar without conditioning the offer on redemption of the Rights or on a substantial number of Rights being acquired. The Rights should not interfere with any merger or other business combination approved by Firstar's Board of Directors prior to the time that the Rights have become nonredeemable. See "COMPARATIVE RIGHTS OF SHAREHOLDERS."

ADJOURNMENT OF THE ANNUAL MEETING

     In the event that there is an insufficient number of votes cast in person or by proxy at the Meeting to approve the Merger Agreements and the transactions contemplated thereby, the Board of Directors of Harvest intends to adjourn the Annual Meeting to a later date for the solicitation of additional votes in favor thereof. The affirmative vote of a majority of the shares represented and voting at the Annual Meeting is required in order to approve any such adjournment. See "OTHER PROPOSALS -- Proposal Four -- Adjournment of the Annual Meeting."

MARKETS AND MARKET PRICES

     Firstar Common Stock is listed on the NYSE and the Chicago Stock Exchange. Harvest Common Stock is quoted on the Nasdaq System Small Capitalization Issues Market.


     The following table sets forth the closing prices per share of Firstar Common Stock as reported on the Consolidated Tape System for NYSE stock and the last reported sale prices per share of Harvest Common Stock as reported on the Nasdaq System Small Capitalization Issues Market on the dates set forth, which include July 21, 1995, the last trading day preceding public announcement of the Merger, and October 4, 1995, the latest practicable trading day before the printing of this Proxy Statement-Prospectus:



                                                       FIRSTAR COMMON STOCK     HARVEST COMMON STOCK
                                                       --------------------     --------------------
Market Value Per Share at:
July 21, 1995........................................        $  34.75                  $25.00
September 29, 1995...................................        $  37.125                 $25.50
October 4, 1995......................................        $  37.25                  $25.50



     The average of the closing prices, as reported on the NYSE Composite Tape, of Firstar Common Stock on the five consecutive trading days immediately preceding the trading day immediately preceding October 4, 1995, was $37.15. Based upon such average, the exchange ratio of Firstar Common Stock for Harvest Common Stock under the Merger Agreements would have been .748 shares to one. There can be no assurance as to the closing trading prices of Firstar Common Stock during the Pricing Period (as defined below) or at any time thereafter. Harvest's shareholders are advised to obtain current market quotations for Firstar Common Stock and Harvest Common Stock.


     Following the Merger, Harvest Common Stock will no longer exist and, as a result, will no longer be quoted on the Nasdaq System Small Capitalization Issues Market.

COMPARATIVE PER COMMON SHARE DATA

     The following table presents selected comparative unaudited per common share data for Firstar Common Stock and Harvest Common Stock on a historical and pro forma combined basis and for Harvest Common Stock on a pro forma equivalent basis giving effect to the Merger accounted for as a purchase. It is assumed that Firstar will repurchase as treasury stock the number of shares of Firstar Common Stock that are to be issued to Harvest shareholders. The information is derived from the consolidated historical financial statements of Firstar and Harvest, including the related notes thereto, incorporated by reference into or delivered with this Proxy Statement-Prospectus. This information should be read in conjunction with such historical financial statements and the related notes thereto. See "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE".

     This information is not necessarily indicative of the results of the future operations of the combined entity or the actual results that would have occurred had the Merger been consummated prior to the periods indicated.

                                                                              SIX
                                                                            MONTHS        YEAR
                                                                             ENDED       ENDED
                                                                            6-30-95     12-31-94
                                                                            -------     --------
Firstar Corporation -- Historical:
  Net income..............................................................  $  1.17      $ 2.98
  Cash dividends declared.................................................     0.64        1.16
  Book value (at period end)..............................................    19.90       19.45
Harvest Financial Corp. -- Historical
  Net income..............................................................  $  1.47      $ 2.42
  Cash dividends declared.................................................       --          --
  Book value (at period end)..............................................    18.69       17.12
Firstar-Harvest Financial Corp. -- Pro Forma Combined:
  Net income(1)...........................................................  $  1.18      $ 3.00
  Cash dividends declared(2)..............................................     0.64        1.16
  Book value (at period end)(3)...........................................    19.93       19.47
Harvest Financial Corp. common stock --
  Equivalent Pro Forma Combined(4):
  Net income(1)...........................................................  $  0.94      $ 2.38
  Cash dividends declared.................................................     0.51        0.92
  Book value (at period end)..............................................    15.82       15.46

---------------
(1) The pro forma combined net income per common share (based on weighted average shares outstanding) is based upon the combined historical net income for Firstar and Harvest adjusted for purchase adjustments and reduced for dividend payments on Firstar's outstanding Preferred Stock divided by the average pro forma common shares of the combined entity.

(2) The pro forma combined dividends declared assume no changes in historical dividends per share declared by Firstar.

(3) The pro forma combined book values per share of Firstar Common Stock are based upon the historical total common equity for Firstar adjusted for the intangible amortization and the interest income lost from funds used in the repurchase of shares divided by the shares of Firstar Common Stock outstanding.

(4) The equivalent pro forma combined income, dividends and book values per share of Harvest Common Stock represent the pro forma combined amounts multiplied by an assumed exchange ratio of .794, which is based on the June 30, 1995 market price of Firstar Common Stock.

SELECTED CONSOLIDATED FINANCIAL DATA OF FIRSTAR

     The following table sets forth in summary form certain selected consolidated financial data of Firstar. The financial data included for the five years ended December 31, 1994, are derived from the audited consolidated financial statements of Firstar. The financial data included for the six-month periods ended June 30, 1995 and 1994, are derived from the unaudited historical financial statements of Firstar and reflect, in the opinion of management of Firstar, all adjustments necessary for a fair presentation of such data. Results for the six months ended June 30, 1995 are not necessarily indicative of the results which may be expected for the year as a whole. This information should be read in conjunction with the financial review and consolidated financial statements of Firstar, and the related notes thereto, included in the documents incorporated by reference in this Proxy Statement-Prospectus. See "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE."

                              SIX MONTHS ENDED
                                   JUNE 30                       YEARS ENDED DECEMBER 31
                             -------------------   ----------------------------------------------------
                               1995       1994       1994       1993       1992       1991       1990
                             --------   --------   --------   --------   --------   --------   --------
INCOME SUMMARY
  (THOUSANDS OF DOLLARS)
Net interest revenue.......  $357,634   $340,723   $698,838   $659,939   $626,371   $555,209   $496,900
Provision for loan
  losses...................    23,123      6,552     23,891     29,090     50,733     55,221     53,892
                             --------   --------   --------   --------   --------   --------   --------
Net interest revenue after
  loan loss provision......   334,511    334,171    674,947    630,849    575,638    499,988    443,008
Other operating revenue....   184,830    190,545    370,619    392,918    347,936    311,641    276,314
Other operating expense....   383,765    361,237    706,185    689,274    655,444    595,505    534,790
                             --------   --------   --------   --------   --------   --------   --------
Income before income
  taxes....................   135,576    163,479    339,381    334,493    268,130    216,124    184,532
Provision for income tax...    45,509     53,785    112,708    106,555     82,131     61,709     52,472
                             --------   --------   --------   --------   --------   --------   --------
Net income.................  $ 90,067   $109,694   $226,673   $227,938   $185,999   $154,415   $132,060
                             ========   ========   ========   ========   ========   ========   ========
Per common share:
  Net income...............  $   1.17   $   1.45   $   2.98   $   2.99   $   2.50   $   2.11   $   1.78
  Dividends................      0.64       0.56       1.16       1.00       0.80      0.705      0.635
SELECTED PERIOD-END
  BALANCES (MILLIONS OF
  DOLLARS)
Total assets...............  $ 18,572   $ 16,625   $ 17,995   $ 16,412   $ 15,565   $ 14,551   $ 14,162
Loans......................    12,483     11,185     11,906     10,825      9,818      8,997      8,835
Deposits...................    13,608     12,634     13,409     13,133     12,756     11,989     11,561
Long-term debt.............       596        493        574        267        228        161        223
Stockholders' equity.......     1,541      1,425      1,513      1,359      1,237      1,070        974
SELECTED FINANCIAL RATIOS
Return on average assets...      1.01%      1.38%      1.37%      1.49%      1.29%      1.12%      1.01%
Return on average common
  equity...................     12.01      15.97      16.02      17.81      16.65      15.71      14.24
Net interest margin %......      4.57       4.95       4.89       5.04       5.11       4.84       4.62
Total capital to
  risk-adjusted assets.....     12.61      13.16      13.18      13.17      13.10      11.74      11.76
Nonperforming assets as a %
  of period-end loans and
  other real estate........      0.75       0.87       0.69       0.81       1.17       1.50       1.83
Reserve for loan losses as
  a % of period-end
  loans....................      1.60       1.72       1.60       1.75       1.87       1.81       1.65
Net charge-offs as a % of
  average loans............      0.25       0.10       0.25       0.25       0.40       0.43       0.43

SELECTED CONSOLIDATED FINANCIAL DATA OF HARVEST

     The following table sets forth in summary form certain selected consolidated financial data of Harvest. The financial data included for the five years ended June 30, 1995 are derived from the audited consolidated financial statements of Harvest. This information should be read in conjunction with the financial review and consolidated financial statements of Harvest, and the related notes thereto, included in the documents incorporated by reference in and delivered with this Proxy Statement-Prospectus. See "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE". Dollars are in thousands, except per share amounts.

                                                              YEARS ENDED JUNE 30
                                              ----------------------------------------------------
                                                1995       1994       1993       1992       1991
                                              --------   --------   --------   --------   --------
INCOME SUMMARY (THOUSANDS OF DOLLARS)
Net interest revenue........................  $ 11,267   $ 10,159   $  8,888   $  8,199   $  7,184
Provision for loan losses...................       200        200        500        657        889
                                              --------   --------   --------   --------   --------
Net interest revenue after loan loss
  provision.................................    11,067      9,959      8,388      7,542      6,295
Other operating revenue.....................     1,473      1,690      2,106      1,688      1,481
Other operating expense.....................     7,259      7,448      6,620      6,358      6,295
Income before income taxes..................     5,281      4,201      3,874      2,872      1,481
Provision for income tax....................     1,867      1,512      1,214      1,058        475
                                              --------   --------   --------   --------   --------
Net income before cumulative effect of
  change in accounting principle............     3,414      2,689      2,660      1,814      1,006
Cumulative effect of change in accounting
  principle.................................        --        380         --         --         --
                                              --------   --------   --------   --------   --------
Net income..................................     3,414      3,069      2,660      1,814      1,006
                                              ========   ========   ========   ========   ========
Per common share:
  Net income-fully diluted before cumulative
     effect of change in accounting
     principle..............................  $   2.69   $   2.18   $   2.17   $   1.61   $   1.06
     Cumulative effect of change in
       accounting principle-fully diluted...        --       0.30         --         --         --
  Net Income................................      2.69       2.48       2.17       1.61       1.06
  Dividends.................................        --         --         --         --         --
SELECTED PERIOD-END BALANCES
  (THOUSANDS OF DOLLARS)
Total assets................................  $345,851   $306,709   $206,346   $271,439   $271,276
Loans.......................................   288,628    264,654    214,893    193,486    199,706
Deposits....................................   240,474    232,303    232,807    241,735    247,907
Long-term debt..............................    56,000     17,011      9,017     12,023        304
Stockholders' equity........................    22,356     18,848     15,636     11,371      9,522
SELECTED FINANCIAL RATIOS
Return on average assets before cumulative
  effect of change in accounting
  principle.................................      1.04%      0.95%      0.97%      0.67%      0.36%
Return on average assets....................      1.04       1.08       0.97       0.67       0.36
Return on average common equity before
  cumulative effect of change in accounting
  principle.................................     16.67      15.58      19.50      17.46      11.20
Return on average common equity.............     16.67      17.78      19.50      17.46      11.20
Net interest margin %.......................      3.54       3.73       3.41       3.19       2.74
Total capital to risk-adjusted assets.......     12.44      11.50      10.86      10.06       8.90
Nonperforming assets as a % of period-end
  loans and other real estate...............      0.71       0.93       1.10       0.98       1.05
Reserve for loan losses as a % of period-end
  loans.....................................      0.79       0.81       1.03       0.96       0.79
Net charge-offs as a % of average loans.....      0.02       0.11       0.04       0.07       0.02

RECENT DEVELOPMENTS

     Harvest Bank's deposits and certain of the deposits of Firstar's subsidiary banks are insured by the Savings Association Insurance Fund ("SAIF"), which is administered by the Federal Deposit Insurance Corporation ("FDIC"). The assessment rate for SAIF-insured deposits is currently 0.23%. The FDIC also administers the Bank Insurance Fund ("BIF"), which has the same designated reserve ratio as the SAIF. On August 8, 1995, the FDIC adopted an amendment to the BIF risk-based assessment schedule which lowered the deposit insurance assessment rate for most commercial banks and other depository institutions with deposits insured by the BIF, including most of Firstar's subsidiary banks, to a range of 0.31% of insured deposits for undercapitalized BIF-insured institutions to 0.04% of insured deposits for well-capitalized institutions, which constitute over 90% of BIF-insured institutions. All of Firstar's BIF-insured subsidiary banks are considered well-capitalized for purposes of this rule. This amendment would decrease Firstar's subsidiary banks' annual BIF premiums by approximately $24 million on a pre-tax basis, or $14.5 million after tax. The FDIC amendment is effective September 30, 1995. The amendment creates a substantial disparity in the deposit insurance premiums paid by BIF and SAIF members and could place SAIF-insured savings institutions and other financial institutions with SAIF-insured deposits at a significant competitive disadvantage to BIF-insured institutions.

     A number of proposals are being considered to recapitalize the SAIF in order to eliminate the premium disparity. One proposal being considered by the Treasury Department, the FDIC and the Congress provides for a one-time assessment of from 0.85% to 0.90% of insured deposits to be imposed on all SAIF-insured deposits held as of March 31, 1995. Under this proposal, the BIF and the SAIF would be merged into one fund as soon as practicable after they both reach their designated reserve ratios, but no later than January 1, 1998. It is unknown whether this particular proposal or any other proposal will be implemented or whether premiums for either BIF or SAIF members will be adjusted in the future by the FDIC or by legislative action.

     If a special assessment as described above were required, it would result, on a pro forma basis as of June 30, 1995, in a one-time charge to Harvest Bank of up to approximately $1.4 million (assuming such charge would be tax deductible), which would have the effect of reducing Harvest Bank's tangible and core capital to $20.3 million, or 5.87 percent of adjusted total assets, and risk-based capital to $21.5 million, or 10.86 percent of the risk-weighted assets. Firstar would also be subject to any special assessment of the SAIF, which could result in a one-time payment of $8.5 million under the same assumptions described above. This payment would not have a material impact on Firstar's capital ratios.

     If such a special assessment were required and the SAIF as a result was fully recapitalized, it could have the effect of reducing the deposit insurance premiums to the SAIF by SAIF-insured institutions, such as Harvest Bank and certain of Firstar's subsidiary banks, thereby increasing net income in future periods.

                              MEETING INFORMATION

GENERAL

     This Proxy Statement-Prospectus is being furnished to the shareholders of Harvest in connection with the solicitation by the Board of Directors of Harvest of proxies to be voted at the Annual Meeting of shareholders to be held on November 8, 1995, and any adjournment thereof. The purposes of the Annual Meeting and of the solicitation are to obtain approval of the Harvest shareholders of (i) the Merger Agreements, (ii) the election as directors of Harvest of three individuals nominated by the Harvest Board of Directors: Marvin
O. Becker, James P. Mulgrew and Gary C. Werths, and (iii) the appointment of KPMG Peat Marwick LLP as auditors for the 1996 fiscal year, and the transaction of such other business as may properly come before the meeting or any adjournments thereof. In addition, shareholders of Harvest may consider and vote upon the approval of the adjournment of the Annual Meeting in the event there are not sufficient votes cast in person or by proxy at the Annual Meeting to approve the Merger Agreements and the transactions contemplated thereby. Each copy of this Proxy Statement-Prospectus mailed to holders of Harvest Common Stock is accompanied by a form of proxy for use at the Annual Meeting and by the Harvest 1995 Annual Report to Shareholders. The accompanying notice of meeting and this Proxy Statement are first being mailed to shareholders on or about September 27, 1995.

DATE, PLACE AND TIME

     The Annual Meeting will be held at the Hoffman House-Midway Motor Lodge, 3100 Dodge Street, Dubuque, Iowa, on Wednesday, November 8, 1995, at 7:00 p.m. local time.

VOTING AND REVOCABILITY OF PROXIES

     Shareholders who execute proxies retain the right to revoke them at any time. Unless so revoked, the shares represented by such proxies will be voted at the Meeting and all adjournments thereof. Proxies may be revoked by written notice to David L. Horstmann, Secretary of Harvest, at 2560 Dodge Street, Dubuque, IA 52003, by filing of a later dated proxy prior to a vote being taken on a particular proposal at the Meeting or by attending the Meeting and voting in person. Proxies solicited by the Board of Directors of Harvest will be voted in accordance with the directions given therein. If an executed proxy card is returned and the shareholder has abstained from voting on any matter, the shares represented by such proxy will be considered present at the Meeting for purposes of determining a quorum and for purposes of calculating the vote, but will not be considered to have been voted in favor of such matter. If an executed proxy is returned by a broker holding shares in street name which indicates that the broker does not have discretionary authority as to certain shares to vote on one or more matters, such shares will be considered present at the meeting for purposes of determining a quorum, but will not be considered to be represented at the meeting for purposes of calculating the vote with respect to such matter. Both abstentions and broker nonvotes have the same effect as votes against the Merger Agreements and the Other Proposals. If the accompanying proxy card is properly executed and returned to Harvest in time to be voted at the Annual Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. Executed but unmarked proxies will be voted for approval and adoption of the Merger Agreements, for the Board's nominees for directors and in favor of each of the other proposals set forth in this Proxy Statement-Prospectus for consideration at the Meeting. The proxy confers discretionary authority on the persons named therein to vote with respect to the election of any person as a director where the nominee is unable to serve or for good cause will not serve, and matters incident to the conduct of the Meeting.

     The Board of Directors of Harvest does not know of any matters other than those described in the notice of the Annual Meeting that are to come before the Meeting. If any other matters are properly brought before the Meeting, one or more of the persons named in the proxy card will vote the shares represented by such proxy upon such matters as determined in their best judgment.

RECORD DATE; VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF


     The close of business on September 15, 1995, has been fixed by the Board of Directors of Harvest as the Record Date for the determination of shareholders entitled to notice of and to vote at, the Annual Meeting. On that date there were outstanding and entitled to vote 1,195,912 shares of Harvest Common Stock, of which 377,432 (31.56%) were held by directors or executive officers of Harvest. Firstar owns one share of Harvest Common Stock. Neither FCI nor any of Firstar's or FCI's directors or executive officers own any shares of Harvest Common Stock.


     Each outstanding share of Harvest Common Stock entitles the record holder thereof to one vote on all matters to be acted upon at the Meeting. The presence, in person or by proxy, of at least a majority of the total number of shares of Harvest Common Stock outstanding and entitled to vote is necessary to constitute a quorum at the Meeting. Under Iowa law, the affirmative vote of at least a majority of the total number of outstanding shares of Harvest Common Stock entitled to vote at the Meeting is required to approve and adopt the Merger Agreements. The presence, in person or by proxy, of at least a majority of the total number of shares of Common Stock outstanding and entitled to vote will be necessary to constitute a quorum at the Meeting.


     Persons and groups owning in excess of 5% of the Harvest Common Stock are required to file certain reports regarding such ownership pursuant to the Exchange Act. Based upon such reports, the following table sets forth, as of September 15, 1995, certain information as to those persons who were beneficial owners of more than 5% of the outstanding shares of Common Stock. The table also sets forth information as to the stock ownership of Harvest's Chief Executive Officer, each of the other executive officers listed in the Summary Compensation Table herein (See "OTHER PROPOSALS -- Executive Compensation), and all executive officers and directors of Harvest as a group. Management knows of no person other than those set forth below who owns more than 5% of Harvest's outstanding shares of Harvest Common Stock at September 15, 1995.



                                                                  AMOUNT AND         PERCENT OF
                                                                   NATURE OF         SHARES OF
                        NAME AND ADDRESS                          BENEFICIAL        COMMON STOCK
                      OF BENEFICIAL OWNER                          OWNERSHIP        OUTSTANDING
----------------------------------------------------------------  -----------       ------------
Harvest Savings Bank, FSB.......................................    112,092(1)           9.37%
Employee Stock Ownership Plan ("ESOP")
2560 Dodge Street
Dubuque, Iowa 52003

Gary C. Werths, Director........................................    105,672              8.84%
Harvest Savings Bank, FSB
P.O. Box 314
Galena, Illinois 61036

Samuel H. Deaver, Chairman and President........................     67,161(2)           5.47%
Harvest Savings Bank, FSB
2560 Dodge Street
Dubuque, Iowa 52003

David R. Duff, Senior Vice President............................     51,087(2)           4.19%
  and Chief Lending Officer
Harvest Savings Bank, FSB
2560 Dodge Street
Dubuque, Iowa 52003

                                                                  AMOUNT AND         PERCENT OF
                                                                   NATURE OF         SHARES OF
                        NAME AND ADDRESS                          BENEFICIAL        COMMON STOCK
                      OF BENEFICIAL OWNER                          OWNERSHIP        OUTSTANDING
----------------------------------------------------------------  -----------       ------------
David L. Horstmann, Senior Vice President.......................     53,052(2)           4.35%
  and Chief Financial Officer
Harvest Savings Bank, FSB
2560 Dodge Street
Dubuque, Iowa 52003

All Executive Officers and Directors............................    475,084(3)          36.73%
as a Group (15 persons)


---------------
(1) These shares are currently held in a suspense account for future allocation and distribution among participants as the loan used to purchase the shares is repaid. The ESOP trustee votes all allocated shares in accordance with the instructions of the participating employees. Unallocated shares and shares for which no instructions have been received are voted by the trustee at the direction of the ESOP committee of the Harvest Board of Directors.

(2) Includes 32,102, 23,080 and 23,080 shares, respectively, which may be received by Messrs. Deaver, Duff and Horstmann upon the exercise of stock options under the Harvest Option Plan. Also includes 4,477, 3,553 and 3,401 shares under Harvest Bank's ESOP which have been allocated to the accounts of Messrs. Deaver, Duff and Horstmann for which the ESOP trustee must vote in accordance with the instructions of Messrs. Deaver, Duff and Horstmann.

(3) Includes certain shares of Harvest Common Stock owned by businesses in which the director or executive officer is an officer or major shareholder, or by spouses or as a custodian or trustee for minor children, over which shares all executive officers and directors as a group effectively exercise sole or shared voting and investment power, unless otherwise indicated. Includes 97,652 shares which all executive officers and directors as a group have the right to purchase pursuant to the exercise of stock options under the Harvest Option Plan. Also includes 12,280 shares held by the ESOP which have been allocated to all executive officer participants as a group. Excludes 61,552 unallocated shares held by the ESOP for the benefit of plan participants as to which Directors Brandt, Conlon, Schmidt and Werths, in their capacity as members of the Compensation committee, may be deemed to share beneficial ownership.

VOTING AGREEMENTS

     As a condition to Firstar entering into the Merger Agreements, ten of the directors and executive officers of Harvest have entered into voting agreements with Firstar: Messrs. Becker, Brandt, Conlon, Deaver, Duff, Frommelt, Horstmann, Ruppel, Schmidt and Werths. Each Voting Agreement provides that the signing shareholder will vote all of his shares of Harvest Common Stock in favor of the Merger at the Annual Meeting and prohibits such shareholder from voting his shares in favor of any acquisition of stock or all or substantially all the assets of Harvest by, or merger or consolidation of Harvest with, any party other than Firstar or its affiliates, or exercising his dissenters' rights under the IBCA. Further, each Voting Agreement requires that each such shareholder make adequate provision to assure that his shares of Harvest Common Stock remain subject to the Voting Agreement before transferring any shares of Harvest Common Stock to a third party transferee. Each Voting Agreement terminates upon the earlier of the Effective Time of the Merger (as defined below) or any termination of the Merger Agreements. See "PROPOSED MERGER -- Effective Time of the Merger"; and "-- Termination, Amendment and Waiver."

     The Voting Agreements do not require the signing shareholders to vote in favor of the Other Proposals.

     The Voting Agreements bind the signatories thereto only in their capacity as shareholders of Harvest. Accordingly, while the directors of Harvest who sign Voting Agreements are contractually bound to vote as shareholders in favor of the Merger and against competing proposals, should any be presented, their fiduciary duties as directors nevertheless required them to act, in their capacity as directors, in the best interests of Harvest when they decided to approve and adopt the Merger Agreements and recommend that the shareholders of Harvest vote for the Merger and the Merger Agreements. The directors will continue to be bound by their fiduciary duties as directors of Harvest with respect to any decisions they may take in connection with the Merger or otherwise.


     The total number of shares of Harvest Common Stock subject to the Voting Agreements is 435,246, or 33.26% of the total shares outstanding or beneficially owned as of the Record Date and entitled to vote at the Meeting.


SOLICITATION OF PROXIES

     In addition to solicitation by mail, directors, officers, and employees of Harvest, who will not be specifically compensated for such services, may solicit proxies from the shareholders of Harvest, personally or by telephone or telegram or other forms of communication. Brokerage houses, nominees, fiduciaries, and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in sending proxy material to beneficial owners. Harvest does not anticipate that anyone will be specially engaged to solicit proxies or that special compensation will be paid for that purpose, but Harvest reserves the right to do so should it conclude that such efforts are needed. Harvest will bear its own expenses in connection with the solicitation of proxies for the Special Meeting, except that Firstar and Harvest have agreed to share equally in the expense of printing this Proxy Statement-Prospectus and the expense of all SEC and other regulatory filing fees incurred in connection therewith. See "PROPOSED MERGER -- Expenses."

     HARVEST SHAREHOLDERS ARE REQUESTED TO COMPLETE, DATE, AND SIGN THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY TO HARVEST IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE.

                                PROPOSED MERGER

     The following description of the Merger is qualified in its entirety by reference to the Merger Agreements, which are attached as Appendix B to this Proxy Statement-Prospectus and are incorporated herein by reference. All Harvest shareholders are urged to read the Merger Agreements in their entirety.

BACKGROUND OF AND REASONS FOR THE MERGER; RECOMMENDATION OF HARVEST BOARD OF DIRECTORS


     Harvest. In May 1994, Mr. Deaver, the President, Chief Executive Officer and a director of Harvest, made a proposal to Harvest's Board involving the possible reorganization of management. In response to this proposal, Harvest's Board of Directors determined that it would be appropriate to undertake a detailed review of Harvest's strategic alternatives, and to specifically examine whether the operation of Harvest as an independent entity would continue to represent the best means of maximizing long term shareholder value. Following detailed discussions in this regard, the Board concluded that in order to reach an informed decision as to which strategic alternatives would best serve the interests of Harvest's shareholders, Harvest should retain an independent financial advisor to evaluate, among other things, the financial characteristics of Harvest in light of the possible changes in the structure of management. Accordingly, in June 1994, the Board authorized the engagement of The Chicago Corporation as financial advisor to provide an analysis to the Board encompassing, among other things, (1) Harvest's prospects as an independent financial institution pursing expansion both internally and externally; (2) the impact on Harvest of certain changes in the banking industry, including then pending interstate banking legislation; (3) Harvest's prospects for growth, including by acquisition; (4) a list of prospective acquisitions; (5) an indication as to a reasonable range of values that could be expected in the event Harvest were acquired; and (6) a list of prospective acquirors. In August 1994, the Board formed a Strategic Alternatives Committee (the "Committee") to act as liaison between the Board and The Chicago Corporation, to update the Board regarding developments in Harvest's strategic evaluation process, and to facilitate that process generally.


     On July 18, 1994, The Chicago Corporation presented the Board with a detailed analysis addressing Harvest's alternatives for maximizing shareholder value. The Chicago Corporation indicated that on the basis of its evaluation of Harvest, Harvest could justify continuing its business operations on an independent basis. The Chicago Corporation further advised, however, that if another company were to offer a compelling price of $25.00 or more for each of the outstanding shares of Harvest Common Stock then the Harvest Board should seriously consider such a proposal. The Chicago Corporation was instructed to identify those companies most likely to pay the highest price in an acquisition of Harvest.

     On August 3, 1994, the Board met and discussed performing a "market check" procedure in which those companies identified by The Chicago Corporation would be contacted by The Chicago Corporation in an effort to determine their level of interest in an acquisition. The Board discussed in detail the relative merits of the institutions that The Chicago Corporation had identified, with particular emphasis on which institutions were most likely to offer Harvest shareholders the greatest value in an acquisition. Discussion also focused on how many companies should be approached. Consideration was given to, among other things, the importance of ensuring that the process resulted in an accurate indication of the price that Harvest could expect to receive in a potential acquisition, while preserving maximum confidentiality. Following detailed deliberations in this regard, the Board authorized The Chicago Corporation to perform the market check procedure by contacting three companies, including Firstar, deemed most likely to offer maximum value in an acquisition, and to determine their level of interest in such a transaction. The Chicago Corporation contacted these companies during the month of August 1994.


     In response to The Chicago Corporation's contacts, one of the potential acquirors indicated that it was not interested in pursing a transaction. After being informed of this response, on August 22, 1994 the Board authorized The Chicago Corporation to contact a fourth prospective bidder. Two of the other prospective bidders, including Firstar, indicated that due to the significant level of acquisition activity in which they were already involved, they required additional time to consider whether they would submit an indication of interest. The other (the fourth prospect contacted) submitted a preliminary indication of interest at a price of approximately $23.25.


     The Chicago Corporation informed the Committee of the foregoing responses in a telephone conference with the Committee and Harvest's special legal counsel on August 30, 1994. Several alternatives were discussed during this telephone conference, including contacting additional prospective acquirors. On the basis of its deliberations and the advice of The Chicago Corporation and legal counsel, the Committee determined that a decision to contact additional parties would be deferred until (1) The Chicago Corporation inquired of the other prospective bidders previously contacted whether, given additional time, they would reconsider submitting preliminary expressions of interest; and (2) Harvest's full Board of Directors reviewed detailed information to be furnished by The Chicago Corporation regarding certain addition prospective acquirors. The Committee then authorized The Chicago Corporation to make the inquiries of the other prospective acquirors and prepare information regarding additional prospective acquirors.

     During this telephone conference, the Committee also discussed the preliminary indication of interest of $23.25 per share. The Chicago Corporation expressed its view that such a price was inadequate and indicated its willingness to provide Harvest's Board with its written confirmation of such view. At the conclusion of its discussion in this regard, the Committee resolved to recommend to the full Board that The Chicago Corporation be authorized to contact this bidder and indicate that the price indicated in its preliminary expression of interest was inadequate.

     The Chicago Corporation then contacted three of the original four prospective acquirors, including Firstar, and inquired whether they would be interested in submitting preliminary expressions of interest, if given additional time. One of the prospective acquirors indicated that it would not be interested in pursuing a transaction regardless of the time available to it. One of the other prospective acquirors indicted that it was interested but that it would need an additional 30 to 45 days in order to assess whether to submit a preliminary indication of interest. Firstar indicated that it was interested and that it would welcome a delay of 30 to 60 days.

     On the basis of the responses received and certain additional information gathered by The Chicago Corporation regarding other prospective acquirors, The Chicago Corporation recommended to the Committee that Harvest put the market check procedure on hold for a period of 30 to 60 days. Following this period, the market check procedure would be recommenced. The Committee authorized this action subject to consideration by the full Board.

     On September 1, 1994, the Board met to consider the results of the market check procedure. The Board reviewed (1) a detailed chronology of events following The Chicago Corporation's initial and subsequent contacts with prospective acquirors prepared by special legal counsel, (2) The Chicago Corporation's financial analysis of the $23.25 preliminary indication of interest and written recommendation that the Board reject such price as inadequate, (3) detailed information regarding the outcome of The Chicago Corporation's initial and subsequent contacts with prospective acquirors, (4) financial information concerning certain other prospective acquirors prepared by The Chicago Corporation, (5) The Chicago Corporation's recommendation that the market check procedure be delayed for 30 to 60 days to allow prospective acquirors sufficient time to focus on a possible acquisition of Harvest. Detailed discussions were held in this regard, following which the Board authorized The Chicago Corporation to reject the $23.25 preliminary expression of interest as inadequate and to delay the market check procedure as recommended by The Chicago Corporation.


     In December 1994, the market check procedure was resumed and The Chicago Corporation contacted two of the prospective acquirors that had previously been contacted. One of these prospects indicated that it was not interested in pursuing a transaction at that time. The other company, Firstar, requested to meet with management of Harvest to explore the possibility of pursuing a transaction. At this meeting, held on December 9, 1994, management of Harvest met with management of Firstar and exchanged information about their respective companies. On February 6, 1995, Firstar indicated that it might be interested in pursuing an acquisition of Harvest at an estimated price range per share of Harvest Common Stock of $26.00 to $29.00, subject to, among other things, the results of a due diligence review of Harvest's business and operations.

     At a February 7, 1995 meeting of Harvest's Board of Directors, a lengthy discussion took place concerning whether Harvest's Board and management should enter into merger discussions with Firstar. A representative of The Chicago Corporation and Harvest's legal counsel were present at this meeting. The Chicago Corporation discussed the price-to-earnings and price-to-book value multiples represented by Firstar's indication of interest price range. The Chicago Corporation also discussed the effects of prevailing market conditions and other factors on these types of multiples in thrift acquisitions in recent months. Following these discussions, Harvest's Board authorized The Chicago Corporation to indicate to Firstar, on behalf of Harvest, that Harvest's Board was interested in pursuing further discussions with Firstar with the expectation that a more definitive indication of interest would follow.

     During late February and early March 1995, Firstar reviewed detailed information regarding Harvest's business and operations.


     On March 1, 1995, after considering the expected impact on Harvest's shareholders of various alternatives to structuring an acquisition, the Board authorized the President to furnish Firstar with a letter setting forth several points that the Board felt should be addressed by Firstar in the event Firstar submitted an expression of interest in acquiring Harvest. This letter was presented to Firstar at a meeting of the managements of Harvest and Firstar at which additional information regarding Harvest was provided to Firstar. Subsequently, on April 12, Firstar submitted a preliminary indication of interest reflecting a per share price of $27.00.



     On April 13, 1995, the Committee held a meeting, at which The Chicago Corporation and Harvest's legal counsel were present by telephone, so that the Committee could be informed as to the details of Firstar's preliminary expression of interest in acquiring Harvest through a stock exchange valued at $27.00 per share. Detailed discussions took place concerning the terms of the preliminary expression of interest and whether such terms were in the best interest of Harvest's shareholders. Following these discussions, the Committee determined to request authorization from the full Board to conduct discussions with Firstar and to authorize The Chicago Corporation to respond to decisions made by Harvest's full Board. Harvest's full Board met later in the day on April 13, 1995 to discuss the terms of Firstar's preliminary indication of interest. At that meeting, the Board authorized the Committee and The Chicago Corporation to continue discussions with Firstar relating to a possible merger.


     On May 25, 1995, President Deaver was contacted by an executive officer of the company that had indicated in December that it was not interested in pursing a transaction with Harvest. The officer indicated that his company was now interested in pursing such a transaction and requested the opportunity to conduct a preliminary due diligence investigation of Harvest's business and operations. Mr. Deaver, after consulting with members of the Committee as well as The Chicago Corporation and special legal counsel, indicated to the officer that Harvest was involved in negotiations with another party but would, in the interests of shareholders, accommodate the due diligence request. This party conducted preliminary due diligence from June 19, 1995 through June 23, 1995. While this party did verbally indicate a range of value of between $27.25 and $29.00 per share that it might be willing to pay for Harvest, this range was subject to completion of the due diligence review. On June 29, 1995, following its due diligence review, this party indicated that it was no longer interested in pursuing a transaction with Harvest. As a result, no written expression of interest was received from this company.

     During June and July 1995, extensive negotiations were undertaken with Firstar and its representatives concerning the terms of the proposed acquisition. These negotiations resulted in the current pricing formula, among other terms. The negotiations were delayed for approximately two weeks in early July as a result of a state regulatory issue involving the corporate form of Harvest Bank following the acquisition.

     On July 24, 1995, the Board held a special meeting attended by The Chicago Corporation and special legal counsel. The Chicago Corporation presented detailed information concerning the financial terms of the proposed Merger. After reviewing such information, The Chicago Corporation responded to questions of Board members, and then advised the Board that it was the opinion of The Chicago Corporation that the proposed Merger was fair to Harvest's shareholders from a financial point of view. Legal counsel then provided an overview of the proposed Merger and discussed in detail the terms of the updated draft of the Agreement. Legal counsel responded to questions concerning the terms of the proposal, and discussed certain procedural aspects of the Merger. After discussion and further questions and answers, the Board unanimously approved the Agreement.

     In connection with its approval of the Agreement, Harvest's Board considered, among other things: (1) the value being offered Harvest's shareholders in relation to the market value, book value and earnings per share of Harvest Common Stock; (2) information concerning the financial condition, results of operations and prospects of Firstar and Harvest, including the long-term equity growth potential of Harvest as compared to Firstar; (3) the comparative environment for financial institutions generally; (4) the compatibility of the respective business management philosophies of Harvest and Firstar; (5) the ability of Firstar to provide comprehensive financial services in relevant markets; (6) the financial terms of other recent business combinations in the local financial services industry; (7) the fact that the consideration to be received by Harvest's shareholders under the Agreement reflects a premium for Harvest Common Stock over the values at which it has traded in the marked during the last year; (8) the fact that Firstar, as a larger financial institution, has the financial resources to serve the lending and deposit needs of the local communities served by Harvest, thereby enhancing the related long term customer service potential for Harvest's customers base; and (9) the opinion of Harvest's financial advisor, The Chicago Corporation, that the consideration to be received by Harvest's shareholders is fair to such shareholders from a financial point of view. The Harvest Board concluded, in light of the above factors, that it is in the best interests of Harvest shareholders for Harvest to effect the Merger.

     FOR THE REASONS SET FORTH ABOVE, THE BOARD OF DIRECTORS OF HARVEST UNANIMOUSLY RECOMMENDS THAT HOLDERS OF HARVEST COMMON STOCK VOTE TO APPROVE THE MERGER AND THE MERGER AGREEMENTS.

     Firstar. Firstar concluded that the Merger would be in the best interests of Firstar and its shareholders. Numerous factors were considered by the Board of Directors of Firstar in approving the terms of the Merger. These factors included information concerning the financial structure, results of operations, and prospects of Firstar and Harvest; the capital adequacy of the resulting entity; the composition of the businesses of the two organizations; the overall compatibility of the management and employees of the organizations; the outlook for both organizations in the rapidly changing banking and financial services industry; the historical and current market prices of each company's stock and certain other bank holding companies whose securities are publicly traded, the relationship of the consideration to be paid in the Merger to such market prices and the book value and earnings per share of Harvest; and the financial terms of certain other recent business combinations in the financial services industry.

     The Board of Directors of Firstar believes that the expansion of Firstar's customer base and assets into the Dubuque and DeWitt-Clinton areas of Iowa will enable the new organization to realize certain economies of scale, to provide a wider and improved array of financial services to its customers and those of Harvest and to achieve added flexibility in dealing with the region's changing competitive environment. Additionally, the Board of Directors of Firstar believes that the Merger will provide the combined company with the market position and financial resources it needs to meet the competitive challenges arising from changes in the banking and financial industry.

OPINION OF FINANCIAL ADVISOR

     In June 1994, Harvest engaged The Chicago Corporation as financial advisor to provide the Board with an indication of a reasonable range of values that could be expected if Harvest were acquired, as well as analyses of Harvest's strategic alternatives and prospects under each alternative as well as the implications of those alternatives. The general alternatives were: remain independent, seek a merger partner, seek acquisitions or be acquired. The Chicago Corporation was selected as a recognized specialist in the financial services industry in general and in Midwestern thrifts in particular. The Chicago Corporation is regularly engaged in evaluations of similar businesses and in advising financial institutions with respect to mergers and acquisitions as well as raising debt and equity capital for such institutions.

     At the July 24, 1995 meeting with Harvest's Board, The Chicago Corporation delivered a written opinion that, as of such date, the financial terms of the proposed merger were fair to the Company's shareholders, from a financial point of view. That opinion was reconfirmed in writing as of the date hereof. Such opinion, as reconfirmed, is referred to herein as the "Opinion." No limitations were imposed upon The Chicago Corporation by Harvest with respect to The Chicago Corporation's analysis or on the procedures used by The Chicago Corporation in rendering the Opinion.

     The full text of the Opinion is attached as Appendix C to this Proxy Statement-Prospectus and is incorporated herein by reference. Harvest's shareholders are urged to read the Opinion in its entirety for a description of the procedures followed, assumptions made, matters considered and qualifications and limitations of the review undertaken by The Chicago Corporation in connection therewith.

     In performing its analyses, The Chicago Corporation reviewed audited and unaudited financial statements of Harvest and Firstar through June 30, 1995; reviewed certain information, including financial and other forecasts relating to the businesses, earnings, cash flow, assets and prospects of Harvest and Firstar furnished to The Chicago Corporation by Harvest and Firstar, conducted limited discussions with members of the senior managements of Harvest and Firstar concerning the business and financial prospects of the respective companies; reviewed the historical market prices and trading activity of the common stocks of Harvest and Firstar and compared both to selected other publicly traded stocks The Chicago Corporation deemed to be relevant; compared the financial performance of Harvest and Firstar to that of selected other companies deemed to be relevant; compared the proposed financial terms of merger contemplated herein with financial terms of selected other mergers and acquisitions deemed to be relevant; reviewed the Merger Agreements and all related agreements; considered the pro forma effects of the Merger on Harvest's capitalization, ratios, earnings, and book value; and performed such other financial analyses as The Chicago Corporation deemed relevant.

     In preparing the Opinion, The Chicago Corporation assumed and relied upon the accuracy and completeness of all financial and other information reviewed by it for purposes of the Opinion, and did not independently verify such information or undertake an independent evaluation or appraisal of the assets or liabilities of Harvest or Firstar nor was it furnished with any such evaluation or appraisal. The Chicago Corporation is not an expert in the evaluation of allowances for loan losses, and it has not made an independent evaluation of the adequacy of the allowance for loan losses of Harvest or Firstar nor has it reviewed any individual credit files, and it assumed that the aggregate allowances for loan losses is adequate to cover such losses. The Chicago Corporation assumed and relied upon the senior managements of Harvest and

Firstar referred to above as to the reasonableness and achievability of the financial and operating forecasts furnished by Harvest and Firstar (and the assumptions and the bases therefor). The Opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to it as of the date of the Opinion.

     THE OPINION IS DIRECTED ONLY TO THE FINANCIAL CONSIDERATION TO BE PAID HARVEST SHAREHOLDERS AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY HARVEST SHAREHOLDER AS TO HOW EACH SHAREHOLDER SHOULD VOTE AT THE MEETING, NOR DOES IT CONSTITUTE A RECOMMENDATION TO HARVEST SHAREHOLDERS WITH RESPECT TO THE ADVISABILITY OF RETAINING OR DISPOSING OF SHARES OF FIRSTAR COMMON STOCK RECEIVED PURSUANT TO THE MERGER.

     Generally, The Chicago Corporation's preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to particular circumstances. Therefore, such an opinion is not readily susceptible to summary description. Furthermore, in arriving at the Opinion, The Chicago Corporation did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, The Chicago Corporation believes that its analyses must be considered as a whole and that considering any portions of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the Opinion, In its analyses, The Chicago Corporation made assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond Harvest's control. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or value, which may be significantly more or less favorable than as set forth herein. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold.

     Net Present Value Analysis. The Chicago Corporation prepared a net present value analysis which indicated theoretical values for Harvest based on return on average assets ranging between 0.8% and 1.3% and asset growth rates ranging between 2.0% and 10.0%. The results of this analysis indicated a range of theoretical values for Harvest between $17.56 per share (0.8% return on average assets; 2.0% asset growth rate) and $36.96 per share (1.3% return on average assets; 10.0% asset growth rate). At a return on average assets ratio of 1.0%, which approximated Harvest's recent historical performance, theoretical values ranged from $21.95 (2.0% asset growth rate) to $28.43 (10.0% asset growth rate). At an asset growth rate of 8.0%, which approximated Harvest's recent historical performance, theoretical values ranged from $21.35 (0.8% return on average assets ) to $34.70 (1.3% return on average assets). The analysis assumed that the nominal value of the offer from Firstar was $27.00.

     Contribution Analysis. The Chicago Corporation prepared a contribution analysis showing the percentages of assets, deposits, tangible equity, 1994 and estimated 1995 and 1996 net income contributed to the combined company on a pro forma basis by Harvest and Firstar, and compared these percentages to the pro forma ownership of Firstar. This analysis showed that Harvest, as of March 31, 1995, would contribute 2.00% of pro forma consolidated total assets, 1.81% of deposits, 1.65 % of tangible equity, 1.35% of 1994 calendar net income and 1.45% of 1995 estimated calendar net income and 1.29% of estimated calendar 1996 net income. Based on the exchange ratio calculated on July 24, 1995, shareholders of Harvest would own approximately 1.40% of the pro forma shares of outstanding Firstar Common Stock.

     Comparable Transaction Analysis. The Chicago Corporation reviewed selected comparable merger and acquisition transactions. The following merger transactions were reviewed based on a publicly available data (the acquirer is named first and underlined, followed by the seller): First Midwest Bancorp, CF Bancorp; Pinnacle Financial, MACO Bancorp; CitFed Bancorp, Inc., PSB Holdings Corp., Mercantile Bancorp, Plains Spirit Financial; First Financial Corp, FirstRock Bancorp; CNB Bancshares, Inc., King City Federal SB; Mercantile Bancorp, UNSL Financial Corp; National City Corp, Central Indiana Bancorp; Huntington Bancshares, FirstFed Northern KY; KeyCorp, State Home SB, FSB; Standard Federal Bank, Mackinac Financial Corp; First Security SB, Security Savings Bank; First Bank System, First Financial Harvest; First Of America, LGF Bancorp; FirstMerit Corp, Great Northern Financial; Standard Federal Bank, Central

Holdings Co; Union Bancshares, First Community Federal; Peoples First Corp, First Kentucky Bancorp; First Banks, Inc., First Fed SB/Proviso;

     Transactions were selected on the basis of comparability of absolute transaction value and the perceived comparability of the markets served by the acquired institutions to those of Harvest. For the comparable transactions, the multiple of price to trailing 12 months earnings ranged from 8.03 to 20.91 with an average of 14.84. The Firstar proposed purchase price represented a multiple of price to trailing 12 months earnings through March 31, 1995 of 10.42.

     For the comparable transactions, the multiple of purchase price to tangible book value ranged from 1.12 to 2.12 with an average of 1.57. The Firstar offer to Harvest represented a multiple of price to March 31, 1995 tangible book value of 1.51.

     Financial Implications to Harvest Shareholders. The Chicago Corporation prepared an analysis of the financial implications of the Firstar offer to a Harvest shareholder. This analysis indicated that on a pro forma equivalent basis a shareholder of Harvest would achieve increases in earnings per share and per share dividends and decreases in book value per share as a result of the consummation of the Merger.

     Comparative Shareholder Returns. The Chicago Corporation presented an analysis of comparative theoretical shareholder returns for several scenarios, including Harvest remaining independent, Harvest being acquired in 1995 and Harvest being acquired in 1999. This analysis which was based on the net present value of projected dividend streams and projected 1999 common stock evaluations (using current price-to-earnings multiples), indicated total shareholder returns of 8.23% for Harvest remaining independent, 17.23% for a merger in 1999 and 21.02% based on the acceptance of the Firstar proposal in 1995.


     The Chicago Corporation also prepared an analysis of the possible pricing of a merger transaction with certain other midwest-based thrift and bank holding companies using estimated 1995 net income for Harvest and stock prices of selected companies and assuming no earning-per-share dilution for the buyer. The holding companies reviewed included: Banc One Corporation; Norwest Corporation; First Bank System, Inc.; Boatmen's Bancshares, Inc.; First of American Bank Corp.; Mercantile Bancorporation Inc.; Marshall & Ilsley Corporation; TCF Financial Corp.; First Financial Corp.; Associated Banc-Corp.; AMCORE Financial, Inc.; Hawkeye Bancorporation; Brenton Banks, Inc.; Anchor BanCorp Wisconsin; Homeland Bankshares Corp.; and First Federal Capital Corp. Given the assumptions, the analysis indicated that these companies could pay a high of $33.46 per share and a low of $22.48 per share for all of the shares of Harvest. The average price all of these companies could pay was $28.96. While these prices indicate the ability of an acquiror to pay a particular price, based on the given assumptions, they do not reflect any indications of interest or the willingness of an acquirer to pay such a price.


     Comparable Company Analysis. The Chicago Corporation compared the market price, market-to-book value and price-to-earnings multiples of Firstar Common Stock with the individual market multiples and averages of the following selected comparable companies which it deemed to be reasonably similar to Firstar in size, financial character, operating character, historical performance and/or geographic market: Banc One Corporation; Norwest Corporation; First Bank System, Inc.; Boatmen's Bancshares, Inc.; First of American Bank Corp.; Mercantile Bancorporation Inc.; Marshall & Ilsley Corporation; TCF Financial Corp.; First Financial Corp.; Associated Banc-Corp; AMCORE Financial, Inc.; Hawkeye Bancorporation; Brenton Banks, Inc.; Anchor BanCorp Wisconsin; Homeland Bankshares Corp.; and First Federal Capital Corp. This analysis indicated that Firstar Common Stock sold at a price of 1.93 times March 31, 1995, tangible book value and the comparable companies sold at an average price of 1.89 times tangible book value. Firstar Common Stock sold at a multiple of price to trailing 12 months earnings of 12.55 while the comparable group's average price-to-earnings multiple was 12.58.

     The summary of The Chicago Corporation's analysis set forth above is a fair summary thereof but does not propose to be a complete description of the presentations by the The Chicago Corporation to the Harvest Board of Directors. The Chicago Corporation believes that its analysis and the summary set forth above must be considered as a whole and that selecting a portion of such analysis, without considering all factors and analyses, could create an incomplete view of the process by which a fairness opinion is rendered. In connection with its analysis, The Chicago Corporation assumed that there would be no material adverse changes in general economic, business, market and/or regulatory conditions, all of which are beyond the control of Firstar and Harvest. The analysis performed by The Chicago Corporation is not necessarily indicative of actual values of future results, which may be significantly more or less favorable than suggested by such analysis.

     For its financial advisory services to Harvest, upon closing of the Merger The Chicago Corporation will be paid a fee of 1.25% of the total consideration to be received by the Harvest shareholders, less $25,000 already received. In addition, Harvest has agreed to reimburse The Chicago Corporation for reasonable out-of-pocket expenses incurred by it on Harvest's behalf, as well as to indemnify The Chicago Corporation against certain liabilities, including any which may arise under Federal securities laws.

TERMS OF THE MERGER


     At the Effective Time of the Merger, Harvest will merge with and into FCI, which will be the surviving corporation. The Articles of Incorporation and By-laws of FCI in effect at the Effective Time will govern the surviving corporation until amended or repealed in accordance with applicable law. At the Effective Time, each outstanding share of Harvest Common Stock, subject to statutory dissenters' rights, will be converted into the right to receive the number of shares of Firstar Common Stock (the "Exchange Ratio") that is equal to the "Price Per Share" of Harvest Common Stock (as defined below), divided by the "Market Value" of Firstar Common Stock prior to Closing (as defined below). Under the Merger Agreements, the Price Per Share is defined as follows: (a) if the Market Value of Firstar Common Stock is $34.00 or less, the Price Per Share will be $27.00, (b) if the Market Value of Firstar Common Stock is greater than $34.00 but less than $38.00, the Price Per Share will be $27.00 plus the excess Market Value over $34.00, divided by four, and (c) if the Market Value of Firstar Common Stock is $38.00 or more, the Price Per Share will be $28.00. Under the Merger Agreements, the Market Value of Firstar Common Stock is defined as the average of the closing prices, as reported on the NYSE Composite Tape, of Firstar Common Stock on the five consecutive trading days immediately preceding the trading day immediately preceding the Closing Date (the "Pricing Period").



     For example, if the Market Value of Firstar Common Stock during the Pricing Period were $32.00, the Price Per Share of Harvest Common Stock would be $27.00 and the Exchange Ratio would be .844; if such Market Value were $34.00, the Price Per Share would be $27.00 and the Exchange Ratio would be .794; if such Market Value were $36.00, the Price Per Share would be $27.50 and the Exchange Ratio would be .764; if such Market Value were $38.00, the Price Per Share would be $28.00 and the Exchange Ratio would be .737; and if such Market Value were $40.00, the Price Per Share would be $28.00 and the Exchange Ratio would be
 .700. Because the Exchange Ratio will not be fixed until the end of the Pricing Period, the number of shares or fraction of a share of Firstar Common Stock to be exchanged for each share of Harvest Common Stock in the Merger will not be determined until such time.



     Under the Merger Agreements, if the costs of certain environmental remediation by Harvest were to exceed $150,000, Firstar had the right to adjust the Exchange Ratio with the effect that the aggregate Market Value of Firstar Common Stock otherwise issuable in the Merger would have been reduced by such excess amount. Firstar has waived such right. See "Environmental Condition."


     The Merger Agreements provide that, if between the date of the Merger Agreements and the Effective Time, Firstar declares a stock dividend or distribution upon or subdivides, splits up, reclassifies or combines its shares of Firstar Common Stock or declares a dividend or makes a distribution on Firstar Common Stock of any security convertible into Firstar Common Stock, appropriate adjustment or adjustments will be made in the Exchange Ratio.

     No fractional shares of Firstar Common Stock will be issued in the Merger. Instead, Firstar will pay to each Harvest shareholder who would otherwise be entitled to a fractional share an amount of cash equal to the fraction of a share of Firstar Common Stock to which the Harvest shareholder would otherwise be entitled multiplied by the closing price per share of Firstar Common Stock at the Effective Time on the NYSE. The shares of Firstar Common Stock and shares of common stock of FCI issued and outstanding immediately prior to the Effective Time will remain issued and outstanding.

     The terms of the Merger were determined on the basis of arm's length negotiations. The pricing formula applicable to Harvest Common Stock was determined by Harvest, after consideration of the advice and recommendations of its financial advisor, The Chicago Corporation, and by Firstar. See " Opinion of Financial Advisor."

OPTIONS


     Options to purchase Harvest Common Stock ("Harvest Stock Options") are outstanding under the Harvest 1989 Stock Option Plan, as amended and restated effective January 1, 1992 ("Harvest Option Plan"). A total of 130,802 Harvest Stock Options were outstanding as of September 15, 1995, of which 115,652 were held by Harvest's directors and officers. See "OTHER PROPOSALS -- Option Grants Table;" "-- Option Exercises and Year-end Value Table." Subject to a cash election option discussed below, upon consummation of the Merger, each Harvest Stock Option that is outstanding immediately prior to the Effective Time will automatically become an option to purchase the number of shares of Firstar Common Stock (a "Firstar Stock Option") that would have been received had such option been fully exercised before the Merger. The number of shares subject to each Firstar Stock Option will be determined by multiplying the number of shares of Harvest Common Stock subject to the Harvest Stock Option by the Exchange Ratio. The exercise price per share of Firstar Common Stock will be equal to the exercise price per share of Harvest Common Stock under the Harvest Stock Option divided by the Exchange Ratio. Each Firstar Stock Option will be exercisable on the same terms and conditions as applied to the Harvest Stock Options.


     Alternatively, each holder of a Harvest Stock Option may elect to receive cash from Harvest immediately before the Merger becomes effective. The amount of cash with respect to each optioned share would be equal to the excess of the Price Per Share payable in the Merger, over the applicable option price (less any required tax withholding).

EFFECTIVE TIME OF THE MERGER


     Subject to satisfaction or waiver of all other conditions to the Merger, the closing of the Merger will take place on a date (the "Closing Date") to be specified by Firstar and Harvest which, unless both parties agree, is required to be no later than the fifth business day after the latest to occur of (i) approval of the Merger by the Federal Reserve Board, the OTS and any other applicable bank or savings and loan regulators, and (ii) the date on which the Meeting is held. If the closing does not take place then because any condition to the obligations of a party under the Merger Agreements is not met on that date, the other party may postpone the closing from time to time to any designated subsequent business day not more than ten business days after the original or postponed date on which the closing was to occur. On the Closing Date, executed Articles of Merger will be filed with the Secretary of State of the State of Iowa and the Merger will become effective upon the filing of such Articles of Merger or at such later time as is provided in the Articles of Merger (the "Effective Time"). The Closing Date is currently expected to occur in late 1995 or early 1996. See "Conditions to the Merger", and "Regulatory Approvals."


SURRENDER OF CERTIFICATES

     As soon as reasonably practicable after the Effective Time, Firstar Trust Company, or such other bank or trust company designated as exchange agent (the "Exchange Agent"), will mail to each shareholder of record of Harvest a letter of transmittal and instructions for use in effecting the surrender of such holder's Harvest Common Stock certificates for certificates representing Firstar Common Stock ("Certificates").

     HARVEST SHAREHOLDERS SHOULD NOT SEND IN THEIR STOCK CERTIFICATES UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL FORM AND INSTRUCTIONS.

     Upon surrender to the Exchange Agent of one or more certificates for Harvest Common Stock, together with a properly completed letter of transmittal, there will be issued and mailed to the holder a Certificate or Certificates to which the holder is entitled and, where applicable, a check for the amount representing any fractional share. A Certificate may be issued in a name other than the name in which the surrendered certificate is registered only if a certificate representing such Harvest Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect a transfer to the new name and by evidence that any applicable stock transfer taxes have been paid.

     All Firstar Common Stock issued pursuant to the Merger will be deemed issued as of the Effective Time. No dividends or other distributions declared or made after the Effective Time with respect to Firstar Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered certificate representing Harvest Common Stock with respect to the shares of Firstar Common Stock represented thereby, and no cash payment in lieu of fractional shares will be paid to any such holder, until the holder of record of such certificate surrenders the certificate. Subject to the effect of applicable laws, following surrender of any certificate, there will be paid to the record holder of the Certificates issued in exchange, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Firstar Common Stock and the amount of dividends or other distributions with record and payment dates after the Effective Time and before the date of such surrender and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to the whole shares of Firstar Common Stock represented by the Certificates. In no event shall the persons entitled to receive such dividends, distributions and cash in lieu of fractional shares be entitled to receive interest on the amounts payable.

CONDITIONS TO THE MERGER


     The Merger will occur only if the Merger Agreements are approved by the requisite majority vote by the shareholders of Harvest. Consummation of the Merger is subject to the satisfaction of certain other conditions unless waived to the extent waiver is permitted by applicable law. Such conditions include the following, which constitute all material conditions: (i) the receipt of all necessary regulatory approvals of the Merger, including the approvals of the Federal Reserve Board and the OTS, with no conditions that as reasonably and in good faith determined by Firstar, are not customary or would have a material adverse effect on Harvest or the benefits Firstar anticipated from the transaction; (ii) the effectiveness of the Registration Statement and the absence of a stop order suspending such effectiveness or proceedings seeking a stop order; (iii) the absence of a temporary restraining order, injunction or other order of any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger; (iv) authorization for listing on the NYSE of the shares of Firstar Common Stock issuable in the Merger; (v) the absence of any material adverse change since July 24, 1995, in the financial condition, results of operations or business of Harvest and Firstar, as the case may be, other than any changes resulting primarily by reason of changes in banking business of Harvest and Firstar; (vi) the continued accuracy of representations and warranties by Firstar and Harvest regarding, among other things, the organization of the parties, financial statements, capitalization, pending and threatened litigation, enforceability of the Merger Agreements, compliance with law, and tax matters, (vii) the number of outstanding shares of Harvest Commons Stock being no greater than 1,195,912 plus any shares issued upon exercise of the Harvest Stock Options, and (viii) the tax opinion of Foley & Lardner described in "Certain Federal Income Tax Consequences" below not having been withdrawn or materially modified. See "Termination, Amendment and Waiver," "Regulatory Approvals" and "Certain Federal Income Tax Consequences."


     In addition, unless waived, each party's obligation to effect the Merger is subject to performance by the other party of its obligations under the Merger Agreements and the receipt of certain certificates from the other party and legal opinions.

ENVIRONMENTAL CONDITION


     Under the Merger Agreements, it was a condition to Firstar's obligation to consummate the Merger that if any cleanup, removal, or other response is necessary to bring properties of Harvest Bank specified in the Merger Agreement into material compliance with environmental laws or to eliminate material liabilities relating to the properties, such environmental remediation be completed prior to closing. Satisfaction of such condition has been waived by Firstar.

REGULATORY APPROVALS

     The Merger is subject to prior approval by the Federal Reserve Board under the Bank Holding Company Act of 1956, as amended (the "BHC Act"), which requires that the Federal Reserve Board take into consideration, among other factors, the financial and managerial resources and future prospects of the respective institutions and the convenience and needs of the communities to be served. The BHC Act prohibits the Federal Reserve Board from approving the Merger if it would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States, or if its effect in any section of the country may be substantially to lessen competition or to tend to create a monopoly, or if it would in any other manner be a restraint of trade, unless the Federal Reserve Board finds that the anticompetitive effects of the Merger are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served. The Federal Reserve Board has the authority to deny an application if it concludes that the combined organization would have an inadequate capital position. Furthermore, the Federal Reserve Board must also assess the records of Harvest Bank and the depository subsidiaries of Firstar under the Community Reinvestment Act of 1977, as amended (the "CRA"). The CRA requires that the Federal Reserve Board analyze, and take into account when evaluating an application, each depository institution's record of meeting the credit needs of its local communities, including low- and moderate-income neighborhoods, consistent with safe and sound operation.


     The Merger is also subject to the prior approval of the OTS under the Home Owners Loan Act, as amended (the "HOLA"). The OTS may disapprove the Merger based on the financial and managerial resources and future prospects of Firstar and the effect of the Merger on Harvest and the insurance risk posed by the Merger to the Savings Association Insurance Fund (the "SAIF") or the Bank Insurance Fund (the "BIF") of the Federal Deposit Insurance Corporation (the "FDIC"). In determining whether to approve the Merger, the OTS may also consider the effect of the Merger on the convenience and needs of the communities to be served, including community reinvestment needs. In addition, under the HOLA, the OTS may not approve the Merger if it would result in a monopoly or have a substantial anticompetitive effect, unless the anticompetitive effect of the Merger is clearly outweighed in the public interest by the probable effect of the Merger in meeting the convenience and needs of the communities to be served.



     Firstar plans to submit a notice filing with the Federal Reserve Bank of Chicago (the "Federal Reserve Bank") and an application to the OTS in October, 1995. It is presently anticipated that the Federal Reserve Bank will act on the notice filing under delegated authority from the Federal Reserve Board by year-end 1995 and that the OTS will act on the application by late 1995 or early 1996.


     There can be no assurance that the requisite regulatory approvals will be obtained, and if such approvals are obtained, there can be no assurance as to the timing thereof.

     The Merger cannot proceed in the absence of all requisite regulatory approvals. See "Conditions to the Merger," "Effective Time of the Merger" and "Termination, Amendment and Waiver." In the Merger Agreements, Firstar and Harvest have agreed to use all reasonable efforts to take any actions necessary to obtain the requisite regulatory approvals, without any condition, as reasonably and in good faith determined by Firstar, that is not customary, or would have a material adverse effect on Harvest or the benefits of the Merger anticipated by Firstar. There can be no assurance that any regulatory approvals will not contain a condition that fails to meet these standards.

     Firstar and Harvest are not aware of any governmental approvals or actions that are required for consummation of the Merger except as described above. Should any other approval or action be required, it is presently contemplated that such approval or action would be sought. There can be no assurance that any such approval or action, if needed, could be obtained, and if such approvals or actions are obtained, there can be no assurance as to the timing thereof.

     Under the Merger Agreements, Firstar at its reasonable discretion may restructure the Merger or provide for the conversion of Harvest Bank into one or more national banks, provided that such restructuring would not affect the Merger consideration, tax treatment of the Merger, or Harvest's or Firstar's obligations under the Merger Agreements or materially impede or delay the Closing Date. If the Merger were restructured, the regulatory approval process and applicable regulators might change and there might be some immaterial delay in the Closing Date beyond what is expected under the current structure.

BUSINESS PENDING THE MERGER


     Under the Merger Agreements, Harvest is generally obligated to, and obligated to cause its subsidiaries to, operate their respective businesses only in the usual, regular and ordinary course consistent with past practices; preserve substantially intact its business organization and assets, maintain its rights and franchises, use its reasonable best efforts to retain the services of employees and maintain its relationships with customers; maintain its properties; keep in full force and effect insurance; perform obligations under material agreements; and comply with material obligations imposed by documents or laws. The Merger Agreements also provide that prior to the Effective Time, without Firstar's prior written consent, Harvest may not, and may not allow its subsidiaries to, among other things: (i) incur any material liabilities or obligations, except in the ordinary course; (ii) increase the compensation of employees, directors or officers, except in accordance with past practice or enter into or amend any employment or similar agreement with officers or directors; (iii) increase retirement benefit liabilities or enter into or modify any benefit plans, except with respect to certain bonuses and the Harvest ESOP;
(iv) change or make grants under the Harvest Option Plan or exercise any discretion under that plan to pay cash for options, except in accordance with the Merger Agreements; (v) effect any fundamental corporate acquisition or sale of assets; (vi) issue or redeem any of its capital stock, other than (A) repurchases of Harvest Common Stock for $27.00 or less per share, or (B) the issuance of Harvest Common Stock upon the exercise of Harvest Stock Options;
(vii) propose or adopt any amendments to its corporate charter or By-laws in any way adverse to Firstar; (viii) change its methods of accounting or of reporting income or deductions for federal income tax purposes; (ix) change the lending, investment, liability, management and other material policies concerning the banking business of Harvest; (x) make any additional borrowings or renew any borrowings from the Federal Home Loan Bank of Des Moines, except in the ordinary course and not above amounts that would cause such aggregate borrowings to exceed $100 million; (xi) renew, extend, cancel or surrender real property leases without prior consultation with Firstar; (xii) sell any mortgage loan servicing rights or loans with servicing rights released, except for a sale that would not have a material adverse effect on Harvest; (xiii) pay its legal counsel, tax advisor or accountants otherwise than monthly for charges billed on an hourly basis; (xiv) purchase certain high risk debt or derivative securities;
(xv) purchase any equity securities other than Federal Home Loan Bank stock; or
(xvi) make any investment that would cause Harvest Bank to fail certain qualified thrift lender tests under the HOLA or the Code.


     Harvest also agreed (i) to notify Firstar immediately if any person makes a proposal concerning a Competing Transaction, as defined below, (ii) to consult with Firstar from time to time with respect to the disposition of certain financial instruments, (iii) to cause any subsidiary that proposes to acquire real property to conduct an environmental assessment of such property and (iv) to give notice to the other parties under certain contracts as to the intended termination thereof effective upon the Merger.

     In addition, the Merger Agreements provide that, prior to the Effective Time, Harvest may not initiate, solicit or encourage, or take any other action to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any "Competing Transaction," or negotiate with any person in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize or permit any of its officers, directors, employees, financial advisor, attorney, accountant or other representative to take any such action. "Competing Transaction" means any of the following involving Harvest or any of its subsidiaries: any merger or other business combination; a sale or other disposition of a substantial portion of assets; a sale of capital stock or a right to acquire capital stock constituting more than 10% of Harvest capital stock; a tender offer or exchange offer for at least 10% of the outstanding shares of Harvest Common Stock; a solicitation of proxies in opposition to approval of the Merger by Harvest shareholders; or a public announcement of a bona fide proposal, plan or intention to do any of the foregoing. The Merger Agreements provide, however, that the Board of Directors of Harvest is not prohibited from (i) furnishing or permitting certain persons to furnish information to any party that requests information as to Harvest if the Board of Directors is complying with its fiduciary duties to shareholders and based its determination of such duties on a written opinion of counsel, or (ii) complying with Rules 14d-2 and Rule 14e-2 promulgated under the Exchange Act.

     Harvest has agreed to, through its Board of Directors, (i) unanimously recommend to its shareholders approval of the Merger Agreements; (ii) not withdraw, modify, or amend such recommendation; and (iii) use its best efforts to obtain shareholder approval. However, the Merger Agreements do not prohibit the Board of Directors of Harvest from failing to recommend such approval or withdrawing, modifying or amending its recommendation if the Board is complying with its fiduciary duty to shareholders, and the Board based its determination thereof on a written opinion of counsel.

DIVIDENDS

     Under the Merger Agreements, Harvest cannot declare or pay any dividends on, or make any other distribution in respect of its outstanding shares of stock, except cash dividends in an amount no greater than the amount of dividends the Harvest shareholders would have received on the Firstar Common Stock exchanged in the Merger in respect of each dividend declared or paid by Firstar after December 31, 1995 and before the Effective Time. The Harvest shareholders are not entitled to receive in the same calendar quarter cash dividends both as holders of Harvest Common Stock and as holders of Firstar Common Stock.

TERMINATION, AMENDMENT AND WAIVER


     The Merger Agreements provide that they may be terminated, whether before or after approval of the matters presented in connection with the Merger by the shareholders of Harvest, (i) by mutual consent of Firstar and Harvest; (ii) by either Firstar or Harvest (A) if there has been a material breach of a representation, warranty, covenant or agreement on the part of the other party set forth in the Merger Agreements or (B) if any representation or warranty of the other party shall be discovered to have become materially untrue, in either case which breach or other condition has not been cured within 30 business days following receipt by the nonterminating party of notice of such breach or other condition; (iii) by either Firstar or Harvest if any permanent injunction preventing the consummation of the Merger shall have become final and non-appealable; (iv) by either Firstar or Harvest if the Merger shall not have been consummated before June 30, 1996, for a reason other than the failure of the terminating party to comply with its obligations under the Merger Agreements; (v) by either Firstar or Harvest if the Federal Reserve Board or the OTS has denied approval of the Merger, and neither Firstar nor Harvest has, within 30 days after the entry of the order denying such approval, filed a petition seeking review of such order; (vi) by either Firstar or Harvest if the Merger Agreements and the Merger are not approved after the vote at the Annual Meeting; or (vii) by either Firstar or Harvest if anything happens that would make it impossible to materially satisfy a condition to such party's obligation to effect the Merger.


     The Merger Agreements may be amended by the parties at any time before or after approval of the matters presented in connection with the Merger by the shareholders of Harvest, but after any such approval, no amendment may be made which would adversely change the consideration to be provided to such shareholders pursuant to the Merger Agreements. At any time prior to the Effective Time, either party may, to the extent legally allowed, waive or extend the time for performance of any of the obligations of the other party, waive any inaccuracies in the representations and warranties of the other and waive compliance with any of the conditions to its obligations.

MANAGEMENT AND OPERATIONS AFTER THE MERGER

     In the Merger, Harvest will be merged into FCI and the separate corporate existence of Harvest will cease. FCI, as the surviving corporation, will continue to operate under the name "Firstar Corporation of Iowa." The officers and directors of FCI prior to the Merger will continue as officers and directors of the surviving corporation. It is currently planned that following the Merger, Harvest Bank will continue to operate as a federal savings bank, under the name "Firstar Bank Iowa, F.S.B." The Merger Agreements give Firstar the discretion, under certain circumstances, to restructure the form of the proposed acquisition such that, among other alternatives, Harvest Bank may be converted into one or more national banks before or after the

Effective Time. See "Regulatory Approvals." It is currently anticipated that the directors and executive officers of Harvest Bank, except certain officers who may leave the Bank and receive severance payments under existing agreements with the Bank, will continue as such after the Merger, with the addition of James R. Lang, President of FCI, as a director. See "Interests of Certain Persons in the Merger."


INTERESTS OF CERTAIN PERSONS IN THE MERGER


     Agreements with Officers of Harvest. In connection with the Merger and as requested by Firstar, Samuel H. Deaver, President and Chief Executive Officer of Harvest and Harvest Bank, and William A. Venema, Senior Vice President of Harvest Bank, amended their existing severance agreements with Harvest Bank. These agreements (the "Severance Agreements"), which Harvest Bank has also entered into with David R. Duff, Senior Vice President and Chief Lending Officer, and David L. Horstmann, Senior Vice President and Chief Financial Officer, provide that in the event of voluntary or involuntary termination of employment with Harvest Bank and Harvest in connection with, or within one year after, any change in control of Harvest or Harvest Bank, Messrs. Deaver, Duff and Horstmann shall be paid an amount equal to the product of 2.99 and the average annual compensation received during the five-year period immediately prior to the change in control and Mr. Venema shall be paid an amount equal to his taxable income for the calendar year preceding the change in control. "Control" generally refers to the acquisition by any person or entity of the ownership or power to vote more than 25% of Harvest Bank's or Harvest's stock, the control of the election of a majority of Harvest Bank's or Harvest's directors or the exercise of a controlling influence over the management or policies of Harvest Bank or Harvest. The Merger would be a change in control under the Severance Agreements.


     The Severance Agreements also provide that the officer may voluntarily terminate his employment within 12 months following a change in control of Harvest Bank or Harvest, and shall be entitled to receive the payment described above, upon the occurrence of any of the following events, or within 90 days thereafter, which have not been consented to in advance by the officer in writing: (i) the requirement that the officer move his personal residence, or perform his principal executive functions, outside of the metropolitan area of Dubuque, Iowa (or, in the case of Mr. Venema, Clinton, Iowa); (ii) a material reduction in the officer's base compensation as in effect on the date of a change in control or as the same may be increased from time to time; (iii) the failure by Harvest Bank to continue to provide the officer with compensation and benefits provided for under the agreement, or with benefits substantially similar to those provided to him under any of the employee benefit plans in which he participates, or the taking of any action by the bank which would directly or indirectly reduce any of such benefits or deprive him of any material fringe benefit enjoyed by him at the time of the change in control;
(iv) a material diminution or reduction in his responsibilities or authority (including reporting responsibilities) in connection with his employment with the bank.

     The Severance Agreements with Messrs. Deaver, Duff and Horstmann have terms of three years from the effective date of their restatement (July 26, 1994). Mr. Venema's Severance Agreement had, prior to the amendment discussed below, a term of one year from its effective date. On each anniversary date from the date of commencement of each agreement, the term of the agreement is extended for an additional one-year period beyond the then effective expiration date, upon a determination by the Board of Directors that the officer's performance has met the required standards and that the agreement should be extended. The end of the term of employment is referred to herein as the "Contract End Date." The aggregate payments that would be made to Messrs. Deaver, Duff, Horstmann and Venema assuming the termination of their employment under the foregoing circumstances at June 30, 1995 would be approximately $378,000, $296,000, $285,000 and $83,000, respectively.


     Mr. Horstmann plans to leave the Bank and receive the change in control severance payment under his Severance Agreement. The Severance Agreements with Messrs. Deaver and Venema were amended effective upon, and contingent upon, the Merger, so that their term will expire three years after the Effective Time. Under the amended Severance Agreements, Messrs. Deaver and Venema will continue to be paid the severance benefits described above in the event of their termination, other than for "just cause," within 12 months after a change in control (the "Initial Period"). In the event of termination, other than for just cause, after the Initial Period ends, but less than 24 months after the Effective Date, Messrs. Deaver and Venema will receive bi-weekly severance payments equal to their "base salary" (as defined in the amended agreements) and certain benefits for a period starting on the day after the date of termination and continuing until the Contract End Date. If either Mr. Deaver or Mr. Venema is terminated on or after 24 months after the Effective Date, but before the Contract End Date, he will receive bi-weekly severance payments equal to his "base salary" and benefits for six months (starting on the day after his date of termination), plus bi-weekly "bridge" payments equal to the employee's bi-weekly salary for up to another six months. "Bridge" payments cease under certain circumstances in the event a terminated employee obtains other employment. Additionally, if Mr. Deaver or Mr. Venema obtains other employment while receiving severance benefits, the remainder of the severance payments due him will be paid in a lump sum in accordance with Firstar's standard procedures.


     Under the amended Severance Agreements, Messrs. Deaver and Venema agreed to certain changes in the terms and conditions of their employment after the Merger. Additionally, after the Initial Period, Messrs. Deaver and Venema will not be able to voluntarily terminate their employment and receive severance benefits despite certain changes in the terms of their employment.


     Messrs. Deaver and Venema have also entered into non-competition agreements with Firstar which impose certain restrictions on the employees' ability to accept employment opportunities with Firstar's competitors for a period of three years after the Effective Date of the Merger.

     Under the terms of the Merger Agreements, Mr. Duff is afforded a period of 90 days from the execution of the Merger Agreement to elect whether to enter into an amendment to his Severance Agreement and non-competition agreement similar to that entered into by Messrs. Deaver and Venema, or to receive his change in control severance payment under his existing Severance Agreement.

     Indemnification of Officers and Directors. The Merger Agreements require Firstar to indemnify present and former officers and directors of Harvest (including its subsidiaries) against certain losses and other expenses in connection with claims which arise out of such persons' serving in such capacities and that pertain to matters or facts arising, existing or occurring before the Merger becomes effective. The Merger Agreements also require Firstar to maintain in effect, for six years after the Merger becomes effective, officers' and directors' liability insurance with respect to claims arising from facts or events which occurred before the Merger became effective with terms and conditions no less advantageous than the coverage currently provided by Harvest, subject to a maximum aggregate premium of $75,000.

     Options. The Merger Agreements provide that all outstanding options under the Harvest Option Plan, including options outstanding to officers and directors of Harvest, will become options to purchase the number of shares of Firstar Common Stock that would have been received had such options been fully exercised prior to the Effective Time of the Merger, subject to the option holder's right to elect to receive the cash value of the option. See "Options" and "OTHER PROPOSALS -- Option Grants Table."

     The foregoing interests of directors and members of management of Harvest in the Merger may mean that such persons have personal interests in the Merger which may not be identical to the interests of nonaffiliated shareholders.

EFFECT ON EMPLOYEE BENEFITS

     The Merger Agreements provide that Firstar will provide on or before the first day of the first calendar year that begins at least three months after the Effective Time of the Merger to each employee of Harvest or its subsidiaries the opportunity to participate in specified employee benefit plans of Firstar on a basis comparable to that of similarly situated employees of Firstar and its subsidiaries, with full credit for years of employment with Harvest for purposes of qualification and vesting. The specified plans include pension, 401(k), medical, dental, dependent care, medical expense reimbursement, group life insurance and long-term disability plans. Firstar may meet its obligations to provide benefits to Harvest's employees through continuation of Harvest's existing benefit plans until transfer of such employees to Firstar's benefit plans.

INVESTMENT AGREEMENT AND FIRSTAR OPTION

     As a condition to Firstar's willingness to enter into the Merger Agreements, Harvest agreed to grant Firstar an option to purchase up to 19.99% of the outstanding shares of Harvest Common Stock, before giving effect to the exercise of the Option. Under an Investment Agreement between Harvest and Firstar dated July 24, 1995 (the "Investment Agreement"), the Option may be exercised upon the occurrence of certain events, described below, at an exercise price of $22.00 per share. The issuance and exercise of the Option are not subject to approval by the shareholders of Harvest.

     The Option may not be sold, assigned, transferred or exercised without the written consent of Harvest, unless one of the following events ("Exercise Events") has occurred: (i) a Transaction Proposal (as defined below); or (ii) any withdrawal, modification or amendment in any respect by Harvest's Board of Directors of its approval or recommendation regarding the Merger Agreements and shareholder vote relating thereto or Harvest's Board of Directors adopting a resolution relating to any such withdrawal, modification or amendment.

     A "Transaction Proposal" means any of the following: (a) a bona fide tender offer or exchange offer for at least 25% of the then outstanding shares of any class of capital stock of Harvest made by any third party, (b) any third party shall have filed an application under the BHC Act, the HOLA, the Federal Deposit Insurance Act or the Change in Bank Control Act with respect to acquiring share of capital stock of Harvest, (c) a merger, consolidation or other business combination with Harvest or Harvest Financial is effected or agreed to by an entity or person, (d) any sale, lease, transfer, mortgage or other disposition involving a substantial part of Harvest's or Harvest Financial's consolidated assets, or any agreement to effect such a transaction, (e) the acquisition by any third party of 10% or more of the outstanding shares of any class of capital stock of Harvest or acquisition of additional shares by any entity or person currently holding 10% or more of such shares, except for certain acquisitions made pursuant to Harvest Stock Options, (f) the acquisition by any third party of beneficial ownership of 50% or more of the outstanding shares of any class of capital stock of Harvest, (g) any reclassification of the securities of, or recapitalization of, Harvest that has the effect of increasing the proportionate share of any class of equity security of Harvest that is owned by a third party, or any agreement to effect such a reclassification or recapitalization, (h) any transaction having an effect similar to those described in (a) through (g) above, or (i) a public announcement regarding a proposal, plan or intention by Harvest or a third party to effect any of the foregoing transactions; provided, however, that events described in clauses (a), (b) (e) and (i) of this definition and events described in clause (h) having an effect similar to those described in clauses (a), (b) and (e) do not constitute a "Transaction Proposal" unless either (x) the Board of Directors of Harvest takes or fails to take certain actions in connection therewith or (y) the Harvest shareholders fail to approve the Merger Agreements.

     Harvest is required to notify Firstar promptly upon the occurrence of an Exercise Event.

     Upon exercise of the Option, Firstar cannot retain consideration for shares of Harvest Common Stock in an amount greater than the aggregate exercise price for the Option plus $1.7 million.

     Subject to compliance with applicable law, included receipt of appropriate regulatory approvals, Firstar may exercise the Option in whole or in part at any time after the occurrence of an Exercise Event and prior to the expiration of the Option. The Option expires upon the earliest to occur of: (i) the Effective Time; (ii) termination of the Merger Agreements by Harvest due to a material breach by Firstar, (iii) termination of the Merger Agreements by mutual agreement, (iv) termination of the Merger Agreement upon the failure of specified conditions generally outside the control of Harvest provided that such failure has not been caused by Harvest's breach, (v) three months after termination of the Merger Agreements due to a permanent Injunction, where such termination has not been caused by Harvest's breach or preceded by an Exercise Event, or (vi) 12 months after other terminations of the Merger Agreement.

     Subject to applicable regulatory restrictions, from and after the date on which an Exercise Event occurs, in lieu of exercising the Option, Firstar may require that Harvest repurchase the Option at a price per share equal to the excess of the Market/Offer Price over $22.00. The term "Market/Offer Price" means the highest of (i) the highest price per share of Harvest Common Stock at which a tender offer or exchange officer has been made, (ii) the highest price per share of Harvest Common Stock agreed to be paid therefor by any third party pursuant to an agreement with Harvest, and
(iii) the highest last reported sale price per share for shares of Harvest Common Stock within the three-month period immediately preceding the date the holder of the Option gives notice of a required repurchase. The aggregate price that Harvest must pay to repurchase the Option cannot exceed $1.7 million.


     As a bank holding company under the BHC Act, Firstar cannot acquire more than 5% of the issued and outstanding shares of Harvest Common Stock without the prior approval of the Federal Reserve Board and certain other state and federal regulatory approvals may also be required.


     The Investment Agreement and the Option may discourage offers to acquire Harvest and are intended to increase the likelihood that the Merger will be consummated in accordance with the terms set forth in the Merger Agreements.

     To the best of Firstar's and Harvest's knowledge, no event giving rise to Firstar's right to exercise the Option has occurred as of the date of this Proxy Statement-Prospectus.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     Firstar and Harvest have received an opinion of Foley & Lardner, that the Merger will qualify as a tax-free reorganization under Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code with the consequences set forth below. Accordingly, Harvest, Firstar and FCI will recognize no gain or loss for federal income tax purposes as a result of the Merger, and no gain or loss will be recognized by any holder of Harvest Common Stock upon the receipt of Firstar Common Stock in connection with the Merger (except upon the receipt of cash in lieu of fractional shares of Firstar Common Stock). The Internal Revenue Service (the "Service") has not been asked to rule upon the tax consequences of the Merger to any person and no such request will be made. The opinion of Foley & Lardner is based upon the Code, regulations now in effect thereunder, current administrative rulings and practice, and judicial authority, all of which are subject to change. Unlike a ruling from the Service, an opinion of counsel is not binding on the Service and there can be no assurance, and none is hereby given, that the Service will not take a position contrary to one or more positions reflected herein or that the opinion will be upheld by the courts if challenged by the Service. EACH SHAREHOLDER OF HARVEST IS URGED TO CONSULT HIS OR HER OWN TAX AND FINANCIAL ADVISORS AS TO THE EFFECT OF SUCH FEDERAL INCOME TAX CONSEQUENCES ON HIS OR HER OWN PARTICULAR FACTS AND CIRCUMSTANCES AND ALSO AS TO ANY STATE, LOCAL, FOREIGN OR OTHER TAX CONSEQUENCES ARISING OUT OF THE MERGER.

     Subject to various representations, assumptions and qualifications, the opinion of Foley & Lardner provides that the following federal income tax consequences to the Harvest shareholders will result from the Merger:

          (i) Provided that the Merger of Harvest with and into FCI qualifies as a statutory merger under applicable law, the Merger will qualify as a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code, and Harvest, Firstar and FCI will each be "a party to a reorganization" within the meaning of Section 368(b) of the Code.

          (ii) No gain or loss will be recognized by the shareholders of Harvest upon the exchange of their Harvest Common Stock solely for Firstar Common Stock, pursuant to the Merger.

          (iii) A Harvest shareholder who receives cash in lieu of a fractional share interest in Firstar Common Stock in the Merger will be treated as if he or she actually received such fractional share interest which was subsequently redeemed by Firstar. Such cash will be treated as having been received as full payment in exchange for stock redeemed as provided in
     Section 302(a) of the Code. Gain or loss will be recognized upon such exchange, and will be capital gain or loss, provided that the Harvest Common Stock was a capital asset in the hands of the holder on the date of the Merger.

          (iv) A Harvest shareholder's aggregate basis in the Firstar Common Stock received pursuant to the Merger (including any fractional share interest to which he or she may be entitled) will be the same as the aggregate basis of the Harvest Common Stock surrendered.

          (v) The holding period of the Firstar Common Stock received by a Harvest shareholder pursuant to the Merger (including any fractional share interest to which he or she may be entitled) will include the period during which the Harvest Common Stock exchanged therefor was held, provided that the Harvest Common Stock surrendered was a capital asset on the date of the Merger.

     Each holder of Harvest Common Stock who properly dissents from the Merger and thereby receives cash in exchange for his or her shares of Harvest Common Stock will generally recognize gain or loss for federal income tax purposes to the extent of the difference between the aggregate amount of cash received and the aggregate amount of such shareholder's adjusted tax basis in the shares of Harvest Common Stock surrendered in exchange therefor, and such gain or loss will be treated as capital gain or loss if the stock was a capital asset in the hands of such shareholder on the date of the Merger, or ordinary income otherwise.

     Cash payments made to holders of Harvest Common Stock (other than certain exempt entities and persons), whether as cash paid in lieu of fractional shares of Firstar Common Stock or cash paid to dissenters, will be subject to a 31% backup withholding tax under federal income tax law unless certain requirements are met. Generally, the Exchange Agent will be required to deduct and withhold the tax if (i) the shareholder fails to furnish a taxpayer identification number ("TIN") to the Exchange Agent or fails to certify under penalty of perjury that such TIN is correct, (ii) the IRS notifies the Exchange Agent that the TIN furnished by the shareholder is incorrect; (iii) the IRS notifies the Exchange Agent that the shareholder has failed to report interest, dividends or original issue discount in the past; or (iv) there has been a failure by the shareholder to certify under penalty of perjury that such shareholder is not subject to such backup withholding tax. Any amounts withheld by the Exchange Agent in collection of the backup withholding tax will reduce the federal income tax liability of the shareholder from whom such tax was withheld. The TIN of an individual shareholder is that shareholder's Social Security number.

     THE FOREGOING IS ONLY A GENERAL DESCRIPTION OF CERTAIN ANTICIPATED FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER FOR SHAREHOLDERS WHO ARE CITIZENS OR RESIDENTS OF THE UNITED STATES AND WHO HOLD THEIR SHARES AS CAPITAL ASSETS, WITHOUT REGARD TO THE PARTICULAR FACTS AND CIRCUMSTANCES OF THE TAX SITUATION OF EACH SHAREHOLDER OF HARVEST. IT DOES NOT DISCUSS ALL OF THE CONSEQUENCES THAT MAY BE RELEVANT TO SHAREHOLDERS OF HARVEST ENTITLED TO SPECIAL TREATMENT UNDER THE CODE (SUCH AS INSURANCE COMPANIES, DEALERS IN SECURITIES, EXEMPT ORGANIZATIONS OR FOREIGN PERSONS). THE SUMMARY SET FORTH ABOVE DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OF ALL POTENTIAL TAX EFFECTS OF THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENTS OR THE MERGER ITSELF. NO INFORMATION IS PROVIDED HEREIN WITH RESPECT TO THE TAX CONSEQUENCES, IF ANY, OF THE MERGER UNDER STATE, LOCAL OR FOREIGN TAX LAWS.

ACCOUNTING TREATMENT

     Firstar's acquisition of Harvest will be treated as a purchase for accounting purposes.

EXPENSES

     Firstar and Harvest have agreed to share equally in the expense of printing this Proxy Statement-Prospectus.

     Except as provided above, the Merger Agreements provide, in general, that Firstar and Harvest will each pay its own expenses in connection with the Merger and the transactions contemplated thereby, including fees and expenses of its own accountants and counsel. For information with respect to financial advisory fees incurred in connection with the Merger, see "Opinion of Financial Advisor."

RESALE OF FIRSTAR COMMON STOCK

     The shares of Firstar Common Stock to be issued in connection with the Merger to shareholders of Harvest have been registered under the Securities Act of 1933, as amended (the "Securities Act"), and may be freely traded by shareholders of Harvest who, at the Effective Time, are not "affiliates" of Harvest (and are not affiliates of Firstar at the time of the proposed resale). Each affiliate of Harvest has delivered to Firstar a written undertaking to the effect that he or she will not sell or dispose of the Firstar Common Stock acquired by him or her in connection with the Merger other than in accordance with the Securities Act, except under (i) a separate registration statement for distribution (which Firstar has not agreed to provide), (ii) Rule 145 promulgated thereunder by the Commission, or (iii) pursuant to some other exemption from registration.

RIGHTS OF DISSENTING SHAREHOLDERS

     Under provisions of Division XIII of the IBCA, and in accordance with the procedures set forth in Part B thereof, a copy of which is attached to this Proxy Statement-Prospectus as Appendix A, any holder of record or beneficial holder of Harvest Common Stock has the right to dissent from the Merger and demand payment of the fair value of his or her shares in cash. Any shareholder who wishes to assert dissenters' rights must file a written notice of his intent to demand payment with Harvest Financial Corp., Attention: Secretary, 2560 Dodge Street, Dubuque, Iowa 52003, before the vote on the Merger Agreements is taken at the Meeting and must refrain from voting in favor of the Merger Agreements. A PROXY OR VOTE AGAINST THE MERGER AGREEMENTS WILL NOT, BY ITSELF, BE REGARDED AS A WRITTEN NOTICE OF INTENT TO DEMAND PAYMENT FOR PURPOSES OF ASSERTING DISSENTERS' RIGHTS.

     A record holder of Harvest Common Stock may assert dissenters' rights as to fewer than all shares registered in that shareholder's name only if the holder dissents with respect to all shares beneficially owned by any one person and notifies Harvest in writing of the name and address of each person on whose behalf the shareholder asserts dissenters' rights.


     A beneficial shareholder may assert dissenters' rights as to shares held on the shareholder's behalf only if, in addition to meeting the other requirements to dissent, the beneficial shareholder (i) submits to Harvest the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights and (ii) asserts dissenters' rights with respect to all shares of which such shareholder is the beneficial shareholder or over which that beneficial shareholder has power to direct the vote.


     If the Merger Agreements are approved by the requisite vote of holders of Harvest Common Stock, Harvest is required to send a notice to all dissenting shareholders containing a form for demanding payment and payment demand and certificate surrender information (the "Dissenters' Notice") within 10 days after such approval. The date (the "Payment Demand Date") specified by Harvest for receiving payment demand (the "Payment Demand") from dissenting shareholders will be not less than 30 nor more than 60 days after the date on which the Dissenters' Notice was sent. Upon receipt of the Dissenters' Notice, each dissenting shareholder must return his or her Payment Demand and certificates no later than the Payment Demand Date as provided in the notice and certify whether he or she acquired beneficial ownership of the shares prior to the first public announcement of the terms of the Merger on July 24, 1995.

     Upon effecting the Merger within 60 days after the Payment Demand Date, Harvest will pay each dissenting shareholder who properly complied with the statutory requirements the amount that Harvest estimates to be the fair value of such dissenting shareholder's shares, plus accrued interest from the Effective Time.

     If the Merger is not effected within 60 days of the Payment Demand Date, Harvest will return all deposited certificates to any dissenting shareholders. If the Merger is thereafter effected, Harvest will send a new Dissenters' Notice within 10 days of effecting the Merger and repeat the payment demand procedures.

     If any dissenter is dissatisfied with Harvest's payment or offer, as the case may be, such dissenting shareholder may notify Harvest in writing of his or her own estimate of the fair value of his or her shares and the amount of interest due and demand payment of such estimate. This demand must be made by the dissenting shareholder within 30 days after Harvest made or offered payment for the dissenter's shares. Harvest may either accept such dissenting shareholder's estimate of fair value or commence a proceeding in the Iowa District Court of Dubuque County to determine the fair value of the shares of all dissenting shareholders whose own estimates of fair value are not accepted by Harvest.

     In the event any holder of Harvest Common Stock fails to perfect his or her rights to dissent by failing to comply strictly with the applicable statutory requirements, the shareholder will be bound by the terms of the Merger Agreements and will not be entitled to payment for his shares under the IBCA. Any holder of Harvest Common Stock who wishes to object to the transaction and demand payment in cash for his or her shares should consider consulting his or her own legal advisor.

     Because an executed proxy relating to Harvest Common Stock on which no voting direction is made will be voted at the Harvest Annual Meeting in favor of the Merger Agreements, a dissenting shareholder who wishes to have his or her shares of Harvest Common Stock represented by proxy at the Harvest Annual Meeting but preserve dissenters' rights must mark the proxy card either to vote against the Merger Agreements or to abstain from voting thereon, in addition to the foregoing requirements.

     The foregoing, while a summary of all material provisions of Part B of Division XIII of the IBCA, is qualified in its entirety by reference to the text of such statutory provisions, which is set forth in Appendix A.

                       COMPARATIVE RIGHTS OF SHAREHOLDERS

     Harvest is incorporated under the laws of the state of Iowa, and Firstar is incorporated under the laws of the state of Wisconsin. Shareholders of Harvest, whose rights are governed by Harvest's Articles of Incorporation and By-laws and by the IBCA, will, on consummation of the Merger, become shareholders of Firstar. Their rights as Firstar shareholders will then be governed by Firstar's Restated Articles of Incorporation and By-laws and by the Wisconsin Business Corporation Law (the "WBCL"). The following is a summary of the material differences between the rights of shareholders of Harvest and the rights of shareholders of Firstar.

CAPITAL STOCK

     The Articles of Incorporation of Harvest authorize the Board of Directors of Harvest to issue up to 4,000,000 shares of common stock, $1.00 par value, and 1,000,000 shares of "Serial Preferred Stock". Harvest's Board of Directors may, without shareholder approval, provide for the issuance of Serial Preferred Stock in series and determine the relative rights and preferences of such stock. As of
September   , 1995, 1,195,912 shares of Harvest Common Stock were issued and outstanding. No shares of Serial Preferred Stock are issued or outstanding.

     The Restated Articles of Incorporation of Firstar authorize the Board of Directors of Firstar to issue up to 120,000,000 shares of common stock, $1.25 par value, 2,500,000 shares of preferred stock, $1.00 par value, and 38,775 shares of Series D Convertible Preferred Stock, no par value. The Board of Directors may establish the relative rights and preferences of preferred stock issued in the future without shareholder action and issue such stock in series. Firstar issued 38,775 shares of Series D Convertible Preferred Stock on January 31, 1995. Firstar has reserved 600,000 shares of Series C Preferred Stock for issuance upon exercise of the Preferred Share Purchase Rights, as described below. Firstar has certain warrants outstanding to permit the purchase of 174,758 shares of Firstar Common Stock.

PREFERRED SHARE PURCHASE RIGHTS

     Firstar has adopted a Shareholder Rights Plan, pursuant to which each share of Firstar Common Stock entitles its holder to one-half of a Preferred Share Purchase Right. Under certain conditions, each Right entitles the holder to purchase one one-hundredth of a share of Firstar's Series C Preferred Stock at a price of $85, subject to adjustment. Recipients of Firstar Common Stock in connection with the Merger will also receive one-half a Right per share of Firstar Common Stock. The description of the terms of the Rights Plan is set forth in a Rights Agreement dated as of January 19, 1989 (the "Rights Agreement"), between Firstar and Firstar Trust Company, as Rights Agent. The description of the Rights contained herein is qualified in its entirety by reference to the Rights Agreement. The Rights will only be exercisable if a person or group has acquired, or announced an intention to acquire, 20% or more of the outstanding shares of Firstar Common Stock. Under certain circumstances, including the existence of a 20% acquiring party, each holder of a Right, other than the acquiring party, will be entitled to purchase at the exercise price Firstar Common Stock having a market value of two times the exercise price. In the event of the acquisition of Firstar by another company subsequent to a party acquiring 20% or more of the Firstar Common Stock, each holder of a Right is entitled to purchase the acquiring company's common shares having a market value of two times the exercise price. The Rights may be redeemed at a price of $.01 per Right prior to the existence of a 20% acquiring party, and thereafter may be exchanged for one share of Firstar Common Stock per Right prior to the existence of a 50% acquiring party. The Rights will expire on January 19, 1999. The Rights do not have voting or dividend rights, and until they become exercisable, have no dilutive effect on the earnings of Firstar. Under the Rights Agreement, the Board of Directors of Firstar may reduce the thresholds applicable to the Rights from 20% to not less than 10%.

     Harvest has no shareholder rights plan.

DISSENTERS' RIGHTS

     Under the IBCA, a dissenting shareholder of a corporation is entitled to receive payment of the fair value of such shareholder's stock in the event of a merger or share exchange upon which the shareholder is entitled to vote, a sale or exchange of all or substantially all of the property of the corporation or certain amendments to the corporation's Articles of Incorporation. Harvest shareholders are entitled to assert such rights in connection with this transaction. See "PROPOSED MERGER -- Rights of Dissenting Shareholders."

     Under the WBCL, a shareholder of a corporation is generally entitled to receive payment of the fair value of such shareholder's stock if such shareholder dissents from a proposed merger or share exchange or a sale or exchange of all or substantially all of the property and assets of the corporation. However, dissenters' rights are not available to holders of shares, such as shares of Firstar Common Stock, which are registered on a national securities exchange or quoted on the Nasdaq National Market on the record date fixed to determine shareholders entitled to notice of the meeting at which shareholders are to vote on the proposed corporation action. Firstar Common Stock is listed on the NYSE and the Chicago Stock Exchange.

ACCESSIBILITY; POTENTIAL LIABILITY FOR WAGES

     Firstar Common Stock is subject to possible assessment in certain circumstances. Section 180.0622(2)(b) of the WBCL provides that shareholders of Wisconsin corporations are personally liable to an amount equal to the par value of shares owned by them (and to the consideration for which shares without par value were issued) for debts owing to employees of the corporation for services performed for such corporation, but not exceeding six months' service in any one case. The liability imposed by the predecessor to this statute was interpreted in a trial court decision to extend to the original issue price for shares, rather than the stated par value. Although affirmed by the Wisconsin Supreme Court, the case offers no precedential value due to the fact that the decision was affirmed by an equally divided court. Firstar Common Stock is not otherwise subject to call or assessment.

     Shares of stock of lowa corporations are nonassessable under the IBCA. The IBCA does not impose personal liability on holders of Harvest Common Stock for debts owing to employees or otherwise.

TAKEOVER STATUTES AND ANTITAKEOVER PROVISIONS IN HARVEST'S ARTICLES OF INCORPORATION

     Wisconsin law regulates a broad range of "business combinations" between a Wisconsin corporation and an "interested shareholder." Wisconsin law defines a "business combination" as including a merger or a share exchange, sale of assets, issuance of stock or rights to purchase stock and certain related party transactions. An "interested shareholder" is defined as a person who beneficially owns, directly or indirectly, 10% of the outstanding voting stock of a corporation or who is an affiliate or associate of the corporation and beneficially owned 10% of the voting stock within the last three years. In certain cases, Wisconsin law prohibits a corporation from engaging in a business combination with an interested shareholder for a period of three years following the date on which the person became an interested shareholder, unless (i) the board of directors approved the business combination or the acquisition of the stock prior to the acquisition date, (ii) the business combination is approved by a majority of the outstanding voting stock not owned by the interested shareholder, (iii) the consideration to be received by shareholders meets certain requirements of the statute with respect to form and amount or (iv) the business combination is of a type specifically excluded from the coverage of the statute.

     Section 180.1150 of the WBCL provides that in particular circumstances the voting of shares of a Wisconsin "issuing public corporation" (a Wisconsin corporation which has at least 100 Wisconsin resident shareholders, 500 or more shareholders of record and total assets exceeding $1 million) held by any person in excess of 20% of the voting power is limited to 10% of the full voting power of such excess shares. Full voting power may be restored under Section 180.1150 if a majority of the voting power of shares represented at a meeting, including those held by the party seeking restoration, are voted in favor of such restoration.

     In addition, the WBCL sets forth certain fair price provisions which govern mergers and share exchanges with, or sales of substantially all a Wisconsin issuing public corporation's assets to, a 10% shareholder, mandating that any such transaction meet one of two requirements. The first requirement is that the transaction be approved by 80% of all shareholders and two-thirds of "disinterested" shareholders, which generally exclude the 10% shareholder. The second requirement is the payment of a statutory fair price, which is intended to insure that shareholders in the second step merger, share exchange or asset sale receive at least what shareholders received in the first step.

     Further, the WBCL requires shareholder approval for certain transactions in the context of a tender offer or similar action for in excess of 50% of a Wisconsin corporation's stock. Shareholder approval is required for the acquisition of more than 5% of the corporation's stock at a price above market value, unless the corporation makes an equal offer to acquire all shares. Shareholder approval is also required for the sale or option of assets which amount to at least 10% of the market value of the corporation, but this requirement does not apply if the corporation meets certain minimum outside director standards.

     The IBCA includes no provisions comparable to those described above. However, Harvest's Articles of Incorporation contain an antitakeover provision similar to the business combination statute found in the WBCL.

     Article XII of Harvest's Articles of Incorporation requires the approval of the holders of (i) at least 80% of Harvest's outstanding shares of voting stock, and (ii) at least two-thirds of Harvest's outstanding shares of voting stock, not including shares held by a "Related Person," to approve certain "Business Combinations" as defined therein. Under Iowa law, absent this provision, Business Combinations, including mergers, consolidations and sales of substantially all of the assets of Harvest must, subject to certain exceptions, be approved by the vote of the holders of a majority of the outstanding shares of Harvest Common Stock. Article XII requires the approval of the shareholders in accordance with the increased voting requirements in connection with any such transaction involving a "Related Person," except in cases where the proposed transaction has been approved in advance by a majority of those members of Harvest's Board of Directors who were directors prior to the time when the Related Person became a Related Person. The term "Related Person" is defined to include any individual, corporation, partnership or other entity which together with its affiliates owns beneficially or controls, directly or indirectly, 10% or more of the outstanding shares of Harvest Common Stock. The provisions of
Article XII apply to any "Business Combination" which is defined as (i) any merger, or consolidation of Harvest or a subsidiary of Harvest with or into any Related Person; (ii) any sale, lease, exchange, transfer, or other disposition, including without limitation, a mortgage, or any other security device, of all or a substantial part of the assets of Harvest or of a subsidiary to any Related Person (the term "substantial part" is defined to include more than 25% of Harvest's total assets); (iii) any sale, lease, exchange, transfer or other disposition of all or any substantial party of the assets of a Related Person to Harvest or a subsidiary of Harvest; (iv) the issuance of any securities of Harvest or a subsidiary of Harvest to a Related Person; (v) any reclassification of the Harvest common Stock, or any recapitalization involving the Harvest Common Stock; and (vi) any agreement, contract or other arrangement providing for any of the foregoing transactions.

CONSIDERATION OF NONSHAREHOLDER INTERESTS

     Article XIII of Harvest's Articles of Incorporation requires the Board of Directors, in evaluating a Business Combination or a tender or exchange offer, to consider, in addition to considering the effects of the transaction on shareholders and the adequacy of the amount to be paid in connection with any such transaction, all of the following factors and any other factors which it deems relevant: (i) the effects of the transaction on Harvest's employees, suppliers, creditors, and loan and other customers; (ii) the effects of the transaction on the communities in which Harvest operates; and (iii) the long-term as well as short-term interests of Harvest and its shareholders, including the possibility that these interests may be best served by the continued independence of Harvest.

     Under the WBCL, in discharging his or her duties to a Wisconsin corporation and in determining what he or she believes to be in the best interests of the corporation, a director or officer of the corporation may consider the effects of an action on employees, customers and communities in which the corporation operates, among other facts. The WBCL does not limit this provision to Board action involving a business combination or tender or exchange offer proposal.

DIRECTORS

     The Board of Directors of Harvest is divided into three classes as nearly equal in number as possible, with the directors in each class serving staggered three-year terms. At each annual meeting of Harvest's shareholders, the successors to the class of directors whose term expires at the time of such meeting are elected by a majority of the votes cast, assuming a quorum is present. Any director may be removed, at any time, but only for cause, by the affirmative vote of the holders of not less than 80% of all the shares of stock outstanding and entitled to vote generally in the election of directors that are cast at a meeting of shareholders called for that purpose.

     The Board of Directors of Firstar is also divided into three classes as nearly equal in number as possible, with the directors in each class serving staggered three-year terms. At each annual meeting of Firstar's shareholders, the successors to the class of directors whose term expires at the time of such meeting are elected by a majority of the votes cast, assuming a quorum is present. A director of Firstar may be removed, with or without cause, only by the affirmative vote of not less than 75% of the then issued and outstanding shares taken at a meeting of shareholders called for that purpose.

LIABILITY OF DIRECTORS; INDEMNIFICATION

     In accordance with the IBCA, Harvest has indemnified its directors, officers, employees and agents against liabilities arising because the indemnified individual is or was serving in such capacity if the individual acted in good faith, reasonably believed his or her conduct was in the corporation's best interests (or in certain cases at least not opposed to the corporation's best interests) and, in the case of any criminal proceeding, the individual had no reasonable cause to believe the individual's conduct was unlawful. However, under the IBCA a corporation cannot indemnify a director or officer in connection with a proceeding or in the right of the corporation in which the director or officer was adjudged liable to the corporation or in connection with any other proceeding charging improper personal benefit in which the individual was adjudged liable on the basis that personal benefit was improperly received. Further, the IBCA allows a corporation to insert a provision in its Articles of Incorporation, eliminating or limiting the personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except that the provision cannot eliminate or limit the liability of a director for breach of the director's duty of loyalty to the corporation or its shareholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for a transaction from which the director derives an improper personal benefit, or with respect to liability relating to a distribution to shareholders made in violation of law. Harvest's Articles of Incorporation eliminate personal liability under this provision.

     Under Firstar's By-laws and the WBCL, Firstar indemnifies its directors and officers against liability incurred by the director or officer in a proceeding to which the indemnified person was a party because he or she is a director or officer, unless liability was incurred because a director or officer breached or failed to perform a duty that he or she owes to the corporation and the breach or failure constitutes a willful failure to deal fairly with the corporation or its shareholders in connection with a matter in which the director or officer has a material conflict of interest, a violation of criminal law (unless the director or officer had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful), a transaction from which the director or officer derived an improper personal benefit or willful misconduct. In addition, under the WBCL, a director of Firstar is not liable to the corporation, its shareholders or any person asserting rights on behalf of the corporation or its shareholders for liabilities arising from a breach of, or failure to perform, any duty resulting solely from his or her status as a director, unless the person asserting liability proves that the breach or failure to perform constitutes any of the circumstances under which indemnification would not be provided.

AMENDMENT OF CORPORATE CHARTER

     Under the WBCL, the Board of Directors can establish conditions for the amendment of the Articles of Incorporation (e.g., super-majority vote, no more than a given percentage dissent, etc.). The WBCL provides that certain significant amendments to the Articles of Incorporation, but not all amendments, must be approved by the shareholders in addition to approval by the Board of Directors. The vote of shareholders needed to approve an amendment depends in part on the voting groups entitled to vote separately on the amendment. Generally, the WBCL provides that, if a quorum exists, action on a matter other than the election of directors is approved if the votes cast within the voting group favoring the action exceed the votes cast opposing the action, unless the Articles of Incorporation or the WBCL require a greater number of affirmative votes. Firstar's Restated Articles of Incorporation require the affirmative vote of not less than 75% of the outstanding shares entitled to vote for directors to amend provisions of the Restated Articles relating to the Board of Directors.

     Article XVII of Harvest's Articles of Incorporation provides that specified provisions contained in the Articles of Incorporation may not be repealed or amended except upon the affirmative vote of the holders of not less than 80% of the outstanding shares of Harvest's stock entitled to vote generally in the election of directors. This requirement exceeds the majority vote of the outstanding stock that would otherwise be required by Iowa law for the repeal or amendment of a provision in the Articles of Incorporation. The specific provisions covered by Article XVII are (i) Article VII governing the calling of special meetings of shareholders and the absence of cumulative voting rights,
(ii) Article VIII requiring written notice to Harvest of nominations for the election of directors and new business proposals, (iii) Article IX governing the number of Harvest's directors, the filling of vacancies on the Board of Directors and classification of the Board of Directors, (iv) Article X providing the mechanism for removing directors, (v) Article XII governing the requirement for the approval of certain Business Combinations with a Related Person, (vi)
Article XIII regarding the Board of Director's consideration of certain nonmonetary factors in evaluating Business Combinations with Harvest, (vii)
Article XIV providing for the indemnification of directors, officers, employees and agents of Harvest, (viii) Article XV limiting the liability of the directors and officers of Harvest for breaches of fiduciary duty under certain circumstances, and (ix) Articles XVI and XVII governing the required shareholder vote for amending the Articles of Incorporation and By-laws of Harvest. This provision is intended to prevent the holders of less than 80% of the outstanding stock of Harvest from circumventing any of the foregoing provisions by amending the Articles of Incorporation to delete or modify one of such provisions. This provision would enable the holders of more than 20% of Harvest's voting stock to prevent amendments to Harvest's Articles of Incorporation or By-laws even if the amendments were favored by the holders of a majority of the voting stock.

                                OTHER PROPOSALS

PROPOSAL TWO -- ELECTION OF DIRECTORS

     Harvest's Board of Directors is composed of ten members. Harvest's Articles of Incorporation require that directors be divided into three classes, as nearly equal in number as possible, each class to serve for a three year period, with approximately one-third of the directors elected each year. The Board of Directors has nominated Marvin O. Becker, James P. Mulgrew and Gary C. Werths, all of whom are currently members of the Board, to serve as directors for a three-year period.

     If any nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such substitute as the Board of Directors may recommend or the size of the Board may be reduced to eliminate the vacancy. At this time, the Board knows of no reason why any nominee might be unavailable to serve.


     Under Harvest's By-laws, directors shall be elected by a plurality of the votes cast by shareholders at the Meeting.


     Unless otherwise specified on the proxy, it is intended that the persons named in the proxies solicited by the Board will be voted for the election of the named nominees.

                        NOMINEES FOR BOARD OF DIRECTORS

     The following table sets forth the names of the Board's nominees for election as directors of Harvest and of those directors who will continue to serve as such after the Meeting. Also set forth is certain other information with respect to each person's age, the year he first became a director of Harvest, the expiration of his term as a director, and the number and percentage of shares of the Common Stock beneficially owned. With the exception of Messrs. Schmidt and Werths, who were elected by the Board of Directors in June 1990, all such persons were initially appointed as directors in 1989 in connection with the incorporation and organization of Harvest.

                                                                                    SHARES OF
                                                                                  COMMON STOCK
                                              YEAR FIRST                          BENEFICIALLY
                               AGE AT         ELECTED AS     CURRENT TERM           OWNED AT            PERCENT
           NAME             JUNE 30, 1995      DIRECTOR       TO EXPIRE       SEPTEMBER   , 1995(1)     OF CLASS
--------------------------  -------------     ----------     ------------     ---------------------     --------
                                   BOARD NOMINEES FOR TERMS TO EXPIRE IN 1998
Marvin O. Becker..........        65             1989            1995                 26,620              2.23%
James P. Mulgrew..........        59             1989            1995                 16,718(2)           1.39%
Gary C. Werths............        57             1990            1995                105,672(3)           8.84%
                                         DIRECTORS CONTINUING IN OFFICE
Samuel H. Deaver..........        48             1989            1996                 67,161(4)           5.47%
Stephen V. Reisdorf.......        51             1989            1996                 16,078              1.34%
Phillip A. Ruppel.........        52             1989            1996                 30,532(2)           2.55%
Robert L. Schmidt.........        58             1990            1996                 33,206(3)           2.78%
Paul C. Brandt............        51             1989            1997                 18,828(2)(3)        1.57%
Michael J. Conlon.........        59             1989            1997                 18,754(2)(3)        1.56%
Robert J. Frommelt........        60             1989            1997                 30,334(2)           2.53%

---------------

(1) Includes certain stock owned by businesses in which the director is an officer or major shareholder, or by spouses or as a custodian or trustee for minor children, over which shares the named individual effectively exercises sole or shared voting and investment power, unless otherwise indicated.

(2) Includes 3,278 shares of Common Stock which may be received upon the exercise of stock options under the Harvest Option Plan, as amended.

(3) Excludes 61,552 unallocated shares held by the ESOP as to which the individual may be deemed to share beneficial ownership in his capacity as a member of the committee administering the ESOP.

(4) Includes 32,102 shares of Common Stock which may be received upon the exercise of stock options under Harvest's 1989 Stock Option Plan, as amended. Also includes 4,477 shares under Harvest Bank's ESOP which have been allocated to Mr. Deaver's account which the ESOP trustee must vote in accordance with Mr. Deaver's instructions.

     The principal occupation of each director of Harvest for the last five years is set forth below.

     MARVIN O. BECKER has been a director of Harvest Bank since January 1983 and served as the Chairman of the Board of Directors until July 1992. Mr. Becker currently serves as Chairman of the Board of Harvest and is responsible for implementing and monitoring policies and procedures established by the Board of Directors. Mr. Becker had been employed by Flexsteel Industries, an upholstered furniture manufacturer which is the fifth largest employer in Dubuque, for 39 years, and served as Treasurer and Assistant Secretary for 23 years and thereafter served as Senior Vice President of Finance and Secretary. He retired as Senior Vice President of Finance and Secretary on March 31, 1995. Mr. Becker currently is doing consulting work.

     JAMES P. MULGREW was elected to Harvest Bank's Board of Directors in July 1987. Mr. Mulgrew is currently President and Chairman of the Board of Mulgrew Oil Company, a petroleum distributor in Dubuque, which is celebrating its 102nd year in business this year. Mr. Mulgrew has been associated with Mulgrew Oil Company for 43 years and has been the principal owner since 1981. Mr. Mulgrew has been Chairman of the Loras Annual Fund Drive and the Wahlert Annual Appeal and is a member of the Boards of St. Stephens Food Bank and Pastoral Marriage Counseling Service. Mr. Mulgrew has served as President of the Petroleum Marketers of Iowa.

     GARY C. WERTHS was elected to the Board of Directors of Harvest Bank and Harvest in June 1990. Mr. Werths, a private investor, was a founding director and past 13D shareholder of the Central West End Savings Bank, St. Louis, Missouri, a partner of Consolidated Financial Investments, St. Louis, and past 13D shareholder of City Bank, St. Louis. Mr. Werths has also served as Chairman of the St. Louis Art Museum Zoo and the Museum of Natural Science Commission.

     SAMUEL H. DEAVER has been affiliated with Harvest Bank since 1977 and was elected to the Board of Directors in 1987 and President and Chief Executive Officer in 1988. In July 1992, Mr. Deaver was named Chairman of the Board of Harvest Bank. Since joining the bank, Mr. Deaver has served in numerous positions ranging from Assistant Vice President to Executive Vice President/Chief Operating Officer, the position held immediately prior to his election as President. In these capacities, Mr. Deaver was involved in a broad range of bank's activities. As President and Chief Executive Officer, Mr. Deaver is responsible for planning, directing and controlling bank's operations and activities. Mr. Deaver is past Chairman of the Board of Directors of the Iowa League of Savings Institutions and is a member of the America's Community Bankers Government Affairs Steering Committee. Mr. Deaver is also a member of the Board of Directors of the Federal Home Loan Bank in Des Moines, Iowa.


     STEPHEN V. REISDORF was elected to Harvest Bank's Board of Directors in February 1987. Mr. Reisdorf has been employed with Interstate Power Company, an electric and gas utility company in Dubuque, for over 29 years, and has served as Interstate Power's Director of Rates since 1988. In this capacity Mr. Reisdorf's principal duty is to maintain rates sufficient to cover utility cost of service for electric and gas service. Mr. Reisdorf is a member of the Dubuque Area Chapter -- American Red Cross Memorial Trust Committee and is a member of St. Joseph the Worker Parish.


     PHILLIP A. RUPPEL has served as a member of Harvest Bank's Board of Directors since February 1987. Mr. Ruppel is co-owner (with his wife), President and Chief Executive Officer of Parco, Ltd., a franchise restaurant operation based in Dubuque, since 1980. Mr. Ruppel is a member of the Board and Vice Chairman of Finley Hospital in Dubuque, a member of the Board of the University of Dubuque, and past Chairman of the Board of the Dubuque Area Chamber of Commerce.

     ROBERT L. SCHMIDT was elected to the Board of Directors of Harvest Bank and Harvest in June 1990 and currently serves as Vice Chairman of the Board of Harvest. Mr. Schmidt, a registered Professional Engineer, has been employed by Deere & Co. for 38 years and is the Director of Product Planning and Engineering for the Industrial Equipment Division of Deere & Co., which manufactures industrial equipment and is Dubuque's largest employer.

     PAUL C. BRANDT was elected to Harvest Bank's Board of Directors in June 1986. Mr. Brandt has been employed by Deere & Company for 28 years. He currently serves as Factory Controller of the John Deere

Dubuque Works, which manufactures industrial equipment and is Dubuque's largest employer. Mr. Brandt is also a past member of the Board of Directors of the Dubuque Area Chamber of Commerce.

     MICHAEL J. CONLON was elected a Bank director in 1987. Mr. Conlon has been associated with the Conlon Construction Co. for over 40 years. He is presently an Owner, Vice President and Treasurer of the firm. In addition, he is a Registered Professional Engineer in the State of Iowa, and a Registered Contractor in five other states. He is a past President of the Greater Dubuque Development Corporation and the Master Builders of Iowa. Mr. Conlon currently serves on various committees of the Master Builders of Iowa and the Associated General Contractors of America

     ROBERT J. FROMMELT was elected to the Board of Directors of Harvest Bank in September 1989. Mr. Frommelt is Project Manager at Rite-Hite Corp., formerly Frommelt Industries, Inc. Mr. Frommelt had been with Frommelt Industries, a manufacturer of retail and industrial products, for 36 years and served as its Executive Vice President of Manufacturing Operations. Mr. Frommelt served on the Board of Directors of Junior Achievement and the Dubuque Area Chamber of Commerce, served as President of the Parish Council for the Church of the Resurrection and for 24 years as Church of the Resurrection Trustee, and was Chairman of the Advisory Council to the President of Loras College.

     In February, 1993, Jacqueline A. Rutledge and Richard J. Phelan joined the Board of Directors of Harvest Bank. Directors Rutledge and Phelan do not serve as directors of Harvest. Set forth below is certain information regarding these directors.

     RICHARD J. PHELAN serves as the Administrative Services Manager for Quantum Chemical Co., a petro chemical manufacturer located in Clinton, Iowa. He is past President of the River City Chambers of Commerce and was the recipient of that organization's "Business Leader of the Year" award. Mr. Phelan was named the "Outstanding Volunteer Fund Raiser of the Year, Clinton/Dubuque -- 1993" by the National Association of Fund Raising Executives. He also has served as Chairman of the Gateway United Way Campaign, and is past President of the Clinton Baseball Club, Inc.

     JACQUELINE A. RUTLEDGE resides in Fulton, Illinois and is a Certified Public Accountant and owner of an accounting practice. She also serves as a tax school instructor for the University of Illinois. With her husband, she owns the Plaza Bowl in Clinton, Iowa. Mrs. Rutledge is a member and currently serves as Treasurer on the Board of Directors of the YWCA-Clinton and was elected "Woman of Action", President of Prince of Peace School Foundation, a member of American Business Women's Association, which elected her "Woman of the Year" and "Business Associate of the Year," is a member of the Citizens Review Board of the Gateway United Way and is an Ambassador for the Clinton Area Chamber of Commerce.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors of Harvest conducts its business through meetings of the Board. During the fiscal year ended June 30, 1995, the Board of Directors held 12 meetings. No director of Harvest attended fewer than 75% of the total meetings of the Board of Directors and committee meetings on which such Board member served during this period.

     Harvest's full Board of Directors act as a nominating committee for the annual selection of its nominees for election as directors. While the Board of Directors will consider nominees recommended by shareholders, it has not actively solicited recommendations from Harvest's shareholders for nominees nor, subject to the procedural requirements set forth in Harvest's Articles of Incorporation and By-laws, established any procedures for this purpose. The Board of Directors held one meeting during fiscal 1995 in its capacity as nominating committee.

     Harvest's audit committee consists of Directors Reisdorf (Chairman), Mulgrew and Rutledge, a director of Harvest Bank. This committee performs the following functions: (i) recommends to the Board of Directors the appointment of independent auditors; (ii) meets with corporation's independent auditors and management prior to audits and discusses audit approaches, fees and reporting;
(iii) meets with independent auditors to review audit findings at the conclusion of the audit; (iv) maintains a continuous awareness of generally accepted accounting or auditing standards and major changes in accounting regulations;
(v) meets with
corporation's internal auditor to review findings and recommendations of financial and operating audits; and (vi) reviews and approves the annual internal audit plan. In addition, the Chairman of the audit committee is responsible for preparing and delivering a report to the full Board of Directors on the results of the independent audit. The Chairman also periodically reports to the Board on the internal audit results. The audit committee met five times during the last fiscal year.

     The compensation committee is composed of Directors Brandt (Chairman), Conlon, Schmidt and Werths. The functions of this committee are to (i) conduct and perform periodic reviews of the Chief Executive Officer, (ii) review performance appraisals of Harvest Bank's Division Managers, (iii) administer the salary program for the Chief Executive Officer and Division Managers; (iv) recommend to the full Board any executive and senior management incentive programs; (v) approve any adjustments to salary ranges and recommend overall annual compensation increases to the Board of Directors; (vi) make recommendations with respect to the grant of stock options; and (vii) serve as the committee administering the ESOP. The compensation committee met four times during the fiscal year ended June 30, 1995.

EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

     The following table sets forth the cash and noncash compensation for fiscal years 1993, 1994 and 1995 awarded to or earned by each executive officer of Harvest earning more than $100,000 in salary and bonus during fiscal year 1995.

                                                                              LONG TERM
                                                                            COMPENSATION
                                          ANNUAL COMPENSATION                  AWARDS
                                   ---------------------------------   -----------------------
                                                           OTHER       RESTRICTED     SHARES         ALL
                                                           ANNUAL        STOCK      UNDERLYING      OTHER
                            YEAR    SALARY    BONUS(1)  COMPENSATION     AWARDS      OPTIONS     COMPENSATION
                            -----  --------   -------   ------------   ----------   ----------   ------------
  Samuel H. Deaver           1995  $113,238   $44,625     $   --      $     --       9,900         $ 23,147(2)
    President of Harvest     1994   104,723    36,960         --            --       3,300           20,268
    Bank and Harvest         1993    95,770    20,700         --            --       3,000           88,337

  David R. Duff              1995    89,787    29,833         --            --       6,300           17,979(2)
    Senior Vice President    1994    82,760    25,376         --            --       2,100           15,272
    and Chief Lending        1993    79,154    14,345         --            --       2,000           47,875
    Officer

  David L. Horstmann         1995    89,707    29,083         --            --       6,300           17,825(2)
    Senior Vice President    1994    80,623    24,160         --            --       2,100           14,678
    and Chief Financial      1993    75,289    13,300         --            --       2,000           53,975
    Officer

---------------

(1) Represents awards under Harvest Bank's annual incentive compensation plan. Under this plan, Messrs. Deaver, Duff and Horstmann were awarded bonus payments of $23,625, $14,917 and $14,542, respectively, during fiscal 1995 based upon Harvest's financial results for fiscal year 1994, additional bonus payments of $21,000, $14,916 and $14,541, respectively, based upon the average results for fiscal years 1994, 1993, and 1992. Accrued benefits for fiscal year 1995 are not yet calculable.

(2) Includes $9,432, $7,108 and $7,035 credited to the accounts of Messrs. Deaver, Duff and Horstmann, respectively, under the bank's 401(k) profit sharing plan, and $13,715, $10,871 and $10,790 credited to their accounts under the bank's ESOP during fiscal 1995.

OPTION GRANTS TABLE

     The following table contains information concerning the grant of stock options under the Harvest Option Plan during fiscal 1995 to each of the executive officers of Harvest listed in the Summary Compensation Table.

                                              PERCENT OF
                              NUMBER OF         TOTAL
                              SECURITIES       OPTIONS
                              UNDERLYING      GRANTED TO
                               OPTIONS       EMPLOYEES IN        EXERCISE
                              GRANTED(1)     FISCAL YEAR          PRICE            EXPIRATION DATE
                              ----------     ------------     --------------     -------------------
    Samuel H. Deaver........   9,900(1)         28.21%        $16.00 - 16.25      12/31/99 - 2/28/00
    David R. Duff...........   6,300(2)         17.95          16.00 - 16.25      12/31/99 - 2/28/00
    David L. Horstmann......   6,300(2)         17.95          16.00 - 16.25      12/31/99 - 2/28/00

---------------

(1) Options for 3,300 shares of Harvest Common Stock are immediately exercisable and options for 6,600 shares of Harvest Common Stock become exercisable on December 31, 1996.

(2) Options for 2,100 shares of Harvest Common Stock are immediately exercisable and options for 4,200 shares of Harvest Common Stock become exercisable on December 31, 1996.

OPTION EXERCISES AND YEAR-END VALUE TABLE

     The following table sets forth information concerning the value at June 30, 1995 of the Harvest Stock Options held by each of the executive officers of Harvest listed in the Summary Compensation Table.

                                                            NUMBER OF SECURITIES        VALUE OF UNEXERCISED IN-THE-
                                                           UNDERLYING UNEXERCISED         MONEY OPTIONS AT FISCAL
                                                         OPTIONS AT FISCAL YEAR-END             YEAR-END(1)
                         SHARES ACQUIRED     VALUE      ----------------------------    ----------------------------
         NAME              ON EXERCISE      REALIZED    EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
-----------------------  ---------------    --------    -----------    -------------    -----------    -------------
Samuel H. Deaver.......         --            $ --         32,102          6,600         $ 442,758        $26,400
David R. Duff..........         --              --         23,080          4,200           325,095         16,800
David L. Horstmann.....         --              --         23,080          4,200           325,095         16,800

---------------

(1) Represents the difference between exercise price of the options and the June 30,1995 bid price for underlying Harvest Common Stock of $20.00 per share.

EMPLOYMENT TERMINATION AGREEMENTS

     For a description of the terms of the Severance Agreements entered into between Harvest Bank and four executive officers, as well as certain amendments to the Severance Agreements adopted in connection with the Merger, see "PROPOSED MERGER -- Interests of Certain Persons in the Merger -- Agreements with Officers of Harvest."

DIRECTORS' COMPENSATION

     During fiscal year 1995, members of the Board of Directors of Harvest Bank received compensation at the rate of $600 per month, and directors of Harvest received $675 per quarter. The Chairman of the Board of Harvest received $1,285 per quarter. Pursuant to a Board-approved plan, directors have the option of deferring all or one-half of their compensation to be paid upon certain predetermined circumstances, including death, disability, retirement from primary business or resignation from the Board.

TRANSACTIONS WITH MANAGEMENT

     All of Harvest Bank's loans to executive officers and directors are made in the ordinary course of business on substantially the same terms as those prevailing at the time for nonaffiliated persons and do not involve more than the normal risk of collectibility or contain other unfavorable features.

PROPOSAL THREE -- RATIFICATION OF APPOINTMENT OF AUDITORS

     KPMG Peat Marwick LLP was Harvest's independent certified public accountant for the 1995 fiscal year. The Board of Directors presently intends to renew Harvest's arrangement with KPMG Peat Marwick LLP to be its independent certified public accountant for the 1996 fiscal year, subject to ratification by Harvest's shareholders. A representative of KPMG Peat Marwick LLP is expected to be present at the Meeting to respond to appropriate questions and to make a statement, if so desired.

     The appointment of the auditors must be ratified by a majority of the votes cast by the shareholders of Harvest at the Meeting. Votes which are not cast at the Meeting, either because of abstentions or broker non-votes, are not considered in determining the number of votes which have been cast in favor of or against this proposal. THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS, VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF AUDITORS.

PROPOSAL FOUR -- ADJOURNMENT OF THE ANNUAL MEETING

     Approval of the Merger Agreements and the Merger requires the affirmative vote of a majority of the outstanding shares of Harvest Common Stock entitled to vote at the Annual Meeting. If there is an insufficient number of votes cast in person or by proxy at the Annual Meeting to approve the Merger Agreements and the Merger, the Board of Directors of Harvest intends to adjourn the Annual Meeting to a later date for the solicitation of additional votes in favor of the Merger Agreements. The affirmative vote of a majority of the shares represented and voting at the Annual Meeting is required in order to approve any such adjournment. The place and date to which the Meeting would be adjourned would be announced at the Annual Meeting. Under Iowa law, unless a new Record Date is fixed for the adjourned meeting, it shall not be necessary to give any notice of the date, time and place of the adjourned meeting other than the announcement at the Meeting.

     THE BOARD OF DIRECTORS OF HARVEST UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE PROPOSAL TO ADJOURN THE ANNUAL MEETING IF NECESSARY TO PERMIT FURTHER SOLICITATION OF PROXIES TO APPROVE THE MERGER AGREEMENTS AND THE MERGER.

BENEFICIAL OWNERSHIP REPORTS

     Pursuant to regulations promulgated under the Securities Exchange Act of 1934, Harvest's officers, directors and persons who own more than ten percent of the outstanding Common Stock are required to file reports detailing their ownership and changes of ownership in such Common Stock, and to furnish Harvest with copies of all such reports. Based solely on its review of the copies of such reports received during the past fiscal year or with respect to the last fiscal year, Harvest believes that during the fiscal year ended June 30, 1995, all of its officers and directors complied with these reporting requirements. (To management's knowledge, Harvest had no shareholders owning in excess of ten percent of Harvest's outstanding Common Stock.)

                              FIRSTAR CORPORATION
GENERAL

     Firstar is a registered bank holding company incorporated in Wisconsin in 1929. Firstar is the largest bank holding company headquartered in Wisconsin. Firstar's bank subsidiaries in Wisconsin had total assets of $11.2 billion at June 30, 1995. Its Iowa banks, Illinois banks and Minnesota bank had total assets of approximately $2.8 billion, $3.0 billion and $2.4 billion, respectively, as of June 30, 1995. Firstar has one bank in Phoenix, Arizona, with total assets of $128 million.

     Firstar provides banking services throughout Wisconsin and Iowa and in the Chicago, Minneapolis-St. Paul and Phoenix metropolitan areas. At June 30, 1995, its Wisconsin bank subsidiaries operated in 128 locations, with offices in 8 of the 10 largest metropolitan population centers of the state, including 44 offices in the Milwaukee metropolitan area. Its Iowa bank subsidiaries operated in 44 locations; its Illinois bank subsidiaries in 48 locations; its Minnesota bank subsidiary in 32 locations; and its Arizona bank in three locations; and a trust subsidiary in Florida in two locations. Firstar's bank subsidiaries provide a broad range of financial services for companies based in Wisconsin, Iowa, Illinois and Minnesota, national business organizations, governmental entities and individuals. These commercial and consumer banking activities include accepting demand, time and savings deposits; making both secured and unsecured business and personal loans; and issuing and servicing credit cards. The bank subsidiaries also engage in correspondent banking and provide trust and investment services to individual and corporate customers. Firstar Bank Milwaukee, N.A., Firstar Bank Cedar Rapids, N.A. and Firstar Bank Madison, N.A. also conduct international banking services consisting of foreign trade financing, issuance and confirmation of letters of credit, funds collection and foreign exchange transactions. Nonbank subsidiaries provide retail brokerage services, trust and investment services, residential mortgage banking activities, title insurance, business insurance, consumer and credit related insurance, and corporate computer and operational services.

     At June 30, 1995, Firstar and its subsidiaries employed 8,250 full-time and 2,388 part-time employees, of which approximately 956 full-time employees are represented by a union under a collective bargaining agreement that expires on August 31, 1996. Management considers its relations with its employees to be good.

COMPETITION

     Banking and bank-related services is a highly competitive business. Firstar's subsidiaries compete primarily in Wisconsin and the Midwestern United States. Firstar and its subsidiaries have numerous competitors, some of which are larger and have greater financial resources. Firstar competes with other commercial banks and financial intermediaries, such as savings banks, savings and loan associations, credit unions, mortgage companies, leasing companies and a variety of financial services and advisory companies located throughout the country.

SUPERVISION

     Firstar's business activities as a bank holding company are regulated by the Federal Reserve Board under the BHC Act, which imposes various requirements and restrictions on its operations. The activities of Firstar and those of its banking and nonbanking subsidiaries are limited to the business of banking and activities closely related or incidental to banking.

     The business of banking is highly regulated, and there are various requirements and restrictions in the laws of the United States and the states in which the subsidiary banks operate, including the requirement to maintain reserves against deposits and adequate capital to support their operations, restrictions on the nature and amount of loans which may be made by the banks, restrictions relating to investment (including loans to and investments in affiliates), branching and other activities of the banks.

     Firstar's subsidiary banks with a national charter are supervised and examined by the OCC. The subsidiary banks with a state charter are supervised and examined by their respective state banking agencies and either by the Federal Reserve if a member bank of the Federal Reserve or by the FDIC if a nonmember. All of the Firstar subsidiary banks are also subject to examination by the Federal Deposit Insurance Corporation.

     In recent years Congress has enacted significant legislation which has substantially changed the federal deposit insurance system and the regulatory environment in which depository institutions and their holding companies operate. The Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA"), the Comprehensive Thrift and Bank Fraud Prosecution and Taxpayer Recovery Act of 1990 and the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") have significantly increased the enforcement powers of the federal regulatory agencies having supervisory authority over Firstar and its subsidiaries. Certain parts of such legislation, most notably those which increase deposit insurance assessments and authorize further increases to recapitalize the bank deposit insurance fund, increase the cost of doing business for depository institutions and their holding companies. FIRREA also provides that all commonly controlled FDIC insured depository institutions may be held liable for any loss incurred by the FDIC resulting from a failure of, or any assistance given by the FDIC, to any of such commonly controlled institutions. Federal regulatory agencies have implemented provisions of FDICIA with respect to taking prompt corrective action when a depository institution's capital falls to certain levels. Under these rules, five capital categories have been established which range from "critically undercapitalized" to "well capitalized" Firstar is "well capitalized" for purposes of these rules. Failure of a depository institution to maintain a capital level within the top two categories will result in specific actions from the federal regulatory agencies. These actions could include the inability to pay dividends, restricting new business activity, prohibiting bank acquisitions, asset growth limitations and other restrictions on a case by case basis.

     In addition to the impact of regulation, commercial banks are affected significantly by the actions of the Federal Reserve Board as it attempts to control the money supply and credit availability in order to influence the economy. Changes to such monetary policies have had a significant effect on operating results of financial institutions in the past and are expected to have such an effect in the future; however, the effect of possible future changes in such policies on the business and operations of Firstar cannot be determined.

     The following table sets out the risk-based capital position of each of Firstar's bank subsidiaries as of June 30, 1995. All of Firstar's bank subsidiaries exceeded the risk-based capital requirements as of such date.

                     FIRSTAR CORPORATION BANK SUBSIDIARIES
                           RISK-BASED CAPITAL RATIOS

                                 JUNE 30, 1995



                                                                            TIER 1         TOTAL
                                                                            CAPITAL       CAPITAL
                                                                            -------       -------
Minimum Statutory Requirement.............................................    4.00%         8.00%
Firstar Bank Milwaukee, N.A...............................................    9.03         10.76
Firstar Bank Appleton.....................................................   10.74         11.99
Firstar Bank Eau Claire, N.A..............................................   10.78         12.03
Firstar Bank Fond du Lac, N.A.............................................   10.80         12.05
Firstar Bank Grantsburg, N.A..............................................   15.20         16.46
Firstar Bank Green Bay....................................................   11.57         12.83
Firstar Bank Madison, N.A.................................................   12.43         13.68
Firstar Bank Manitowoc....................................................   11.79         13.05
Firstar Bank Minocqua.....................................................   16.27         17.53
Firstar Bank Oshkosh, N.A.................................................   11.83         13.08
Firstar Bank Rice Lake, N.A...............................................   13.52         14.77
Firstar Bank Sheboygan, N.A...............................................   10.22         11.47
Firstar Bank Wausau, N.A..................................................   16.43         17.69
Firstar Bank Wisconsin Rapids, N.A........................................   15.48         16.74
Firstar Bank Ames.........................................................   13.26         14.51
Firstar Bank Burlington, N.A..............................................   14.97         16.22
Firstar Bank Cedar Falls..................................................   11.31         12.56
Firstar Bank Cedar Rapids, N.A............................................   10.11         11.36
Firstar Bank Council Bluffs...............................................   11.38         12.64
Firstar Bank Des Moines, N.A..............................................    9.49         10.74
Firstar Bank Mount Pleasant...............................................   13.40         14.65
Firstar Bank Ottumwa......................................................   13.88         15.13
Firstar Bank Quad Cities, N.A.............................................   11.50         12.76
Firstar Bank Red Oak, N.A.................................................   14.52         15.77
Firstar Bank Sioux City, N.A..............................................   10.83         12.08
Firstar Bank of Minnesota, N.A............................................   11.93         13.19
Firstar Bank Illinois.....................................................   12.37         13.62
Firstar Metropolitan Bank & Trust.........................................   19.03         20.18

OTHER ACQUISITIONS AND TRANSACTIONS

     Since the enactment of interstate banking statutes by Wisconsin, Minnesota, Illinois and Iowa, Firstar has actively acquired banks within that four-state area. Firstar has also acquired one bank in Arizona, primarily to offer trust services to customers in that state.

     On January 31, 1995, Firstar acquired First Colonial Bankshares Corporation, a multi-bank holding company located in Chicago, Illinois, with consolidated assets of $1.8 billion. The transaction was accounted for as a pooling of interests. Firstar issued 7,700,767 shares of Firstar Common Stock and 38,775 shares of Firstar Series D Preferred Stock for all the outstanding shares of capital stock of First Colonial. All financial information has been restated to reflect this transaction.

     On March 23, 1995, Firstar completed its acquisition of First Moline Financial Corporation, an $80 million thrift holding company operating in two banking locations in Moline, Illinois. The transaction was accounted for as a purchase with the issuance of 313,650 shares of Firstar Common Stock.

     On April 28, 1995, Firstar completed its acquisition of Investors Bank Corp., a $1.1 billion thrift holding company operating in 12 banking locations in the Minneapolis-St. Paul metropolitan area. The transaction was accounted for as a pooling of interests through the issuance of 3,006,923 shares of Firstar Common Stock. All financial information has been restated to reflect this transaction.

     On August 28, 1995, Firstar issued $100,000,000 aggregate principal amount of 7.15% Subordinated Notes due September 1, 2000 (the "Notes"). The Notes will be redeemable on September 1, 1998 and on any interest payment date thereafter, at Firstar's option. The Notes are direct, unsecured obligations of Firstar and are subordinated in right of payment to all senior indebtedness of Firstar. A portion of the cash needed to make Firstar's announced repurchase of up to 926,000 shares of its common stock to be reissued in connection with the proposed acquisition of Harvest has been provided from the proceeds of the sale of the Notes. The remaining net proceeds will be available for general corporate purposes, including acquisitions of other financial institutions or other businesses or their assets.

     Firstar anticipates that it will acquire additional banks in the Midwest region in the future. Firstar may pay cash or issue common stock, debt securities, preferred stock or combinations of the foregoing in connection with any such acquisitions.

     Firstar also will continue to monitor external markets and may raise additional capital as needed and when financially attractive by issuing common stock, debt securities, preferred stock or combinations of the foregoing.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     Additional information concerning Firstar, including certain financial information, information regarding voting securities of Firstar and principal holders thereof, and information concerning directors and executive officers of Firstar, is included in the documents filed by Firstar with the Commission under the Exchange Act.

                            HARVEST FINANCIAL CORP.
GENERAL

     Harvest is an Iowa corporation serving as the holding company for Harvest Savings Bank, F.S.B. Harvest engages in no significant business activity other than holding the stock of Harvest Bank and operating the business of a savings association through the bank.

     Harvest Bank is a federally chartered savings association principally engaged in the business of accepting deposits from the general public and originating loans secured by residential real estate. Harvest Bank also actively engages in consumer lending and commercial real estate lending and invests in government and federal agency obligations. Harvest Bank's primary market area for lending and savings activities is in Dubuque, Clinton, DeWitt and surrounding counties in Iowa and bordering portions of Illinois and Wisconsin. In addition, the bank purchases residential, multi-family and commercial mortgage loans secured by properties located in or around Dane County, including Madison, Wisconsin, through a correspondent relationship. Through a subsidiary, Harvest Financial Services, Inc., the bank markets tax-deferred annuities and securities. The bank operates eight retail banking offices.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE AND DELIVERY HEREWITH

     For additional information regarding Harvest, including its consolidated financial statements and related notes as of June 30, 1995, see Harvest's Annual Report on Form 10-K for the fiscal year ended June 30, 1995, which is incorporated by reference herein, as well as its 1995 Annual Report to Shareholders, which is incorporated by reference herein and delivered with this Prospectus/Proxy Statement.

OTHER MATTERS

     The Board of Directors is not aware of any business to come before the Meeting other than those matters described above in this Proxy
Statement-Prospectus. However, if any other matters should properly come before the Meeting, it is intended that proxies in the accompanying form will be voted in respect thereof in accordance with the determination of the Board of Directors.

MISCELLANEOUS

     The cost of soliciting proxies will be borne by Harvest. Harvest will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of Harvest Common Stock. In addition to solicitations by mail, directors, officers and regular employees of Harvest may solicit proxies personally or by telegraph or telephone without additional compensation.

     Harvest's 1995 Annual Report to Shareholders, including financial statements, is being mailed together with this Proxy Statement-Prospectus to all shareholders of record as of the close of business on September 15, 1995. Any shareholder who has not received a copy of such Annual Report may obtain a copy by writing to the Secretary of the Corporation. Such Annual Report is not to be treated as a part of the proxy solicitation material or as having been incorporated herein by reference.

EXPERTS

     The consolidated financial statements of Firstar Corporation and its subsidiaries as of December 31, 1994 and 1993, and for each of the years in the three-year period ended December 31, 1994, and the consolidated financial statements of First Colonial Bankshares Corporation and its subsidiaries as of December 31, 1994 and 1993, and for each of the years in the three-year period ended December 31, 1994, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     The consolidated financial statements of Harvest Financial Corp. and subsidiary as of June 30, 1995 and 1994, and for each of the years in the three-year period ended June 30, 1995 incorporated by reference herein and in the registration statement and included in the Harvest 1995 Annual Report to Shareholders delivered herewith, have been incorporated by reference herein and in the registration statement and delivered herewith in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants incorporated by reference herein and delivered herewith and upon the authority of said firm as experts in accounting and auditing.

SHAREHOLDER PROPOSALS

     If the Merger has not been consummated, pursuant to Rule 14a-8 under the Exchange Act, Harvest shareholders may present proper proposals for inclusion in Harvest's proxy statement for consideration at next year's annual meeting of shareholders by submitting their proposals to Harvest in a timely manner. In order to be eligible for inclusion in the Harvest's proxy materials for next year's annual meeting of shareholders, any shareholder proposal to take action at such meeting must be received by Harvest, no later than May 29, 1996.

     Pursuant to Rule 14a-8 under the Exchange Act, Firstar shareholders may present proper proposals for inclusion in Firstar's proxy statement for consideration at the next annual meeting of its shareholders by submitting their proposals to Firstar in a timely manner. In order to be so included for the 1996 annual meeting, shareholder proposals must have been received by Firstar no later than November 29, 1995.

     Any such proposals shall be subject to the requirements of the proxy rules adopted under the Exchange Act.

                                                                      APPENDIX A

                         IOWA BUSINESS CORPORATION ACT

                                 DIVISION XIII

                               DISSENTERS' RIGHTS

                                     PART A

490.1301  DEFINITIONS FOR DIVISION XIII. -- In this division:

     1. "Beneficial shareholder" means the person who is a beneficial owner of shares held by a nominee as the record shareholder.

     2. "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

     3. "Dissenter" means a shareholder who is entitled to dissent from corporate action under section 490.1302 and who exercises that right when and in the manner required by sections 490.1320 through 490.1328.

     4. "Fair value", with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

     5. "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

     6. "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

     7. "Shareholder" means the record shareholder or the beneficial shareholder.

490.1302 SHAREHOLDERS' RIGHT TO DISSENT. -- 1. A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder's shares in the event of, any of the following corporate actions:

          a. Consummation of a plan of merger to which the corporation is a party if either of the following apply:

             (1) Shareholder approval is required for the merger by section
        490.1103 or the articles of incorporation and the shareholder is entitled to vote on the merger.

             (2) The corporation is a subsidiary that is merged with its parent under section 490.1104.

          b. Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan.

          c. Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to the court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale.

          d. An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it does any or all of the following:

             (1) Alters or abolishes a preferential right of the shares.

             (2) Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares.

             (3) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities.

             (4) Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights.

             (5) Reduces the number of share owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under section 490.604.

             (6) Extends, for the first time after being governed by this chapter, the period of duration of a corporation organized under chapter 491 or 496A and existing for a period of years on the day preceding the date the corporation is first governed by this chapter.

          e. Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

     2. A shareholder entitled to dissent and obtain payment for the shareholder's shares under this chapter is not entitled to challenge the corporate action creating the shareholder's entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

490.1303 DISSENT BY NOMINEES AND BENEFICIAL OWNERS. -- 1. A record shareholder may assert dissenters' rights as to fewer than all the shares registered in that shareholder's name only if the shareholder dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf the shareholder asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the shareholder dissents and the shareholder's other shares were registered in the names of different shareholders.

     2. A beneficial shareholder may assert dissenters' rights as to shares held on the shareholder's behalf only if the shareholder does both of the following:

          a. Submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights.

          b. Does so with respect to all shares of which the shareholder is the beneficial shareholder or over which that beneficial shareholder has power to direct the vote.

                                     PART B

490.1320 NOTICE OF DISSENTERS' RIGHTS. -- 1. If proposed corporate action creating dissenters' rights under section 490.1302 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this part and be accompanied by a copy of this part.

     2. If corporate action creating dissenters' rights under section 490.1302 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in section 490.1322.

490.1321 NOTICE OF INTENT TO DEMAND PAYMENT. -- 1. If proposed corporate action creating dissenters' rights under section 490.1302 is submitted to a vote at a shareholder's meeting, a shareholder who wishes to assert dissenters' rights must do all of the following:

          a. Deliver to the corporation before the vote is taken written notice of the shareholder's intent to demand payment for the shareholder's shares if the proposed action is effectuated.

          b. Not vote the dissenting shareholder's shares in favor of the proposed action.

     2. A shareholder who does not satisfy the requirements of subsection 1, is not entitled to payment of the shareholder's shares under this part.

490.1322 DISSENTERS' NOTICE. -- 1. If proposed corporate action creating dissenters' rights under section 490.1302 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of section 490.1321.

     2. The dissenters' notice must be sent no later than ten days after the proposed corporate action is authorized at a shareholders' meeting or, if the corporate action is taken without a vote of the shareholders, no later than ten days after the corporate action is taken, and must do all of the following:

          a. State where the payment demand must be sent and where and when certificates for certificated shares must be deposited.

          b. Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received.

          c. Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not the person acquired beneficial ownership of the shares before that date.

          d. Set a date by which the corporation must receive the payment demand, which date shall not be fewer than thirty nor more than sixty days after the date the dissenters' notice is delivered.

          e. Be accompanied by a copy of this division.

490.1323 DUTY TO DEMAND PAYMENT. -- 1. A shareholder sent a dissenter's notice described in section 490.1322 must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenter's notice pursuant to section 490.1322, subsection 2, paragraph "c", and deposit the shareholder's certificates in accordance with the terms of the notice.

     2. The shareholder who demands payment and deposits the shareholder's shares under subsection 1 retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

     3. A shareholder who does not demand payment or deposit the shareholder's share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for the shareholder's shares under this division.

490.1324 SHARE RESTRICTIONS. -- 1. The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under section 490.1326.

     2. The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

490.1325 PAYMENT. -- 1. Except as provided in section 490.1327, at the time the proposed corporate action is taken, or upon receipt of a payment demand, whichever occurs later, the corporation shall pay each dissenter who complied with section 490.1323 the amount the corporation estimates to be the fair value of the dissenter's shares, plus accrued interest.

     2. The payment must be accompanied by all of the following:

          a. The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any.

          b. A statement of the corporation's estimate of the fair value of the shares.

          c. An explanation of how the interest was calculated.

          d. A statement of the dissenter's right to demand payment under section 490.1328.

          e. A copy of this division.

490.1326 FAILURE TO TAKE ACTION. -- 1. If the corporation does not take the proposed action within sixty days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

     2. If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under section 490.1322 as if the corporate action was taken without a vote of the shareholders and repeat the payment demand procedure.

490.1327 AFTER-ACQUIRED SHARES. -- 1. A corporation may elect to withhold payment required by section 490.1325 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

     2. To the extent the corporation elects to withhold payment under subsection 1, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter's demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under section 490.1328.

490.1328 PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER. -- 1. A dissenter may notify the corporation in writing of the dissenter's own estimate of the fair value of the dissenter's shares and amount of interest due, and demand payment of the dissenter's estimate, less any payment under section 490.1325, or reject the corporation's offer under section 490.1327 and demand payment of the fair value of the dissenter's shares and interest due, if any of the following apply:

          a. The dissenter believes that the amount paid under section 490.1325 or offered under section 490.1327 is less than the fair value of the dissenter's shares or that the interest due is incorrectly calculated.

          b. The corporation fails to make payment under section 490.1325 within sixty days after the date set for demanding payment.

          c. The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment.

     2. A dissenter waives the dissenter's right to demand payment under this section unless the dissenter notifies the corporation of the dissenter's demand in writing under subsection 1 within thirty days after the corporation made or offered payment for the dissenter's shares.

                                     PART C

490.1330 COURT ACTION. -- 1. If a demand for payment under section 490.1328 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

     2. The corporation shall commence the proceeding in the district court of the county where a corporation's principal office or, if none in this state, its registered office is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

     3. The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

     4. The jurisdiction of the court in which the proceeding is commenced under subsection 2 is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

     5. Each dissenter made a party to the proceeding is entitled to judgment for either of the following:

          a. The amount, if any, by which the court finds the fair value of the dissenter's shares, plus interest, exceeds the amount paid by the corporation.

          b. The fair value, plus accrued interest, of the dissenter's after-acquired shares for which the corporation elected to withhold payment under section 490.1327.

490.1331 COURT COSTS AND COUNSEL FEES. -- 1. The court in an appraisal proceeding commenced under section 490.1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under section 490.1328.

     2. The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable, for either of the following:

          a. Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of sections 490.1320 through 490.1328.

          b. Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

     3. If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

                                                                      APPENDIX B
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    RESTATED
                      AGREEMENT AND PLAN OF REORGANIZATION
                                     AMONG
                              FIRSTAR CORPORATION,
                          FIRSTAR CORPORATION OF IOWA
                                      AND
                            HARVEST FINANCIAL CORP.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    RESTATED
                      AGREEMENT AND PLAN OF REORGANIZATION

     AGREEMENT AND PLAN OF REORGANIZATION, dated as of July 24, 1995 ("Agreement"), among FIRSTAR CORPORATION, a Wisconsin corporation ("Firstar"), FIRSTAR CORPORATION OF IOWA, an Iowa corporation and a wholly-owned subsidiary of Firstar ("Sub"), and HARVEST FINANCIAL CORP., an Iowa corporation ("Harvest").

     WHEREAS, the respective Boards of Directors of Firstar, Sub and Harvest have approved the merger of Harvest with and into Sub (the "Merger") in accordance with the terms and conditions hereof and of the Plan of Merger in the form attached hereto as Exhibit A executed concurrently herewith between Sub and Harvest, and joined in by Firstar for certain limited purposes (the "Plan of Merger");

     WHEREAS, the respective Boards of Directors of Firstar, Sub and Harvest believe that such proposed Merger, and the exchange of shares of Firstar Common Stock (as defined in Section 2.01(a) hereof) for shares of Harvest Common Stock (as defined in Section 2.01 hereof), pursuant and subject to the terms of this Agreement and the Plan of Merger (collectively, the "Merger Agreements"), is desirable and in the best interests of their respective corporations and shareholders;

     WHEREAS, as a condition and inducement to Firstar's willingness to enter into this Agreement, concurrently with the execution hereof Firstar and Harvest are entering into an Investment Agreement whereby Harvest is granting Firstar an option to purchase shares of Harvest Common Stock; and

     WHEREAS, Firstar, Sub and Harvest desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

     NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements herein contained, the parties hereto agree as follows:

                                   ARTICLE I

                                   THE MERGER

     1.01. The Merger. Subject to the terms and conditions of this Agreement, Firstar, Sub and Harvest agree to effect the Merger of Harvest with and into Sub in accordance with the Iowa Business Corporation Act (the "IBCA").

     1.02. Effective Time of the Merger. Subject to the provisions of the Merger Agreements, articles of merger (the "Articles of Merger") shall be duly prepared and executed by Sub and Harvest and thereafter delivered to the Secretary of State of the State of Iowa for filing, as provided in the IBCA, on the Closing Date (as defined in Section 1.03). The Merger shall become effective upon the filing of the Articles of Merger with the Secretary of State of the State of Iowa or at such later time on the Closing Date as is provided in the Articles of Merger (the "Effective Time").

     1.03. Closing. The closing of the Merger (the "Closing") will take place at 10:00 a.m. on a date (the "Closing Date") to be specified by the parties, which, unless both parties agree, shall be no later than the fifth business day after the later to occur of (i) receipt of all necessary approvals of the Merger, from the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), the Office of Thrift Supervision of the Department of the Treasury (the "OTS"), and any other applicable bank or savings institution regulatory authority and the expiration of any waiting periods imposed by law,
(ii) the date on which the shareholders of Harvest approve the Merger and (iii) unless waived by Firstar, satisfaction of the condition set forth in Section 8.02(k). The Closing will take place at the offices of Firstar, unless another place is agreed to by the parties hereto. Notwithstanding the foregoing, if the Closing does not take place on the date referred to in the first sentence of this Section because any condition to the obligations of Firstar and Sub, on the one hand, or Harvest, on the other hand, under this Agreement is not met on that date, the other party may postpone the Closing from time to time to any designated subsequent business day not more than ten business days after the original or postponed date on which the Closing was to occur by delivering notice of such postponement on the date the Closing was to occur.

     1.04. Form of Transaction. Firstar at its reasonable discretion may restructure the Merger and/or provide for the conversion of Harvest's wholly-owned subsidiary, Harvest Savings Bank, F.S.B. ("Harvest Bank"), into one or more national banks provided that, as a result of such change, there is no
(a) effect upon the consideration to be delivered pursuant to Article II or change in the tax treatment to the recipients of Firstar Common Stock to be delivered in the Merger or the holders of options to purchase shares of Harvest Common Stock, (b) increase in the obligations of Harvest or any Harvest Subsidiary (as defined in Section 3.01) pursuant to this Agreement, except for the obligations set forth in Section 7.01 and Section 7.06 of this Agreement,
(c) decrease in the obligations of Firstar to Harvest, any Harvest Subsidiary or any officer, director, employee, representative or agent of any of them set forth in this Agreement, or (d) material impediment or delay in the consummation of the transactions contemplated by this Agreement. At the reasonable request of Firstar, the parties each will take or perform any necessary or advisable steps to restructure the transactions in accordance with this Section 1.04. In the event the Merger is restructured as provided in this Section 1.04, references in this Agreement to the Merger shall be deemed to include references to the restructured transactions.

     1.05. Effects of the Merger. (a) At the Effective Time, (i) the separate existence of Harvest shall cease and Harvest shall be merged with and into Sub as provided in Section 490.1106 of the IBCA (Sub and Harvest are sometimes referred to herein as the "Constituent Corporations" and Sub is sometimes referred to herein as the "Surviving Corporation"), (ii) the Articles of Incorporation of Sub in effect as of the Effective Time (the "Articles") shall be the Articles of Incorporation of the Surviving Corporation, (iii) the by-laws of Sub in effect as of the Effective Time shall be the by-laws of the Surviving Corporation and (iv) the members of the Board of Directors and committees thereof and the officers of Sub immediately prior to the Effective Time shall be the members of the Board of Directors and committees thereof and the officers of the Surviving Corporation, respectively. (b) At and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises of a public as well as a private nature, and be subject to all the restrictions, disabilities and duties of each of the Constituent Corporations; and all and singular rights, privileges, power and franchises of each of the Constituent Corporations, and all property, real, personal and mixed and all debts due to either of the Constituent Corporations on whatever account, as well as for stock subscriptions and all other things in action or belonging to each of the Constituent Corporations, shall be vested in the Surviving Corporation; and all property, rights, privileges, power and franchises, and all and every other interest shall be thereafter as effectually the property of the Surviving Corporation as they were of the Constituent Corporations, and the title to any real estate vested by deed or otherwise, in either of the Constituent Corporations, shall not revert or be in any way impaired; but all rights of creditors and all liens upon any property of either of the Constituent Corporation shall be preserved unimpaired, and all debts, liabilities and duties of the Constituent Corporations shall thenceforth attach to the Surviving Corporation, and may be enforced against it to the same extent as if said debts and liabilities had been incurred by it. Any action or proceeding, whether civil, criminal or administrative, pending by or against either Constituent Corporation shall be prosecuted as if the Merger had not taken place, and the Surviving Corporation may be substituted as a party in such action or proceeding in place of any Constituent Corporation.

                                   ARTICLE II

                 EFFECT OF THE MERGER ON HARVEST CAPITAL STOCK

     2.01. Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Harvest's common stock, $1.00 par value ("Harvest Common Stock"), but subject to the provisions of Division XIII of the IBCA with respect to the rights of dissenting holders of Harvest Common Stock:

          (a) Conversion of Harvest Common Stock. Subject to adjustment pursuant to Section 2.05, each then issued and outstanding share of Harvest Common Stock shall be converted into the right to receive the number (the "Exchange Ratio") of fully paid and nonassessable shares of common stock, $1.25 par value, of Firstar ("Firstar Common Stock"), that is equal to the quotient produced (to the nearest one-thousandth of a share) by dividing the "Price Per Share" by the "Market Value of Firstar Common Stock" . The Price Per share shall be (i) if the Market Value of Firstar Common Stock is $34.00 or less, $27.00, (ii) if the Market Value of Firstar Common Stock is greater than $34.00 but less than $38.00, (x) $27.00 plus
     (y) the quotient produced by dividing the difference between the Market Value of Firstar Common Stock and $34.00, by 4 (for example, if the Market Value of Firstar Common Stock were $36.00, the Price Per Share would be $27.50), and (iii) if the Market Value of Firstar Common Stock is $38.00 or more, $28.00. The Market Value of Firstar Common Stock shall be the average of the closing prices, as reported on the New York Stock Exchange Composite Tape, of Firstar Common Stock on the five consecutive trading days immediately preceding the trading day immediately preceding the Closing Date (the "Pricing Period"). There shall be included with each share of Firstar Common Stock exchanged in the Merger one-half of one Firstar Preferred Share Purchase Right ("Firstar Right") issued pursuant to the Rights Agreement dated as of January 20, 1989, between Firstar and Firstar Trust Company, as Rights Agent (the "Firstar Rights Agreement"). Prior to the Distribution Date (as defined in the Firstar Rights Agreement), all references in this Agreement to the Firstar Common Stock to be received pursuant to the Merger shall be deemed to include the Firstar Rights.

          (b) Stock Held by Harvest. Each then issued and outstanding share of Harvest Common Stock owned by Harvest or Firstar or any direct or indirect subsidiary of Harvest or Firstar (other than shares held in a fiduciary capacity) and each share of Harvest Common Stock issued and held in Harvest's treasury will be canceled and retired.

          (c) Cancellation of Shares. Except as provided in Section 2.01(d), all shares of Harvest Common Stock issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the shares of Firstar Common Stock or cash, as the case may be, to be issued in consideration therefor upon the surrender of such certificate in accordance with this Agreement, without interest.

          (d) Dissenters' Shares. Each outstanding share of Harvest Common Stock as to which dissenters' rights have been asserted in accordance with the procedures of the IBCA and not withdrawn (a "Dissenters' Share") shall be accorded the rights provided by the IBCA and shall not be converted into or represent rights to receive the shares of Firstar Common Stock or cash hereunder unless and until the holder shall have failed to perfect or effectively withdrawn or lost such dissenters' rights.

          (e) Effect of Certain Corporate Rearrangements. If the issued and outstanding shares of Firstar Common Stock shall, during the period commencing on the date hereof and ending with the Effective Time, through a reorganization, recapitalization, stock split, reverse stock split, stock dividend, reclassification, combination of shares or similar corporate rearrangement in the capitalization of Firstar, increase or decrease in number or be changed into or exchanged for a different kind or number of securities, then an appropriate and proportionate adjustment shall be made to the Exchange Ratio.

     2.02. Effect on Options to Purchase Harvest Common Stock. (a) Subject to the cash election option discussed in Section 2.02(b), each Harvest Stock Option (as defined in Section 3.03(b)) which is outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, become and represent an option (a "Firstar Stock Option") to purchase, for the aggregate price payable by such option holder on exercise of the Harvest Stock Option, the number of shares of Firstar Common Stock which he or she would have received pursuant to the Merger if such option had been exercised in full immediately prior to the Effective Time (the "Stock Conversion Election"). Firstar shall pay cash to holders of Harvest Stock Options in lieu of issuing fractional shares of Firstar Common Stock upon exercise of a Firstar Stock Option. After the Effective Time, each Firstar Stock Option shall be exercisable on the same terms and conditions as were applicable under the Harvest Option Plan as of the Effective Time (giving effect to any acceleration of the exercisabilty of such Harvest Stock Option, that is expressly provided in the Harvest Stock Option or Harvest Option Plan, as a result of the Merger or the execution of the Merger Agreements), subject to the appropriate pro rata adjustments to the option exercise price. It is intended that the foregoing shall occur consistent with and in a manner that will not constitute a "modification" under Section 424 of the Internal Revenue Code of 1986, as amended (the "Code") as to any stock option which is an "incentive stock option."

     (b) As an alternative to the Stock Conversion Election described in Section 2.02(a) hereof, each holder of a Harvest Stock Option may, at his election and in cancellation of such option (to be reflected in a written cancellation agreement), receive from Harvest, immediately prior to the Effective Time, a cash payment in an amount equal to the product of (i) the number of shares of Harvest Common Stock subject to such holder's Harvest Stock Options and (ii) the excess of the Price Per Share over the exercise price per share of such options, less any required withholding.

     2.03. Exchange of Certificates. (a) Exchange Agent. As of the Effective Time, Firstar shall deposit with Firstar Trust Company or such other bank or trust company designated by Firstar (and reasonably acceptable to Harvest) (the "Exchange Agent") for the benefit of the holders of shares of Harvest Common Stock, for exchange in accordance with this Article II through the Exchange Agent, certificates representing the shares of Firstar Common Stock (such shares of Firstar Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund") issuable pursuant to Section 2.01 in exchange for shares of Harvest Common Stock outstanding immediately prior to the Effective Time. To the extent Firstar owns shares of Firstar Common Stock as treasury stock, such shares may be deposited into the Exchange Fund.

     (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Harvest Common Stock (the "Certificates") whose shares were converted into the right to receive shares of Firstar Common Stock pursuant to Section 2.01 (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Firstar and Harvest may reasonably specify) and (ii) the instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Firstar Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Firstar, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefore a certificate representing that number of whole shares of Firstar Common Stock which such holder has the right to receive pursuant to the provisions of this Article II, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Harvest Common Stock which is not registered in the transfer records of Harvest, a certificate representing the proper number of shares of Firstar Common Stock may be issued to a transferee if the Certificate representing such Harvest Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.03, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of Firstar Common Stock and cash in lieu of any fractional shares of Firstar Common Stock as contemplated by this Section 2.03.

     (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Firstar Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Firstar Common Stock represented thereby and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.03(e) until the holder of record of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Firstar Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Firstar Common Stock to which such holder is entitled pursuant to Section 2.03(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Firstar Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Firstar Common Stock.

     (d) No Further Ownership Rights in Harvest Common Stock. All shares of Firstar Common Stock issued upon the surrender for exchange of shares of Harvest Common Stock in accordance with the terms hereof (including any cash paid pursuant to Section 2.03(c) or 2.03(e)) shall be deemed to have been issued in full satisfaction of all rights pertinent to such shares of Harvest Common Stock, subject, however, to the Surviving Corporation's obligation to pay any dividends or to make other distributions with a record date prior to the Effective Time which may have been declared or made by Harvest on such shares of Harvest Common Stock in accordance with the express terms of the Agreement and which remain unpaid at the Effective Time, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Harvest Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or Firstar for any reason, they shall be canceled and exchanged as provided in the Plan of Merger.

     (e) No Fractional Shares. Notwithstanding any other provision of the Plan of Merger to the contrary, neither certificates nor scrip representing fractional shares of Firstar Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a shareholder of Firstar. Each holder of shares of Harvest Common Stock who would otherwise have been entitled to a fraction of a share of Firstar Common Stock shall receive in lieu thereof cash (without interest) in an amount determined by multiplying the fractional share interest to which such holder would otherwise be entitled by the closing price per share of Firstar Common Stock at the Effective Time on the New York Stock Exchange Composite Transaction Tape. From time to time at the request of the Exchange Agent after the determination of amounts of cash to be paid to holders of Harvest Common Stock in lieu of any fractional share interests, Firstar shall make available such amounts to the Exchange Agent.

     (f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the shareholders of Harvest for six months after the Effective Time shall be delivered to Firstar, upon demand, and any shareholders of Harvest who have not theretofore complied with this Section 2.03 shall thereafter look only to Firstar for payment of their claims for Firstar Common Stock, any cash in lieu of fractional shares of Firstar Common Stock and any dividends or distributions with respect to Firstar Common Stock.

     (g) No Liability. None of Firstar, Sub and Harvest shall be liable to any holder of shares of Harvest Common Stock or Firstar Common Stock, as the case may be, for such shares (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     2.04. Conversion of Common Stock of Sub. At the Effective Time, the shares of common stock, no par value, of Sub validly issued and outstanding immediately prior to the Effective Time will continue to evidence 1,000 shares of common stock, no par value, of the Surviving Corporation so that all shares of capital stock of the Surviving Corporation will continue to be owned by Firstar. The outstanding certificates representing shares of Sub Common Stock will, after the Effective Time, continue to represent the same number of shares of the Surviving Corporation.

     2.05. Adjustment to Exchange Ratio. If the Remediation Costs, as defined in Section 7.07, exceed $150,000, Firstar shall have the right to adjust the Exchange Ratio otherwise provided in Section 2.01(a) with the effect that the aggregate Market Value of Firstar Common Stock otherwise issuable in the Merger shall be reduced by such excess amount. The amount of any adjustment referred to in the preceding sentence, divided by the number of outstanding shares of Harvest Common Stock on the Closing Date, is referred to as the "Excess Environmental Costs Per Share."

                                  ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF HARVEST

     Harvest represents and warrants to Firstar and Sub as follows:

     3.01. Organization, Standing and Power. Harvest is a corporation duly organized, validly existing and in good standing under the laws of the State of Iowa and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to have such power or authority would not have a material adverse effect on the business, operations, prospects or financial condition of Harvest and its Subsidiaries (as hereinafter defined), taken as a whole (an "Harvest Material Adverse Effect"). Harvest is qualified to do business and is in good standing in each other state or foreign jurisdiction where its ownership or leasing of property or the conduct of its business requires it to be so qualified and where the failure to be so qualified would have a Harvest Material Adverse Effect. Harvest is registered as a savings and loan holding company with the OTS under the Home Owners Loan Act, as amended (the "HOLA"). Harvest has delivered to Firstar true, accurate and complete copies of the currently effective articles of incorporation (the "Harvest Articles") and by-laws of Harvest, including all amendments thereto. As used in this Agreement, the word "Subsidiary" means any corporation or other organization, whether incorporated or unincorporated (i) of which such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interest of which held by such party or any Subsidiary of such party does not have a majority of the voting interest in such partnership) or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

     3.02. Harvest Subsidiaries. Except as set forth in the Harvest Disclosure Letter (which is a letter delivered by Harvest to Firstar and Sub at least two days prior to the date hereof, the receipt thereof having been acknowledged by Firstar and Sub executing a copy thereof, that identifies, as to each matter disclosed therein, the section of this Agreement to which the matter relates), Harvest beneficially owns, directly or indirectly, all of the shares of the outstanding capital stock of each of the Subsidiaries listed on such letter (herein called collectively the "Harvest Subsidiaries" or individually a "Harvest Subsidiary"), which constitute Harvest's sole Subsidiaries. No equity securities of any of the Harvest Subsidiaries are or may become required to be issued by reason of any option, warrants, calls, rights or agreements of any character whatsoever; there are outstanding no securities or rights convertible into or exchangeable for shares of any capital stock of any Harvest Subsidiary; and there are no other contracts, commitments, understandings or arrangements by which any Harvest Subsidiary is bound to issue additional shares of its capital stock or options, warrants, calls, rights or agreements to purchase or acquire any additional shares of its capital stock. Except as provided for under any applicable savings institution statute, all of the shares of capital stock of each of the Harvest Subsidiaries owned by Harvest are fully paid and nonassessable and are owned by it free and clear of any claim, lien, encumbrance or agreement with respect thereto. Each of Harvest and Harvest Bank is a savings institution or a corporation, in each case duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has the corporate power and authority to own or lease its properties and assets and to carry on its business as it is now being conducted. Harvest Bank is a savings institution organized under the laws of the United States, and a member in good standing of the Federal Home Loan Bank of Des Moines. The deposits of Harvest Bank are insured by the Savings Association Insurance Fund ("SAIF") of the Federal Deposit Insurance Corporation ("FDIC") to the extent provided by law. Harvest Bank is a qualified seller and servicer for the Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation. Harvest has delivered to Firstar true, accurate and complete copies of the currently effective charter, certificate or articles of incorporation and by-laws of the Harvest Subsidiaries, including all amendments thereto. Except as set forth in the Harvest Disclosure Letter and except for securities held in its capacity as fiduciary, Harvest does not own beneficially, directly or indirectly, more than 5% of any class of equity securities or similar interests of any corporation, bank, business trust, association or similar organization. Except as set forth in the Harvest Disclosure Letter, there are no obligations, contingent or otherwise, of Harvest or any Harvest Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of any Harvest Subsidiary or to provide funds (in the form of a loan, capital contribution or otherwise) to any Harvest Subsidiary or to make an investment in any Harvest Subsidiary or any other entity, other than pursuant to commercial loan arrangements and similar obligations arising in the ordinary course of the business of the Harvest Subsidiaries.

     3.03. Capital Structure. (a) As of the date hereof, the authorized capital stock of Harvest consists of 5,000,000 shares divided into 4,000,000 shares of Harvest Common Stock and 1,000,000 shares of "Serial Preferred Stock" (the "Harvest Authorized Preferred").

     (b) As of the date hereof, (i) 1,195,912 shares of Harvest Common Stock are issued and outstanding, (ii) 154,434 shares of Harvest Common Stock are reserved for issuance pursuant to Harvest's 1989 Stock Option Plan, as amended and restated effective January 1, 1992 (the "Harvest Option Plan"), and options to purchase 130,802 shares of Harvest Common Stock ("Harvest Stock Options") are outstanding under the Harvest Option Plan, (iii) no shares of Harvest Common Stock are held in treasury and (iv) 239,063 shares of Harvest Common Stock are reserved for issuance pursuant to the Investment Agreement between Firstar and Harvest and the related Option from Harvest to Firstar being executed concurrently with the execution of this Agreement (collectively, the "Investment Agreement"). Provided that Firstar complies with its obligations under this Agreement, the Merger will have the effect on Harvest Stock Options described in
Section 2.02.

     (c) As of the date hereof, no shares of Harvest Authorized Preferred are issued or outstanding.

     (d) As of the date hereof, neither Harvest nor any Harvest Subsidiary has issued and outstanding bonds, debentures, notes or other indebtedness having the right to vote (or convertible into securities having the right to vote) on any matters on which shareholders may vote ("Voting Debt"). All outstanding shares of Harvest capital stock are, and any shares of Harvest Common Stock issued pursuant to the Investment Agreement will be, validly issued, fully paid and nonassessable and not subject to or issued in violation of any preemptive rights. As of the date of this Agreement, except pursuant to this Agreement, the Harvest Option Plan and the Investment Agreement, there are no options, warrants, calls, rights, or agreements of any character whatsoever to which Harvest or any Harvest Subsidiary is a party or by which it is bound obligating Harvest or any such Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or any Voting Debt of Harvest or of any Harvest Subsidiary or obligating Harvest or any Harvest Subsidiary to grant, extend or enter into any such option, warrant, call, right or agreement. Except with respect to options outstanding under the Harvest Option Plan, immediately after the Effective Time, there will be no option, warrant, call, right or agreement obligating Harvest or any Harvest Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock or any Voting Debt of Harvest or any Harvest Subsidiary, or obligating Harvest or any Harvest Subsidiary to grant, extend or enter into any such option, warrant, call, right or agreement.

     (e) Harvest has not purchased, redeemed, canceled or otherwise acquired any of its capital stock or Voting Debt during the twelve months preceding the date hereof. Except as provided in this Agreement, there are no obligations, contingent or otherwise, of Harvest or any Harvest Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of Harvest or Voting Debt.

     3.04. Authority. Harvest has all requisite corporate power and authority to enter into this Agreement, the Plan of Merger and the Investment Agreement and to consummate the transactions contemplated hereby and thereby, subject only to approval of this Agreement and the Plan of Merger by the shareholders of Harvest. The execution and delivery of this Agreement, the Plan of Merger and the Investment Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Harvest (including unanimous approval by the Board of Directors of Harvest), subject to such approval of this Agreement and the Plan of Merger by the shareholders of Harvest. Such approval by the Board of Directors of Harvest is all the action necessary to insure that the supermajority voting provisions set forth in Article XII of the Harvest Articles do not and will not apply to the transactions contemplated herein or in the Investment Agreement. This Agreement, the Plan of Merger and the Investment Agreement have been duly executed and delivered by Harvest, and each constitutes a valid and binding obligation of Harvest enforceable in accordance with its terms. Except as disclosed in the Harvest Disclosure Letter, the execution and delivery of this Agreement, the Plan of Merger and the Investment

Agreement do not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a benefit under, or the creation of a lien, pledge, security interest or other encumbrance on assets (any such conflict, violation, default, right of termination, cancellation or acceleration loss or creation, a "Violation"), pursuant to any provision of (a) the Harvest Articles, the by-laws of Harvest or the charter, certificate or articles of incorporation or by-laws of any Harvest Subsidiary or (b) any loan or credit agreement, note, mortgage, indenture, lease, Harvest Benefit Plan (as defined in Section 3.11) or other agreement, obligation, instrument, permit, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Harvest or any Harvest Subsidiary or their respective properties or assets, which Violation pursuant to this clause (b) would have a Harvest Material Adverse Effect. Other than in connection or in compliance with the provisions of the IBCA, the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "Securities Act"), the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Exchange Act"), the securities or "blue sky" laws of the various states, and consents, authorizations, approvals, notices or exemptions required under the Bank Holding Company Act of 1956, as amended (the "BHC Act"), the Federal Deposit Insurance Act, as amended (the "FDI Act"), the Bank Merger Act, as amended, the Iowa Banking Act, as amended and the HOLA, no consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a "Governmental Entity"), is required on the part of Harvest or any of the Harvest Subsidiaries in connection with the execution and delivery of this Agreement, the Plan of Merger and the Investment Agreement by Harvest or the consummation by Harvest or Harvest Bank, as the case may be, of the transactions contemplated hereby and thereby.

     3.05. Harvest Financial Statements. (a) The consolidated balance sheets of Harvest as of June 30, 1994 and 1993 and the related consolidated statements of operations, consolidated statements of cash flows and consolidated statements of stockholders' equity for the three years in the period ended June 30, 1994 (the "Latest Statement Date"), accompanied by the unqualified opinion of KPMG Peat Marwick LLP, copies of which have been furnished by Harvest to Firstar; the unaudited consolidated balance sheet of Harvest as of March 31, 1995 and the related consolidated statement of operations, consolidated statement of stockholders' equity and consolidated statement of cash flows for the nine months then ended included in Forms 10-Q filed with the SEC subsequent to the Latest Statement Date (collectively, the "Harvest Financial Statements"), have been prepared in accordance with generally accepted accounting principles as utilized in the Harvest Financial Statements applied on a consistent basis (except as may be indicated therein or in the notes thereto), and present fairly the consolidated financial condition of Harvest at the dates, and the consolidated results of operations, changes in shareholders' equity and cash flows for the periods, stated therein. In the case of interim fiscal periods, all adjustments, consisting only of normal recurring items, which management of Harvest believes necessary for a fair presentation of such financial information, have been made, subject to year-end audit adjustments, none of which could reasonably be expected to have a Harvest Material Adverse Effect.

     (b) Except as and to the extent set forth on the consolidated balance sheet of Harvest and its Subsidiaries as of June 30, 1994, or in the notes thereto (the "Harvest Balance Sheet"), neither Harvest nor any Harvest Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet, or in the notes thereto, prepared in accordance with generally accepted accounting principles, except (i) for liabilities or obligations incurred in the ordinary course of business since the Latest Statement Date that would not, individually or in the aggregate, have a Harvest Material Adverse Effect or (ii) as otherwise reflected in the Harvest Reports filed prior to the date of this Agreement. Except as disclosed in the Harvest Disclosure Letter, neither Harvest nor any Harvest Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that are not required to be reflected on a balance sheet, or in the notes thereto, except for liabilities or obligations that do not, individually or in the aggregate, have a Harvest Material Adverse Effect.

     (c) Without limitation to the foregoing, Harvest's consolidated allowance for losses on loans included in the Harvest Financial Statements as of March 31, 1995 was $2,244,000, representing .79% of its total consolidated loans held in portfolio. The amount of such allowance for losses on loans was adequate to absorb losses in the loan portfolio of Harvest Bank which were reasonably expectable as of March 31, 1995. The loan portfolio of Harvest Bank as of March 31, 1995 in excess of such reserves was, to the best knowledge and belief of the executive officers of Harvest and Harvest Bank after due inquiry as to potential losses, fully collectible as of March 31, 1995 in accordance with the terms of the documentation relating to the loans in such portfolio. The documentation relating to loans made by Harvest Bank and relating to all security interests, mortgages and other liens with respect to all collateral for such loans, taken as a whole, is adequate for the enforcement of the material terms of such loans and of the related security interests, mortgages and other liens, except to the extent that any inadequacy would not have a Harvest Material Adverse Effect. The terms of such loans and of the related security interests, mortgages and other liens comply in all material respects with all applicable laws, rules and regulations (including laws, rules and regulations relating to the extension of credit), except to the extent that any lack of compliance would not have a Harvest Material Adverse Effect. Except as set forth in the Harvest Disclosure Letter, (A) as of March 31, 1995, there are no loans, leases, other extensions of credit or commitments to extend credit of Harvest Bank that have been or should, in accordance with generally accepted accounting principles, have been classified by Harvest Bank as nonaccrual, as restructured, as 90 days past due, as still accruing and doubtful of collection or any comparable classification and (B) Harvest has provided to Firstar true, correct and complete in all material respects such written information concerning the loan portfolio of Harvest Bank as has been requested by Firstar.

     3.06. Reports. Since January 1, 1992, Harvest and the Harvest Subsidiaries have filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that were and are required to be filed with (i) the SEC, including but not limited to Forms 10-K, Forms 10-Q, Forms 8-K and proxy statements, (ii) the OTS, (iii) the FDIC, and
(iv) any other applicable federal or state securities, or savings institution authorities (all such reports and statements are collectively referred to herein as the "Harvest Reports"). As of their respective dates, the Harvest Reports filed prior to the date hereof complied in all material respects with all of the statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed (including, to the extent applicable, Rule 10b-5 promulgated under the Exchange Act) and did not contain any untrue statement of a material fact.

     3.07. Authorizations; Compliance with Applicable Laws. (a) Harvest and its Subsidiaries hold all authorizations, permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities which are material to the operations of the businesses of Harvest and Harvest Bank (the "Harvest Permits"). Harvest and the Harvest Subsidiaries are in compliance with the terms of the Harvest Permits, except where the failure so to comply could not reasonably be expected to have a Harvest Material Adverse Effect. Except as disclosed in the Harvest Reports filed prior to the date of this Agreement or in the Harvest Disclosure Letter, the businesses of Harvest and the Harvest Subsidiaries are not being, and have not been, conducted in violation of any domestic (federal, state or local) or foreign law, statute, ordinance or regulation of any Governmental Entity (collectively "Laws"), except for possible violations which individually or in the aggregate do not and, insofar as reasonably can be foreseen, in the future will not, have a Harvest Material Adverse Effect. Except as set forth in the Harvest Disclosure Letter, as of the date hereof, no investigation or review by any Governmental Entity with respect to Harvest, any of the Harvest Subsidiaries or any Harvest Property (as defined below) is pending or, to the knowledge of Harvest, threatened, nor has any Governmental Entity indicated an intention to conduct the same.

     (b) The Harvest Disclosure Letter identifies each parcel of real estate currently owned, leased or otherwise possessed or controlled by Harvest or any Harvest Subsidiary on the date of this Agreement, including, real estate owned as a result of foreclosure ("REO") and properties managed or controlled by Harvest Bank in connection with its lending or fiduciary operations (collectively, the "Harvest Property"). Except as set forth in the Harvest Disclosure Letter, neither Harvest nor any Harvest Subsidiary nor any of the Harvest Property owned or leased by them for use in the operation of their respective businesses is in violation of any applicable zoning ordinance or other law, regulation or requirement relating to the operation of any properties used, including, without limitation, applicable environmental protection laws, rules and regulations (collectively, "Environmental Laws"), other than violations that, in the aggregate with any other conditions described in this
Section 3.07(b), would not have a Harvest Material Adverse Effect ; and neither Harvest nor any Harvest Subsidiary has received any notice of any such violation, or the existence of any condemnation proceeding with respect to any Harvest Property. Except as set forth in the Harvest Disclosure Letter, no Toxic Substances (as defined below) have been deposited or disposed of in, on or under any Harvest Property during the period in which Harvest or any of the Harvest Subsidiaries has owned, occupied, managed, controlled or operated such properties, except to the extent the same, in the aggregate with any other conditions described in this Section 3.07(b), would not have a Harvest Material Adverse Effect. Except as set forth in the Harvest Disclosure Letter, Harvest has no knowledge (A) that prior owners, occupants or operators of all or any part of the Harvest Property ever used such properties as a dump or gasoline service station, (B) that prior owners, occupants or operators of all or part of the Harvest Property ever deposited or disposed of or allowed to be deposited or disposed of in, on or under such properties any Toxic Substances or (C) that any past, present or known future event, condition, circumstances, plans, errors or omissions have existed or occurred, are existing or occurring or are reasonably expected to exist or occur on or with respect to any Harvest Property, or any other property which Harvest or any Harvest Subsidiary manages or controls or has managed or controlled or as to which Harvest or any Harvest Subsidiary has owned or currently owns ("Harvest Interested Property"), except as to the matters in clauses (B) and (C) to the extent the same, in the aggregate with any other conditions described in this Section 3.07(b), would not result in costs that would be material to Harvest and the Harvest Subsidiaries taken as a whole. Except as set forth in the Harvest Disclosure Letter, to the knowledge of Harvest, there are no conditions or circumstances in connection with the Harvest Property that could reasonably be anticipated to (i) cause any Harvest Property to be subject to any restrictions on ownership, occupancy, use or transferability under any applicable Environmental Laws or (ii) materially reduce the value of any Harvest Property. To the knowledge of Harvest and its Subsidiaries, neither Harvest nor any Harvest Subsidiary has been identified as a potentially responsible party by any Governmental Entity in a matter arising under any Environmental Laws. For purposes of this Agreement, (1) "Toxic Substances" shall mean petroleum or petroleum-based substance or waste, solid waste, PCBs, pesticides, herbicides, lead, radioactive materials, urea formaldehyde foam insulation, or substances defined as "hazardous substances" or "toxic substances" in any Environmental Laws; (2) materials will be considered to be deposited or disposed of in, on or under any real property if such materials have been stored, treated, recycled, used or accidentally or intentionally spilled, released, dumped, emitted or otherwise placed, deposited or disposed of, or used in any construction, in, on or under such property; and
(3) costs of violations or conditions shall take into account, without limitation, liabilities, damages, penalties, injunctive relief or removal, remediation or other costs under any applicable Environmental Law.

     3.08. Litigation and Claims. Except as disclosed in the Harvest Reports filed prior to the date of this Agreement or in the Harvest Disclosure Letter:
(a) none of Harvest, any of the Harvest Subsidiaries or any Harvest Property is subject to any continuing order of, or written agreement or memorandum of understanding with any federal or state savings institution or insurance authority or other Governmental Entity, or any judgment, order, writ, injunction, decree or award of any Governmental Entity or arbitrator, including, without limitation, cease-and-desist or other orders of any savings institution regulatory authority, (b) there is no action, suit, litigation, proceeding or arbitration ("Proceeding") against Harvest or either Harvest Subsidiary or, to the knowledge of Harvest, any directors, officers, employees or agents of Harvest or any Harvest Subsidiary (in their respective capacities as directors, officers, employees or agents) pending or, to the knowledge of Harvest, threatened, which would, if adversely determined, have a Harvest Material Adverse Effect or, to the knowledge of Harvest, any basis therefor, and (c) there are no uncured material violations, or violations with respect to which material refunds or restitutions may be required, cited in any compliance report to Harvest or any Harvest's Subsidiary as a result of the examination by any savings institution regulatory authority.

     3.09. Taxes. Harvest and each Harvest Subsidiary has filed all tax returns required to be filed by them and has paid (or Harvest has paid on its behalf), or has set up an adequate reserve for the payment of, all taxes required to be paid as shown on such returns, except to the extent such nonpayment did not result in a liability material to Harvest and its Subsidiaries taken as a whole, and the most recent Harvest Financial Statements contained in the Harvest Reports reflect an adequate reserve for all taxes payable by Harvest and its Subsidiaries accrued through the date of such financial statements. The Harvest Disclosure Letter sets forth, as of the date hereof, the following information with respect to Harvest and each Harvest
Subsidiary: (a) the
most recent tax year for which the United States Internal Revenue Service ("IRS") has completed its examination of such corporation, (b) whether there is an examination pending by the IRS with respect to such corporation and, if so, the tax years involved, (c) whether such corporation has executed or filed with the IRS any agreement which is still in effect extending the period for assessment and collection of any federal tax and, if so, the tax years covered by such agreement and the expiration date of such extension, and (d) whether there are any existing material disputes as to foreign, state, or local taxes. There are no liens for taxes upon the assets of Harvest or of any Harvest Subsidiary, except for statutory liens for taxes not yet delinquent or the validity of which is being contested in good faith by appropriate proceedings and, in either case, only if adequate reserves therefor have been established on Harvest's books in accordance with generally accepted accounting principles. Except as disclosed in the Harvest Disclosure Letter, neither Harvest nor any Harvest Subsidiary is a party to any action or proceeding by any governmental authority for assessment and collection of taxes, and no claim for assessment and collection of taxes has been asserted against any of them. For the purpose of this Agreement, the term "tax" (including, with correlative meaning, the terms "taxes" and "taxable") shall include all federal, state, local and foreign income, profits, franchise, gross receipts, payroll, sales, employment, use, personal and real property, withholding, excise and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts. Harvest and each Harvest Subsidiary has withheld from its employees (and timely paid to the appropriate governmental agency) amounts which are proper and accurate in all material respects for all periods through the date hereof in material compliance with all tax withholding provisions of applicable federal, state, foreign and local laws (including without limitation income, social security and employment tax withholding for all types of compensation). Except as disclosed in the Harvest Disclosure Letter, neither Harvest nor any Harvest Subsidiary has ever been a member of an affiliated group of corporations (within the meaning of Section 1504(a) of the Code) filing consolidated federal income tax returns, other than the affiliated group of which Harvest is the common parent. To the knowledge of Harvest, except as set forth in the Harvest Disclosure Letter, neither Harvest nor any Harvest Subsidiary has made any payments, or been a party to an agreement that under any circumstances could obligate it to make payments based upon the consummation of the transactions contemplated hereby constituting a change of the nature described in Section 280G(b)(2)(A)(i) of the Code, that are or will not be deductible because of Section 280G of the Code.

     3.10. Certain Agreements. Except as discussed in the Harvest Reports filed prior to the date of this Agreement or as disclosed in the Harvest Disclosure Letter, and except for this Agreement and the agreements expressly contemplated hereby, as of the date hereof, neither Harvest nor any Harvest Subsidiary is a party to any oral or written (i) consulting agreement not terminable on 60 days' or less notice or employment agreement or other agreement providing any term of employment, compensation guarantee, or severance benefit, (ii) union, guild or collective bargaining agreement, (iii) agreement or plan, including any stock option plan, stock appreciation right plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of the transactions contemplated by this Agreement, (iv) contract, agreement or understanding to repurchase assets previously sold (or to indemnify or otherwise compensate the purchaser in respect of such assets), (v) contract containing covenants which limit the ability of Harvest or any Harvest Subsidiary to compete in any line of business or with any person or which involve any restriction of the geographical area in which, or method by which, Harvest or any Harvest Subsidiary may carry on its business (other than as may be required by law or applicable regulatory authorities), (vi) contract, agreement or other instrument or undertaking which is not terminable by Harvest or any Harvest Subsidiary without additional payment or penalty within 60 days and obligates Harvest or any Harvest Subsidiary for payments or other consideration with a value in excess of $50,000, other than loan agreements entered into in the ordinary course of business, or (vii) other executory material agreement as defined by the instructions to Exhibit 10 under Item 601 of SEC Regulation S-K. Except as set forth in the Harvest Disclosure Letter, neither Harvest nor any of the Harvest Subsidiaries is in Violation of any loan or credit agreement, note, mortgage, indenture or other agreement, obligation or instrument applicable to Harvest or any Harvest Subsidiary or their respective properties or assets, except for any such Violations that would not, individually or in the aggregate, have a Harvest Material Adverse Effect.

     3.11. Benefit Plans. (a) The Harvest Disclosure Letter lists (i) each employee bonus, incentive, deferred compensation, stock purchase, stock appreciation right, stock option and severance pay plan, (ii) each pension, profit sharing, stock bonus, thrift, savings and employee stock ownership plan, and (iii) every other employee benefit plan (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (collectively "Benefit Plans"), which Harvest or any Harvest Subsidiary maintains or to which Harvest or any Harvest Subsidiary contributes on behalf of current or former employees. Except as disclosed in the Harvest Disclosure Letter, all of the plans and programs listed in the Harvest Disclosure Letter (collectively, "Harvest Benefit Plans") comply with all applicable requirements of ERISA and all other applicable federal and state laws, including without limitation the reporting and disclosure requirements of Part 1 of Title I of ERISA. Each of the Harvest Benefit Plans that is intended to be a pension, profit sharing, stock bonus, thrift, savings or employee stock ownership plan that is qualified under Section 401(a) of the Code has been determined by the IRS to qualify under Section 401(a) of the Code, and, except as disclosed in Harvest Disclosure Letter, to the knowledge of Harvest there exist no circumstances that would adversely affect the qualified status of any such Harvest Benefit Plan under that section. No Harvest Benefit Plan is a defined benefit pension plan covered by Title IV of ERISA, and no such Plan is a "multi-employer plan" within the meaning of Section 3(37) of ERISA. Except as set forth in the Harvest Disclosure Letter, there is no pending or, to the knowledge of Harvest, threatened litigation, governmental proceeding or investigation against or relating to any Harvest Benefit Plan, and to the knowledge of Harvest there is no reasonable basis for any material proceedings, claims, actions or proceedings against any Plan. Except as set forth in the Harvest Disclosure Letter, to the knowledge of Harvest no Harvest Benefit Plan has engaged in a "prohibited transaction" (as defined in Section 406 of ERISA and Section 4975(c) of the Code) since the date on which said sections became applicable to such Plan, and no Harvest Benefit Plan has engaged in a transaction involving the purchase or sale of employer securities by such Plan from or to a "disqualified person" (within the meaning of Section 4975 of the Code). Neither Harvest nor any Harvest Subsidiary has incurred any "accumulated funding deficiency" (within the meaning of Section 412 of the Code), whether or not waived, with respect to any Harvest Benefit Plan. To the knowledge of Harvest, all Harvest Benefit Plans that are group health plans, within the meaning of Section 4980B of the Code or Section 601 of ERISA, have been operated in material compliance with the group health plan continuation coverage requirements of Section 4980B of the Code and Section 601 of ERISA to the extent such requirements are applicable.

     (b) Harvest has delivered to Firstar copies of (i) each Harvest Benefit Plan, (ii) current summary plan descriptions of each Harvest Benefit Plan for which they are required, (iii) each trust agreement, insurance policy or other instrument relating to the funding of any Harvest Benefit Plan, (iv) the most recent Annual Reports (Form 5500 series) and accompanying schedules filed with the IRS or United States Department of Labor with respect to each Harvest Benefit Plan for which they are required, (v) the most recent determination letter issued by the IRS with respect to each Harvest Benefit Plan that is intended to qualify under Section 401 of the Code, (vi) the most recent available financial statements for each Harvest Benefit Plan that has assets, and (vii) the most recent audited financial statements for each Harvest Benefit Plan for which audited financial statements are required by ERISA.

     (c) The Harvest Disclosure Letter describes any obligation that Harvest and/or any Harvest Subsidiary has to provide health and welfare benefits to retirees and other former employees or their dependents (other than rights arising solely under Section 601 of ERISA or Section 4980B of the Code or under Iowa statutes requiring continuation of life insurance) including information as to the number of retirees, other former employees and dependents entitled to such coverage and their ages.

     3.12. Insurance. Harvest and each Harvest Subsidiary is presently insured, and during each of the past five calendar years has been insured, for reasonable amounts with financially sound and reputable insurance companies against such risks as, to the best knowledge of Harvest, companies engaged in a similar business would, in accordance with good business practice, customarily be insured. Harvest has delivered to Firstar correct and complete copies of all material policies of insurance of Harvest and the Harvest Subsidiaries currently in effect. Neither Harvest nor any Harvest Subsidiary has any liability for material unpaid premiums or premium adjustments not properly reflected on the Harvest Financial Statements and no notice of cancellation or termination has been received by Harvest or any Harvest Subsidiary with respect to any material insurance policy currently in effect. Within the last five years, neither Harvest nor any Harvest Subsidiary has been refused any insurance with respect to any assets or operations, nor has any coverage been limited in any material respect as to any assets or operations, by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance during the last five years.

     3.13. Absence of Certain Changes or Events. Except as disclosed in Harvest Reports filed prior to the date of this Agreement or in the Harvest Disclosure Letter, and except as contemplated by this Agreement and the Plan of Merger, from and after July 1, 1994 through the date of this Agreement: (a) Harvest and the Harvest Subsidiaries have carried on their respective businesses in the ordinary and usual course consistent with past practices; (b) Harvest has not amended the Harvest Articles, issued or sold any of its capital stock or made grants of its capital stock, or issued or sold any corporate debt securities or otherwise incurred debt which would be classified as long-term debt on the balance sheet of Harvest; (c) Harvest has not granted any option for the purchase of its capital stock, effected any stock split, or otherwise changed its capitalization; (d) Harvest has not declared, set aside, or paid any dividend or other distribution in respect of its capital stock or, directly or indirectly, redeemed or otherwise acquired any of its capital stock; (e) neither Harvest nor any Harvest Subsidiary has except in connection with borrowings from the Federal Home Loan Bank of Des Moines in the ordinary course of business consistent with Harvest's past practices ("FHLB Borrowings"), mortgaged, pledged, or subjected to lien, claim, security interest, charge, encumbrance or restriction any of its assets or properties; (f) neither Harvest nor any Harvest Subsidiary has discharged or satisfied any material lien, mortgage, pledge, claim, security interest, charge, encumbrance, or restriction or paid any material obligation or liability (absolute or contingent), other than in the ordinary course of business or in connection with FHLB Borrowings; (g) neither Harvest nor any Harvest Subsidiary has sold, assigned, transferred, leased, exchanged, or otherwise disposed of (1) any mortgage servicing rights or (2) other than in the ordinary course of business, any of its other properties or assets; (h) neither Harvest nor any Harvest Subsidiary has increased the rate of compensation of, or paid any bonus to, any of its directors or officers, except merit or promotion increases in accordance with existing policy; entered into any new, or amended or supplemented any existing, employment, management, consulting, deferred compensation, severance, or other similar contract not heretofore provided to Firstar; adopted, entered into, terminated, amended or modified any Harvest Benefit Plan in respect of any of present or former directors, officers or other employees; amended, modified or taken any other action in respect of the terms of any Harvest Stock Options; made any adjustment pursuant to the Harvest Option Plan or exercised discretion to pay cash under
Section 10 of the Harvest Option Plan or agreed to do any of the foregoing; (i) neither Harvest nor any Harvest Subsidiary has suffered any material damage, destruction or loss as the result of fire, explosion, earthquake, accident, casualty, labor trouble, requisition or taking of property by any government or any agency of any government, flood, windstorm, embargo, riot, act of God or the enemy, or other similar or dissimilar casualty or event or otherwise, and whether or not covered by insurance; (j) neither Harvest nor any Harvest Subsidiary has canceled or compromised any debt to an extent exceeding $50,000 owed to Harvest or any Harvest Subsidiary or claim to an extent exceeding $50,000 asserted by Harvest or any Harvest Subsidiary; (k) neither Harvest nor any Harvest Subsidiary has entered, or agreed to enter, into any agreement or arrangement granting any right of refusal or other preferential right to purchase any of its material assets, properties or rights or requiring the consent of any party to the transfer and assignment of any such material assets, properties or rights; and (l) there has not been any change in the method of accounting or accounting practices of Harvest or any of the Harvest Subsidiaries. Except as set forth in the Harvest Disclosure Letter, as of the date hereof, Harvest does not have knowledge of the announced or anticipated resignation of any officer or other employee of Harvest or any of the Harvest Subsidiaries at a rate substantially higher than the historical resignation rate for such employees of Harvest or the Harvest Subsidiaries. From and after July 1, 1994 through the date of this Agreement, no customers of Harvest or any Harvest Subsidiary have indicated that they will stop or decrease the rate of business done with Harvest or any Harvest Subsidiary (except for changes in the ordinary course of business) such as to, individually or in the aggregate, have a Harvest Material Adverse Effect.

     3.14. Properties, Leases and Other Agreements. Except as may be reflected in the Harvest Financial Statements, for any lien for current taxes not yet delinquent, for pledges to secure deposits and for such other liens, security interests, claims, charges, options or other encumbrances and imperfections of title which do not materially affect the value of personal or real property reflected in the Harvest Financial Statements or acquired since the date of such Statements and which do not materially interfere with or impair the present and continued use of such property, Harvest and its Subsidiaries have good title, free and clear of any liens, security interests, claims, charges, options or other encumbrances, to all of the personal and real property reflected in the Harvest Financial Statements, and all personal and real property acquired since the date of such Statements, except such personal and real property as has been disposed of in the ordinary course of business. The Harvest Disclosure Letter lists all acquisitions or dispositions of capital assets planned as of the date of this Agreement by Harvest or any Harvest Subsidiary, other than individual transactions with a value not in excess of $50,000. Substantially all Harvest's and each Harvest Subsidiary's buildings and equipment in regular use (including such buildings and equipment as are leased) have been well maintained and are in good and serviceable condition, reasonable wear and tear excepted. The Harvest Disclosure Letter contains a brief description, including terms, of each lease for real property and for personal property involving lease payments by Harvest in excess of $50,000 annually to which Harvest or any Harvest Subsidiary is a party. Harvest or the applicable Harvest Subsidiary, as lessee, has a valid and existing leasehold interest under each of such leases, true and correct copies of which Harvest has delivered to Firstar. There is not, under any of such leases relating to real property or any other material leases, any material existing default by Harvest, its Subsidiaries or, to the knowledge of Harvest, any other party thereto, or any event with notice or lapse of time or both would constitute such a material default.

     3.15. Opinion of Financial Advisor. Harvest has received the opinion of The Chicago Corporation dated the date hereof to the effect that, as of the date hereof, the consideration to be received in the Merger by Harvest's shareholders is fair to Harvest's shareholders from a financial point of view, a copy of which opinion has been delivered to Firstar.

     3.16. Vote Required. The affirmative vote of holders of a majority of the outstanding shares of Harvest Common Stock is the only vote of the holders of any class or series of Harvest capital stock necessary to approve this Agreement and the transactions contemplated hereby. Without limitation, the voting requirements of Article XII of the Harvest Articles will not apply to any of the transactions contemplated by this Agreement.

     3.17. Tax Matters. To the knowledge of Harvest, neither Harvest nor any of its affiliates has taken or agreed to take any action that would prevent it or them from signing a letter substantially to the effect of Exhibit 3.17.

     3.18. Full Disclosure. The representations and warranties of Harvest contained in this Agreement do not omit any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. There is no fact known to Harvest which has not been disclosed to Firstar pursuant to this Agreement, the Harvest Disclosure Letter and the Harvest Reports, all taken together as a whole, which would reasonably be expected to have a Harvest Material Adverse Effect or a material adverse effect on the ability of Harvest to consummate the transactions contemplated hereby.

     3.19. Affiliates. The Harvest Disclosure Letter identifies persons who are now "Affiliates" of Harvest for purposes of Rule 145 under the Securities Act ("Affiliates"). Harvest has advised such persons of the restrictions imposed by applicable securities laws upon the resale of Firstar Common Stock delivered in connection with the Merger.

     3.20. Affiliate Transactions. Except as set forth in the Harvest Disclosure Letter, neither Harvest nor any of its Subsidiaries, nor any executive officer or director of Harvest, nor any member of the immediate family of any such officer or director (which for the purposes hereof shall mean a spouse, minor child or adult child living at the home of any such officer or director), nor any entity which any of such person "controls" (within the meaning of Regulation O of the Federal Reserve Board), has any loan agreement, note or borrowing arrangement or any other agreement with Harvest or any of its Subsidiaries (other than normal employment arrangements) or any interest in any property, real, personal or mixed, tangible or intangible, used in or pertaining to the business of Harvest or any of its Subsidiaries.

     3.21. Interest Rate Risk Management Instruments.

     (a) The Harvest Disclosure Letter sets forth a true, correct and complete list of all interest rate swaps, caps, floors, option agreements securities that are identified in Thrift Bulletin No. 65 as structured notes and other interest rate risk management arrangements ("Interest Rate Risk Management Instruments") to which Harvest or any of its Subsidiaries is a party or by which any of their properties or assets may be bound. Harvest has delivered or made available to Firstar true, correct and complete copies of all such Interest Rate Risk Management Instruments.

     (b) All Interest Rate Risk Management Instruments to which Harvest or any of its Subsidiaries is a party or by which any of their properties or assets may be bound were entered into in the ordinary course of business and, to Harvest's knowledge, in accordance with prudent banking practice and applicable rules, regulations and policies of the regulators to which Harvest is subject and with counterparties believed to be financially responsible at the time, are legal, valid and binding obligations enforceable in accordance with their terms, and are in full force and effect. Harvest and each of its Subsidiaries has duly performed in all material respects all of its obligations thereunder to the extent that such obligations to perform have accrued; and to Harvest's knowledge, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.

     3.22. Regulatory Impediments. As of the date hereof, Harvest is not aware of the existence of any factor that would (i) materially delay or materially hinder the issuance of any of the required regulatory approvals necessary to consummate the Merger, or the other transactions contemplated hereby, other than any protests by any nongovernmental parties or (ii) otherwise cause the condition set forth in Section 8.01(b) not to be satisfied.

     3.23. No Discussions. As of the date of this Agreement, neither Harvest nor any Harvest Subsidiary, nor any of its or their Representatives (as defined in Section 5.02(f)), are, directly or indirectly, soliciting, initiating or engaged in any discussions or other negotiations with, or providing any information to, any third party concerning any possible proposal regarding a Competing Transaction (as defined in Section 5.02(f)).

     3.24. Exceptions to Harvest Representations and Warranties. The Harvest Disclosure Letter sets forth, among other things, exceptions to Harvest's representations and warranties in this Article III. While Harvest has used its best efforts to identify in the Harvest Disclosure Letter the particular representation or warranty to which each such exception relates, each such exception shall be deemed disclosed for purposes of all representations and warranties in this Article III. The mere inclusion of an exception in the Harvest Disclosure Letter shall not be deemed an admission by Harvest that such exception represents a material fact, event or circumstance or would result in a Harvest Material Adverse Effect.

                                   ARTICLE IV

               REPRESENTATIONS AND WARRANTIES OF FIRSTAR AND SUB

     Firstar and Sub, jointly and severally, represent and warrant to Harvest as follows:

     4.01. Organization, Standing and Power. Firstar is a corporation duly organized, validly existing and in active status under the laws of the State of Wisconsin and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to have such power or authority would not have a material adverse effect on the business, operations, prospects or financial condition of Firstar and its Subsidiaries (as defined in Section 4.02) taken as a whole (a "Firstar Material Adverse Effect"). Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Iowa and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to have such power or authority would not have a Firstar Material Adverse Effect. Each of Firstar and Sub is qualified to do business and is in good standing in each other state or foreign jurisdiction where its ownership or leasing of property or the conduct of its business requires it to be so qualified and where the failure to be so qualified would have a Firstar Material Adverse Effect. Each of Firstar and Sub is registered as a bank holding company with the Federal Reserve Board under the BHC Act. Firstar has delivered to Harvest true, accurate and complete copies of the currently effective Restated Articles of Incorporation and by-laws of Firstar, including all amendments thereto.

     4.02. Firstar Subsidiaries. Except as set forth in the Firstar Disclosure Letter (which is a letter delivered by Firstar and Sub to Harvest at least two days prior to the date hereof, the receipt thereof having been acknowledged by Harvest executing a copy thereof that identifies, as to each matter disclosed therein, the section of this Agreement to which the matter relates), Firstar beneficially owns, directly or indirectly, all of the shares of the outstanding capital stock of Sub and each of the Subsidiaries listed in the Firstar Disclosure Letter (herein, including Sub, called collectively the "Firstar Subsidiaries" or individually a "Firstar Subsidiary"), which constitute Firstar's principal operating subsidiaries as of the date of this Agreement. No equity securities of any of the Firstar Subsidiaries are or may become required to be issued by reason of any option, warrants, calls, rights or agreements of any character whatsoever; there are outstanding no securities or rights convertible into or exchangeable for shares of any capital stock of any Firstar Subsidiary; and there are no other contracts, commitments, understandings or arrangements by which any Firstar Subsidiary is bound to issue additional shares of its capital stock or options, warrants, calls, rights or agreements to purchase or acquire any additional shares of its capital stock. Except as provided for under any applicable banking statute and except as set forth in the Firstar Disclosure Letter, all of the shares of capital stock of each of the Firstar Subsidiaries owned by Firstar are fully paid and nonassessable (except as provided in Section 180.0622(2)(b) of the Wisconsin Business Corporation Law ("WBCL")) and are owned by it free and clear of any claim, lien, encumbrance or agreement with respect thereto. Each Firstar Subsidiary is a banking association or a corporation, in each case duly organized, validly existing and in good standing or in active status under the laws of its jurisdiction of incorporation, and has the corporate power and authority to own or lease its properties and assets and to carry on its business as it is now being conducted, except where the failure to have such power or authority would not have a Firstar Material Adverse Effect. The deposits of each Firstar Subsidiary that is a banking institution and accepts deposits are insured by the FDIC to the extent provided by law. Firstar has delivered to Harvest true, accurate and complete copies of the currently effective Articles of Incorporation and by-laws of Sub.

     4.03. Capital Structure. As of the date hereof, the authorized capital stock of Firstar consists of 120,000,000 shares of Firstar Common Stock, 2,500,000 shares of preferred stock, par value $1.00, and 38,775 shares of Series D Convertible Preferred Stock, no par value. Except as contemplated in the Merger Agreements, as set forth in the Firstar Disclosure Letter or as set forth in the most recent report of Firstar filed with the SEC on Form 10-K or Form 10-Q, there are, as of the date of the Merger Agreements, no outstanding options, warrants, calls, rights, commitments or agreements of any character whatsoever to which Firstar or any Firstar Subsidiary is a party or by which it is bound obligating Firstar or any Firstar Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or any Voting Debt securities of Firstar or of any Firstar Subsidiary or obligating Firstar or any Firstar Subsidiary to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. All outstanding shares of Firstar capital stock are, and the shares of Firstar Common Stock to be issued pursuant to or as specifically contemplated by the Merger Agreements will be, validly issued, fully paid and nonassessable (except as provided in WBCL Section 180.0622(2)(b)) and not subject to preemptive rights. As of the date hereof, the authorized capital stock of Sub consists of 1,000 shares of common stock, no par value, all of which are validly issued, fully paid and nonassessable and owned by Firstar.

     4.04. Authority. Firstar and Sub have all requisite corporate power and authority to enter into this Agreement, the Plan of Merger, and the Investment Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement, the Plan of Merger and the Investment Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Firstar and Sub. Approval of this Agreement, the Plan of Merger and the Investment Agreement by shareholders of Firstar is not required under the WBCL, the rules of the New York Stock Exchange or otherwise. This Agreement and the Plan of Merger have been duly executed and delivered by Firstar and Sub, and each constitutes a valid and binding obligation of Firstar and Sub enforceable in accordance with its terms. The execution and delivery of this Agreement, the Plan of Merger and the Investment Agreement do not, and the consummation of the transactions contemplated hereby, will not, result in any Violation pursuant to any provision of (a) the restated articles of incorporation or by-laws of Firstar or any Firstar Subsidiary or (b) any loan or credit agreement, note, mortgage, indenture, lease, Benefit Plan maintained by Firstar or other agreement, obligation, instrument, permit, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Firstar or any Firstar Subsidiary or their respective properties or assets, which Violation pursuant to this clause (b) would have a Firstar Material Adverse Effect. Other than in connection or in compliance with the provisions of the WBCL and the IBCA, the Securities Act, the Exchange Act, the securities or blue sky laws of the various states, and consents, authorizations, approvals, notices or exemptions required under the BHC Act, the SLHC Act, the FDI Act, the Bank Merger Act, the Iowa Banking Act and the HOLA, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required on the part of Firstar or any Firstar Subsidiary in connection with the execution and delivery of this Agreement, the Plan of Merger and the Investment Agreement by Firstar or the consummation by Firstar or its Subsidiaries of the transactions contemplated hereby and thereby, the failure to obtain which would have a Firstar Material Adverse Effect.

     4.05. Firstar Financial Statements. The consolidated balance sheets of Firstar as of December 31, 1994 and 1993 and the related consolidated statements of income, consolidated statements of cash flows and consolidated statements of shareholders' equity for the three years in the period ended December 31, 1994, accompanied by the unqualified opinion of KPMG Peat MARWICK LLP, copies of which have been furnished by Firstar to Harvest; the unaudited consolidated balance sheet of Firstar as of March 31, 1995 and the related consolidated statement of income, consolidated statement of cash flows and consolidated statement of shareholders' equity for the three months included in Forms 10-Q filed with the SEC subsequent to December 31, 1994 (collectively, the "Firstar Financial Statements"), have been prepared in accordance with generally accepted accounting principles as utilized in the Firstar Financial Statements applied on a consistent basis (except as may be indicated therein or in the notes thereto), and present fairly the consolidated financial condition of Firstar at the dates, and the consolidated results of operations, changes in shareholders' equity and cash flows for the periods, stated therein. In the case of interim fiscal periods, all adjustments, consisting only of normal recurring items, which management of Firstar believes necessary for a fair presentation of such financial information, have been made, subject to year-end audit adjustments, none of which could reasonably be expected to have a Firstar Material Adverse Effect.

     4.06. Reports. Since January 1, 1992, Firstar and the Firstar Subsidiaries have filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that were and are required to be filed with (i) the SEC, including but not limited to Forms 10-K, Forms 10-Q, Forms 8-K and proxy statements, (ii) the Federal Reserve Board, (iii) the Comptroller of the Currency, (iv) the FDIC and (v) any other applicable federal or state securities or banking authorities (all such reports and statements are collectively referred to herein as the "Firstar Reports"). As of their respective dates, the Firstar Reports filed prior to the date hereof complied and will comply in all material respects with all of the statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed (including, to the extent applicable, Rule 10b-5 promulgated under the Exchange Act) and did not contain any untrue statement of a material fact.

     4.07. Authorizations; Compliance with Applicable Laws. Firstar and the Firstar Subsidiaries hold all authorizations, permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities which are material to the operation of the businesses of Firstar and the Firstar Subsidiaries taken as a whole (the "Firstar Permits"). Firstar and the Firstar Subsidiaries are in compliance with the terms of the Firstar Permits, except where the failure so to comply could not reasonably be expected to have a Firstar Material Adverse Effect. Except as disclosed in the Firstar Reports filed prior to the date of this Agreement or the Firstar Disclosure Letter, the businesses of Firstar and the Firstar Subsidiaries are not being conducted in violation of any Law, except for possible violations which individually or in the aggregate do not, and, insofar as reasonably can be foreseen, in the future will not, have a Firstar Material Adverse Effect. Except as set forth in the Firstar Disclosure Letter, as of the date hereof, no investigation or review by any Governmental Entity with respect to Firstar or any of the Firstar Subsidiaries that would cause a Firstar Material Adverse Effect is pending or, to the knowledge of Firstar, threatened, nor has any Governmental Entity indicated an intention to conduct the same.

     4.08. Litigation. Except as disclosed in the Firstar Reports filed prior to the date of this Agreement or in the Firstar Disclosure Letter, there is no Proceeding pending or, to the knowledge of Firstar, threatened against or affecting Firstar or any Firstar Subsidiary which would, if adversely determined, have a Firstar Material Adverse Effect, nor is there any judgment, order, writ, injunction, decree or award of any Governmental Entity or arbitrator outstanding against Firstar or any Firstar Subsidiary having, or which, insofar as reasonably can be foreseen, in the future could have, any such effect.

     4.09. Absence of Certain Changes or Events. Except as disclosed in the Firstar Reports filed prior to the date of this Agreement or in the Firstar Disclosure Letter, and except as contemplated by this Agreement, the Plan of Merger and the Investment Agreement, from and after January 1, 1995 through the date of this Agreement: (a) Firstar and the Firstar Subsidiaries have conducted their respective businesses only in the ordinary and usual course consistent with past practice, (b) Firstar has not declared, set aside or paid any dividend or other distribution in respect to any of Firstar's capital stock, except for regular quarterly cash dividends not exceeding $.34 per share on Firstar Common Stock with usual record and payment dates for such dividends, (c) there has not been any transaction, commitment, dispute or other event or condition of any character (whether or not in the ordinary course of business) individually or in the aggregate having or which, insofar as reasonably can be foreseen, in the future is reasonably likely to have, a Firstar Material Adverse Effect and (d) there has not been any material change in the method of accounting or accounting practices of Firstar and the Firstar Subsidiaries.

     4.10. Tax Matters. To the knowledge of Firstar, neither Firstar nor any of its affiliates has through the date hereof taken or agreed to take any action that would prevent it or them from signing a letter substantially to the effect of Exhibit 4.10.

     4.11. Regulatory Impediments. As of the date hereof, Firstar is not aware of the existence of any factor that would (i) materially delay or materially hinder issuance of any of the required regulatory approvals necessary to consummate the Merger, or the other transactions contemplated hereby, other than any protests by nongovernmental parties or that would (ii) otherwise cause the condition set forth in Section 8.01(b) not to be satisfied.

     4.12. Exceptions to Firstar Representations and Warranties. The Firstar Disclosure Letter sets forth, among other things, exceptions to Firstar's representations and warranties in this Article IV. While Firstar has used its best efforts to identify in the Firstar Disclosure Letter the particular representation or warranty to which each such exception relates, each such exception shall be deemed disclosed for purposes of all representations and warranties in this Article IV. The mere inclusion of an exception in the Firstar Disclosure Letter shall not be deemed an admission by Firstar that such exception represents a material fact, event or circumstance or would result in a Firstar Material Adverse Effect.

     4.13. Full Disclosure. The representations and warranties of Firstar contained in this Agreement do not omit any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. There is no fact known to Firstar which has not been disclosed to Harvest pursuant to this Agreement, the Firstar Disclosure Letter and the Firstar Reports, all taken together as a whole, which would reasonably be expected to have a Firstar Material Adverse Effect or a material adverse effect on the ability of Firstar to consummate the transactions contemplated hereby.

                                   ARTICLE V

                              COVENANTS OF HARVEST

     5.01. Affirmative Covenants. Harvest hereby covenants and agrees with Firstar that prior to the Effective Time or until the earlier termination or abandonment of this Agreement in accordance with its terms, unless the prior written consent of Firstar shall have been obtained and except as otherwise contemplated herein, it will and it will cause its respective Subsidiaries to:

          (a) operate its business only in the usual, regular and ordinary course consistent with past practices;

          (b) preserve substantially intact its business organization and assets (except for acquisitions and dispositions of assets in the ordinary course of business consistent with past practices, unless otherwise required by the terms of this Agreement), and maintain its rights and franchises, and use its reasonable best efforts to retain the services of its officers and key employees (except that it shall have the right to terminate the employment of any officer or key employee in accordance with established employment procedures) and maintain its relationships with customers;

          (c) maintain and keep its properties in as good repair and condition as at present, except for depreciation due to ordinary wear and tear;

          (d) keep in full force and effect,, insurance and bonds comparable in amount and scope of coverage to that now maintained by it;

          (e) perform in all material respects all obligations required to be performed by it under all material contracts, leases, and documents relating to or affecting its assets, properties, and business;

          (f) comply with and perform in all material respects all material obligations and duties imposed upon it by all Laws; and

          (g) notify Firstar immediately by telephone, and thereafter promptly confirm in writing, if any of the matters described in Section 5.02(f) occurs, whether as a result of action by Harvest, any Harvest Subsidiary or any Representatives (as defined therein) of Harvest, or if any person makes any offer or other proposal concerning a Competing Transaction (as defined in Section 5.02(f)); such notice shall include the name of any person other than Harvest, a Harvest Subsidiary and their Representatives involved in such matter and, after receipt of any written offer or proposal from such person, a copy of any written offers, proposals, agreements or other documents with respect to such offer or proposal.

     5.02. Negative Covenants. Except as specifically contemplated by this Agreement, from the date hereof until the Effective Time, Harvest shall not do, or permit any of its Subsidiaries to do, without the prior written consent of Firstar (which shall not be unreasonably withheld), any of the following:

          (a) incur any material liabilities or material obligations, whether directly or by way of guaranty, including any obligation for borrowed money whether or not evidenced by a note, bond, debenture or similar instrument, except in the ordinary course of business consistent with past practice (which exception shall include accounts established and FHLB Borrowings within the limitations of Section 5.02(m));

          (b) Except as set forth in the Harvest Disclosure Letter, (i) grant any general increase in compensation to its employees as a class, or to its officers or directors, except in accordance with past practice or as required by law, or increases which are not material, (ii) effect any change in retirement benefits to any class of employees or officers (unless any such change shall be required by applicable law) which would increase its retirement benefit liabilities, (iii) adopt, enter into, amend or modify any Harvest Benefit Plan, make any adjustments pursuant to, or exercise discretion under Section 10 of, the Harvest Option Plan or make any grants pursuant to the Harvest Option Plan, or (iv) enter into or amend any employment, severance or similar agreements or arrangements with any directors or officers or former directors or officers; provided, however, that notwithstanding the provisions of this Section 5.02(b), Harvest may amend the Harvest Executive Performance Incentive Compensation Plan and the Harvest Middle Management Performance Incentive Compensation Plan for the purpose of providing to participants therein, in any year in which a change of control of Harvest is effected, the pro rated portion of the bonus to which such participants would have been entitled if such change in control had not been effected; and provided further that Harvest may establish a bonus program for certain employees who continue their employment through or beyond the Effective Time as described in Exhibit 5.02(b).

          (c) declare or pay any dividend on, or make any other distribution in respect of its outstanding shares of capital stock, except (i) cash dividends in an aggregate amount not to exceed the amount of cash dividends that the holders of Harvest Common Stock would have received on the Firstar Common Stock exchanged in the Merger (assuming for purposes of computing the dividends to which Harvest shareholders are entitled hereunder that the Exchange Ratio is a number of shares of Firstar Common Stock equal to a quotient produced by dividing $27.00 by the closing price of Firstar Common Stock on the New York Stock Exchange Composite Tape on each record date for determining holders of Firstar Common Stock entitled to receive cash dividends) in respect of each cash dividend declared or paid by Firstar after December 31, 1995 and before the Effective Time, provided, however that this clause (i) shall not entitle the holders of Harvest Common Stock to receive in the same calendar quarter both a cash dividend as holders of Harvest Common Stock and as holders of Firstar Common Stock, and (ii) dividends by a wholly-owned Harvest Subsidiary;

          (d)(i) redeem, purchase or otherwise acquire any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, or any options, warrants, conversion or other rights to acquire any shares of its capital stock or any such securities or obligations (except (A) redeeming Options pursuant to the Harvest Option Plan in accordance with its terms and (B) the purchase of shares of Harvest Common Stock for $27.00 or less per share); (ii) merge with or into, or permit Harvest Bank to merge with or into, any other corporation or savings institution or bank, permit any other corporation or savings institution or bank to merge into it or Harvest Bank or consolidate with, or permit Harvest Bank to consolidate with, any other corporation or savings institution or bank, or effect any reorganization or recapitalization; (iii) purchase or otherwise acquire any substantial portion of the assets, or more than 5% of any class of stock, of any corporation, bank, savings institution or other business; (iv) liquidate, sell, dispose of, or encumber any assets or acquire any assets, except in the ordinary course of its business consistent with past practice (which exception shall include, without limitation, dispositions or acquisitions of REO and loans (with servicing rights retained) consistent with past practices); or (v) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

          (e) issue, deliver, award, grant or sell, or authorize or propose the issuance, delivery, award, grant or sale of, any shares of its capital stock of any class (including shares held in treasury), any Voting Debt or any securities convertible into, or any rights, warrants or options to acquire, any such shares, Voting Debt or convertible securities, other than
     (i) the issuance of Harvest Common Stock pursuant to the currently outstanding Harvest Options in accordance with their present terms, and
     (ii) issuances by a wholly-owned Subsidiary of its capital stock to its parent;

          (f)(i) initiate, solicit or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Competing Transaction (as such term is defined below), or (ii) negotiate with any person in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize or permit any of its officers, directors or employees or any investment banker, financial advisor (including The Chicago Corporation ), attorney, accountant or other representative retained by it or any of the Harvest Subsidiaries ("Representatives") to take any such action, provided, however, that nothing contained in this clause (ii) shall prohibit the Board of Directors of Harvest from (1) taking any such action or permitting any of its Representatives to take any such action if the Board of Directors of Harvest is complying with its fiduciary duties to shareholders and such Board based its determination of such fiduciary duties on a written opinion of counsel or (2) complying with Rules 14d-2 and 14e-2 promulgated under the Exchange Act with regard to a Competing Transaction. Harvest shall promptly notify Firstar orally and in writing of all of the relevant details relating to all inquiries and proposals which it may receive relating to any of such matters. For purposes of this Agreement, "Competing Transaction" shall mean any of the following involving Harvest or any of the Harvest Subsidiaries: any merger, consolidation, share exchange or other business combination; a sale, lease, exchange, mortgage, pledge, transfer or other disposition of a substantial portion of the consolidated assets of Harvest and its Subsidiaries; a sale of shares of voting capital stock constituting more than 10% of the voting capital stock of Harvest (or securities convertible or exchangeable into or otherwise evidencing, or any agreement or instrument evidencing, the right to acquire such voting capital stock); a tender offer or exchange offer for at least 10% of the outstanding shares of Harvest Common Stock; a solicitation of proxies in opposition to approval of the Merger by Harvest's shareholders; or a public announcement of a bona fide proposal, plan or intention to do any of the foregoing;

          (g) propose or adopt any amendments to its corporate charter or by-laws in any way adverse to Firstar;

          (h) authorize, recommend, propose or announce an intention to authorize, recommend or propose, or enter into an agreement in principle with respect to any acquisition of a material amount of assets or securities or any release or relinquishment of any material contract rights not in the ordinary course of business;

          (i) with respect to properties leased by Harvest or any of the Harvest Subsidiaries, except in the ordinary course of business and after consultation with Firstar, renew, exercise an option to extend, cancel or surrender any lease of real property or allow any such lease to lapse, without prior consultation with Firstar;

          (j) change any of its methods of accounting in effect at June 30, 1994, or change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of the federal income tax returns for the taxable year ending June 30, 1994, except as may be required by law or generally accepted accounting principles;

          (k) take action which would or is reasonably likely to (i) adversely affect the ability of either of Firstar or Harvest to obtain any necessary approvals of governmental authorities required for the transactions contemplated hereby; (ii) adversely affect Harvest's ability to perform its covenants and agreements under this Agreement; or (iii) result in any of the conditions to the Merger set forth in Article VIII not being satisfied or in a violation of any provision of the Investment Agreement;

          (l) sell servicing rights, sell loans with servicing rights released or otherwise change the lending, investment, liability management and other material policies concerning the banking business of Harvest and the Harvest Subsidiaries, unless required by Law or order or unless (except in the case of sales of servicing rights or loan sales with servicing rights released) such change does not cause a Harvest Material Adverse Effect;

          (m) make any additional borrowings from the Federal Home Loan Bank of Des Moines or renew any current such borrowings, in each case other than in the ordinary course of business consistent with Harvest's past practices (it being understood that Harvest Bank increases, renews, extends, borrows, pays, grants security and other interests with respect to, and otherwise deals with, FHLB Borrowings in the ordinary course of its business) provided, however, that in no event shall the aggregate amount of FHLB Borrowings on Harvest's consolidated balance sheet at any time exceed $100,000,000;

          (n) pay any fees of any legal counsel, tax adviser or certified public accountants retained in connection with the Merger, calculated on a basis other than an hourly basis at the maximum rates per hour set forth in the Harvest Disclosure Letter, with bills detailing such hours and hourly charges to be submitted to Harvest (and a copy provided to Firstar) each month prior to the Effective Time and with such monthly bills to be paid by Harvest within 30 days of receipt, or pay any fees of an agent, broker, investment banker, or financial advisor, including The Chicago Corporation, otherwise than in accordance with Section 7.05;

          (o) purchase any debt securities or derivative securities, including CMO or REMIC products, that are defined as "high risk mortgage securities" under OTS Thrift Bulletin NO. 52 dated January 10, 1992 as revised, or purchase any Interest Rate Risk Management Instruments;

          (p) purchase any equity securities other than Federal Home Loan Bank stock;

          (q) make any investment which would cause Harvest Bank not to be a qualified thrift lender under Section 10(m) of the HOLA, or not to be a "domestic building and loan association" as defined in Section 7701(a)(19) of the Code; or

          (r) agree in writing or otherwise to do any of the foregoing.

     Notwithstanding anything in this Section 5.02 to the contrary, Harvest may amend or terminate the Harvest Savings Bank Employee Stock Ownership Plan ("ESOP") prior to the Effective Time, provided that any such action (i) does not violate ERISA or cause the ESOP to fail to qualify under Section 401(a) of the Code, and (ii) is not implemented prior to receipt of a favorable determination letter from the Internal Revenue Service with respect thereto. Before requesting such determination, Harvest shall provide a copy thereof to Firstar and shall incorporate therein such material as Firstar may reasonably request to assure the adequacy of the ruling or determination. In the meantime between the date hereof and the Effective Time, Harvest may, in its discretion, make contributions to the ESOP in amounts consistent with recent past practice; provided that Harvest may adjust such past practice to take into account the ESOP's termination on a date other than the last day of the plan year. If Harvest elects prior to the Effective Time to terminate the ESOP, any balance remaining due on acquisition loans thereunder (after payments made with the contributions described in the preceding sentence) shall be satisfied with the proceeds of sales of qualifying employer securities. Any previously unallocated qualifying employee securities or other assets shall then be allocated among the accounts of eligible participants in accordance with the terms of the ESOP plan documents, as amended; provided that this allocation shall not occur prior to the receipt of the favorable determination letter referred to in clause (ii) of the first sentence of this paragraph.

     5.03. Letter of Harvest's Accountants. At the request of Firstar, Harvest shall use its best efforts to cause to be delivered to Firstar "cold comfort" letters of KMPG PEAT MARWICK LLP, Harvest's independent public accountants, dated the date on which the S-4 shall become effective and the Closing Date, respectively, and addressed to Firstar, in form and substance reasonably satisfactory to Firstar and reasonably customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the S-4 and transactions such as those contemplated by the Merger Agreements.

     5.04. Access and Information. Except where prohibited by law, upon reasonable notice, Harvest shall (and shall cause its Subsidiaries to) afford to Firstar's officers, employees, accountants, counsel and other representatives, access, during normal business hours during the period prior to the Effective Time, to all books, papers and records relating to the assets, stock, properties, operations, obligations and liabilities of Harvest and the Harvest Subsidiaries, including without limitation all books of account, tax records, minute books of directors' and shareholders' meetings (except portions thereof relating to this Agreement, the transactions contemplated hereby and Competing Transactions), contracts and agreements, filings with any regulatory authority, accountants' work papers, litigation files (other than attorney work product or materials protected by any attorney-client privilege), documents relating to assets and title thereto, plans affecting employees, securities transfer records and shareholder lists, and any books, papers and records relating to other assets, business activities or prospects in which Firstar may have a reasonable interest, including without limitation, its interest in planning for integration and transition with respect to the business of Harvest and the Harvest Subsidiaries. During such period, Harvest will cause one or more of its representatives to confer on a regular and frequent basis with representatives of Firstar, to report on the general status of its ongoing operations and to consult as to the making of any decisions or the taking of any actions in matters other than in the ordinary course of business. During such period, Harvest shall (and shall cause each of its Subsidiaries to), except where prohibited by law, furnish promptly to Firstar (i) a copy of each Harvest Report filed or received by it during such period pursuant to the requirements of federal securities laws, the SLHC Act and any other federal or state banking or savings institution laws promptly after such documents are available, (ii) the monthly financial statements of Harvest and the Harvest Subsidiaries (as prepared by Harvest in accordance with its normal accounting procedures) promptly after such financial statements are available, (iii) a summary of any action taken by the Board of Directors, or any committee thereof, of Harvest (except portions thereof relating to this Agreement, the transactions contemplated hereby and Competing Transactions), (iv) minutes of Board of Directors meetings (except portions thereof relating to this Agreement, the transactions contemplated hereby and Competing Transactions) and the reports of management of Harvest and each of the Subsidiaries of Harvest customarily provided to their respective Boards of Directors, and (v) all other information concerning its business, properties and personnel as Firstar may reasonably request. During such period, Harvest shall, and shall cause the Harvest Subsidiaries to, instruct its officers, employees, counsel and accountants to be available for, and respond to any questions of, Firstar's officers, employees, accountants, counsel and other representatives at reasonable hours and with reasonable notice by Firstar to such individuals, and to cooperate fully with Firstar in planning for the integration of the business of Harvest and the Harvest Subsidiaries with the business of Firstar and its Subsidiaries.

     5.05. Update Disclosure; Breaches.

     (a) From and after the date hereof until the Effective Time, Harvest shall promptly, but not less frequently than monthly, update the Harvest Disclosure Letter by notice to Firstar to reflect any matters which have occurred from and after the date hereof which, if existing on the date hereof, would have been required to be described therein and which, in the case of all such updates other than the last such update prior to the Effective Time, are likely to have a Harvest Material Adverse Effect; provided, however, that no such update shall affect the conditions to the obligation of Firstar and Sub to consummate the transactions contemplated hereby, and any and all changes reflected in any such update shall be considered in determining whether such conditions have been satisfied.

     (b) Harvest shall, in the event it becomes aware of the impending or threatened occurrence of any event or condition which would cause or constitute a material breach (or would have caused or constituted a breach had such event occurred or been known prior to the date hereof) of any of its representations or agreements contained or referred to herein or which would cause any of the conditions to the obligations of any party set forth in Article VIII not to be satisfied, give prompt written notice thereof to Firstar and use its best efforts to prevent or promptly remedy the same.

     5.06. Affiliates; Tax Treatment. Harvest shall use its best efforts to cause any person who becomes an Affiliate of Harvest after the date hereof, by virtue of becoming a director or officer of Harvest or any Harvest Subsidiary, and shall use its best efforts to cause any other person who becomes an Affiliate of Harvest after the date hereof, and on or prior to the Closing Date, to deliver to Firstar a written agreement substantially in the form attached as
Exhibit 5.06 hereto as soon as practicable after attaining such status and advise such person of the restrictions imposed by applicable securities laws upon the resale of Firstar Common Stock delivered in connection with the Merger. Harvest will use its best efforts to cause the Merger to qualify as a reorganization under Section 368(a)(1) of the Code.

     5.07. Dissent Process. Harvest will give to Firstar prompt notice of its receipt of any written notice relating to the exercise of dissenters' rights granted under Section 490.1302(1)(A) of the IBCA, including the name of the dissenting shareholder and the number of shares of Harvest Common Stock to which the dissent relates. Firstar will have the right to participate in all negotiations and proceedings with Harvest shareholders relating to any such notice or the exercise of such rights, and except as required by law, Harvest will not make any payment with respect to, or settle or offer to settle, any dissent demands without the prior written consent of Firstar.

     5.08. Expenses. (a) "Expenses" as used in this Agreement shall include all reasonable out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to the party and its affiliates) incurred by a party or on its behalf in connection with the consummation of the transactions contemplated by this Agreement.

     (b) Except as otherwise provided herein, all Expenses incurred by Firstar (or Sub) and Harvest in connection with or related to the authorization, preparation and execution of this Agreement and the Plan of Merger, the solicitation of shareholder approval and all other matters related to the closing of the transactions contemplated hereby, including all fees and expenses of agents, representatives, counsel and accountants employed by either such party or its affiliates, shall be borne solely and entirely by the party which has incurred the same, except that the parties shall share equally in the expense of printing the S-4 and Prospectus/Proxy Statement.

     5.09. Delivery of Shareholder List. Harvest shall arrange to have its transfer agent deliver to Firstar or its designee, prior to the Closing Date, a true and complete list setting forth the names and addresses of all holders of record of Harvest Common Stock, their holdings of such stock as of the latest practicable date, and such other shareholder information as is reasonably available to Harvest that Firstar may reasonably request.

     5.10. Audited Financial Statements. Harvest shall use its best efforts to cause its independent public accountants to deliver to Firstar, by September 15, 1995, an audited consolidated financial report of Harvest as of and for the period ended June 30, 1995, and to make available to Firstar and its independent public accountants for their review the working papers of Harvest's independent public accountants prepared in connection with such audit and prior audits prior to and after August 31, 1995.

     5.11. EDP and Loan Origination Contracts. Harvest will cause Harvest Bank to give notice to the respective other parties (i) as soon as reasonably practicable after the date hereof, under Harvest Bank's Agreement dated April 29, 1993 with BISYS, Inc. and (ii) after the Harvest shareholders' approval of the Merger, under Harvest Bank's agreement dated February 23, 1987 disclosed in the Harvest Disclosure Letter, as to the intended termination of such agreements as soon as reasonably practicable after, and contingent on, the Merger. Harvest will cooperate with Firstar in using best efforts to minimize any termination penalties under such agreements.

     5.12. Sale of Investment Securities. Harvest shall consult with Firstar from time to time as requested by Firstar with respect to the disposition of such financial instruments as Firstar may identify.

     5.13. Accounting Matters. Immediately prior to the Effective Time, and upon receipt by Harvest of a written certificate from Firstar waiving its right to terminate this Agreement, Harvest shall establish such provisions for loan losses as may be necessary (as agreed to by Harvest and Firstar) to conform Harvest's loan allowance practices and method to those of Firstar. No additional provision for loan losses taken by Harvest or Harvest Bank pursuant to this Section shall be deemed in and of itself to be a breach or violation of any representation, warranty, covenant, agreement, condition or other provision of this Agreement or shall result in a Harvest Material Adverse Effect.

     5.14. Shareholder Meeting. (a) Harvest shall call a meeting of its shareholders for the purpose of voting upon the Merger Agreements and related matters and deliver notice of such meeting, as part of the Prospectus/Proxy Statement (as defined in Section 7.02(a)), to Harvest shareholders in accordance with applicable law and the Harvest Articles. Harvest shall coordinate and cooperate with Firstar with respect to the timing of such meeting and shall use its best efforts to hold such meeting as soon as practicable after the date hereof, but in no event later than the later of (i) October 31, 1995 and (ii) forty-five days after the S-4 becomes effective under the Securities Act. Unless otherwise required by law and except for matters submitted pursuant to the conduct of Harvest's annual meeting of shareholders, Harvest shall not, at such shareholders' meeting, submit any other matter for approval of its shareholders (except with the prior written consent of Firstar).

     (b) Harvest will, through its Board of Directors, subject to Harvest's receipt of the fairness opinion referred to in Section 8.01(g), which shall not have been withdrawn, (i) unanimously recommend to its shareholders approval of such matters, (ii) not withdraw, modify or amend such recommendations, and (iii) use its best efforts to obtain such shareholder approval; provided, however, that nothing contained in this Section 5.14(b) shall prohibit the Board of Directors of Harvest from failing to take any such action if the Board of Directors of Harvest is complying with its fiduciary duties to shareholders and such Board based its determination of such fiduciary duties on a written opinion of counsel.

     5.15. Acquisitions of Real Estate. During the period prior to the Effective Time, Harvest shall cause each Harvest Subsidiary that proposes to acquire ownership or possession of any real property (other than single family residential real property), through foreclosure or repossession or otherwise, to conduct an environmental assessment of such property meeting the requirements described in Section 7.07 and any further environmental investigation, sampling or analysis reasonably required to ensure that such Harvest Subsidiary shall not acquire ownership or possession of any real property that is reasonably likely to cause the

Harvest Subsidiary to be subject to or incur any liabilities, damages, penalties or removal, remediation or other costs as a result of its ownership or control of the property that will exceed the value of the property.

     5.16 Nonconforming Assets. Harvest will cooperate with Firstar in commencing the disposition, to be effective (i) subject to consummation of the Merger and (ii) as soon as and to the extent reasonably practicable after the Closing Date, of any assets of Harvest Bank that a national banking association is not permitted to hold under applicable regulations.

                                   ARTICLE VI

                          COVENANTS OF FIRSTAR AND SUB

     6.01. Affirmative Covenants. Firstar hereby covenants and agrees with Harvest that prior to the Effective Time, unless the prior written consent of Harvest shall have been obtained (which consent shall not be unreasonably withheld) and except as otherwise contemplated herein, it will:

          (a) maintain its corporate existence in good standing and maintain all books and records in accordance with accounting principles and practices as utilized in the Firstar Financial Statements applied on a consistent basis, except as may be required to implement changes in generally accepted accounting principles; and

          (b) conduct its business in a manner that does not violate any Law, except for possible violations which individually or in the aggregate do not, and, insofar as reasonably can be foreseen, in the future will not, have a Firstar Material Adverse Effect.

     6.02. Negative Covenants. Except as specifically contemplated by this Agreement, from the date hereof until the Effective Time, Firstar shall not do, or agree or commit to do, or permit any of its Subsidiaries to do, without the prior written consent of Harvest (which shall not be unreasonably withheld) any of the following:

          (a) propose or adopt any amendments to its corporate charter or by-laws in any way adverse to Harvest; provided, however, that any amendment to the by-laws of Firstar to increase the size of its Board of Directors shall not be deemed adverse to Harvest and any amendment to the Restated Articles of Incorporation of Firstar effected solely by action of the Board of Directors of Firstar shall not be deemed adverse to Harvest;

          (b) take action which would or is reasonably likely to (i) adversely affect the ability of either of Firstar or Harvest to obtain any necessary approvals of governmental authorities required for the transactions contemplated hereby; (ii) adversely affect Firstar's ability to perform its covenants and agreements under this Agreement; or (iii) result in any of the conditions to the Merger set forth in Article VIII not being satisfied or in a violation of any provision of the Investment Agreement; or

          (c) agree in writing or otherwise to do any of the foregoing.

     6.03. Firstar Rights Plan. Nothing herein shall be deemed to prohibit Firstar from (a) redeeming the Firstar Rights or (b) if the Firstar Rights are so redeemed, entering into a new rights agreement similar to the Firstar Rights Agreement; provided that, as to this clause (b), holders of Harvest Common Stock become entitled to any benefits thereof by virtue of the Merger or the Exchange Ratio is appropriately adjusted.

     6.04. Breaches. Firstar shall, in the event it becomes aware of the impending or threatened occurrence of any event or condition which would cause or constitute a material breach (or would have caused or constituted a breach had such event occurred or been known prior to the date hereof) of any of its representations or agreements contained or referred to herein or which would cause any of the conditions to the obligations of any party set forth in Article VIII not to be satisfied, give prompt written notice thereof to Harvest and use its best efforts to prevent or promptly remedy the same.

     6.05. Stock Exchange Listing. Firstar shall use its best efforts to cause the shares of Firstar Common Stock to be issued in the Merger to be approved for listing on the New York Stock Exchange ("NYSE"), subject to official notice of issuance, prior to the Closing Date.

     6.06 Registration Relating to Options. Firstar shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Firstar Common Stock for delivery upon exercise of Firstar Stock Options. Firstar shall use its best efforts to register the Firstar Common Stock underlying the Firstar Common Stock issuable upon exercise of the Firstar Stock Options under the Securities Act of 1933 as of the Effective Time and to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Firstar Stock Options remain outstanding.

     6.07. Tax Treatment. Firstar will use its best efforts to cause the Merger to qualify as a reorganization under Section 368(a)(1) of the Code.

                                  ARTICLE VII

                             ADDITIONAL AGREEMENTS

     7.01. Filings and Approvals.

     (a) Each party will use its best efforts and will cooperate with the other in the preparation and submission for filing, within 60 days of the date hereof, provided that all necessary information has been obtained on a timely basis from the other party, of all applications or other documents required to obtain the requisite approvals of and consents to the Merger and the other transactions contemplated by this Agreement, from the Federal Reserve Board, the OTS and any other applicable bank or savings institution regulatory authorities and provide copies of nonconfidential portions of such applications, filings and related correspondence to the other parties. At least five days prior to filing each application, notice or other documents with the applicable regulatory authority, each party will provide the other party with an opportunity to review and comment on the nonconfidential portions of each such application, notice or other document. Each party shall ensure that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in any documents to be filed with the Federal Reserve Board, the OTS, or any other regulatory agency in connection with the transactions contemplated hereby will, at the time of filing, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein. Subject to the terms and conditions herein provided, each party will use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to cause the conditions set forth in Article VIII to be satisfied, including participating in any required hearings or proceedings, and to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement. Each party shall keep the other advised of all material regulatory developments in a timely manner.

     (b) In the event of a restraining order or injunction which prevents the Closing by reason of the operation of Section 8.01(d), Harvest, Firstar and Sub shall use their respective best efforts to cause such order or injunction to be lifted and the Closing to be consummated as soon as reasonably practicable.

     7.02. Registration Statement.

     (a) For the purposes of (i) holding a meeting of the shareholders of Harvest to approve this Agreement and the Merger (the "Meeting") and (ii) registering the Firstar Common Stock to be issued to holders of Harvest Common Stock in connection with the Merger with the SEC and with applicable state securities authorities, the parties hereto shall cooperate in the preparation of an appropriate registration statement (such registration statement, together with all and any amendments and supplements thereto, being herein referred to as the "S-4"), which shall include a prospectus/proxy statement satisfying all applicable requirements of the Securities Act, the Exchange Act, applicable state securities laws and the rules and regulations thereunder (such prospectus/proxy statement, together with any and all amendments or supplements thereto, being herein referred to as the "Prospectus/Proxy Statement").

     (b) Firstar shall furnish such information concerning Firstar as is necessary in order to cause the Prospectus/Proxy Statement, insofar as it relates to Firstar, to be prepared in accordance with Section 7.02(a). Firstar agrees promptly to advise Harvest if any time prior to the Meeting any information provided by Firstar in the Prospectus/Proxy Statement becomes incorrect or incomplete in any material respect, and to provide the information needed to correct such inaccuracy or omission. At the time the S-4 becomes effective and at the time the Prospectus/Proxy Statement is mailed to the shareholders of Harvest and at all times subsequent to such mailing up to and including the time of the Meeting, the S-4 and such Prospectus/Proxy Statement (including any amendments or supplements thereto), with respect to all information set forth therein relating to Firstar (including the Firstar Subsidiaries) and the Firstar Common Stock, this Agreement, the Merger and all other transactions contemplated hereby, will
(a) comply in all material respects with applicable provisions of the Securities Act and the Exchange Act, and (b) not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they are made, not misleading.

     (c) Harvest shall furnish Firstar with such information concerning Harvest and the Harvest Subsidiaries as is necessary in order to cause the Prospectus/Proxy Statement, insofar as it relates to Harvest and the Harvest Subsidiaries, to be prepared in accordance with Section 7.02(a). Harvest agrees promptly to advise Firstar if at any time prior to the Meeting any information provided by Harvest in the Prospectus/Proxy Statement becomes incorrect or incomplete in any material respect, and to provide Firstar with the information needed to correct such inaccuracy or omission. At the time the S-4 becomes effective and at the time the Prospectus/Proxy Statement is mailed to the shareholders of Harvest and at all times subsequent to such mailing up to and including the time of the Meeting, the S-4 and such Prospectus/Proxy Statement (including any supplements thereto), with respect to all information set forth therein relating to Harvest (including the Harvest Subsidiaries) and its shareholders, Harvest Common Stock, this Agreement, the Merger and all other transactions contemplated hereby will (a) comply in all material respects with applicable provisions of the Securities Act and the Exchange Act, and (b) not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they are made, not misleading.

     (d) Firstar shall promptly file the S-4 with the SEC and applicable state securities agencies. Firstar shall use reasonable efforts to cause the S-4 to become effective under the Securities Act and applicable state securities laws at the earliest practicable date. Harvest authorizes Firstar to utilize in the S-4 the information concerning Harvest and its Subsidiaries provided to Firstar for the purpose of inclusion in the Prospectus/Proxy Statement. Harvest shall have the right to review and comment on the form of proxy statement included in the S-4. Firstar shall advise Harvest promptly when the S-4 has become effective and of any supplements or amendments thereto, and Firstar shall furnish Harvest with copies of all such documents. Prior to the Effective Time or the termination of this Agreement, each party shall consult with the other with respect to any material (other than the Prospectus/Proxy Statement) that might constitute a "prospectus" relating to the Merger within the meaning of the Securities Act.

     7.03. Indemnification and Insurance.

     (a) From and after the Effective Time, Firstar shall indemnify, defend and hold harmless each person who is now, or has been at any time to the date hereof or who becomes prior to the Effective Time, an officer or director of Harvest or any of the Harvest Subsidiaries (the "Indemnified Parties") against all losses, claims, damages, costs, expenses (including reasonable attorneys' fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of Firstar, which consent shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation (a "Claim") in which an Indemnified Party is, or is threatened to be made, a party or a witness based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director or officer of Harvest or any of its Subsidiaries if such Claim pertains to any matter or fact arising, existing or occurring prior to the Effective Time (including, without limitation, the Merger and other transactions contemplated by this Agreement), regardless of whether such Claim is asserted or claimed prior to, at or after the Effective Time (the "Indemnified Liabilities") to the full extent permitted under applicable Iowa or federal law as of the date hereof or as amended prior to the Effective Time and under the Harvest Articles and Harvest's by-laws as in effect on the date hereof (and Firstar shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the full extent permitted by law and under the Harvest Articles or such by-laws, upon receipt of any undertaking contemplated by
Section 8.05(a) of the by-laws of Firstar).

Any Indemnified Party wishing to claim indemnification under this Section 7.03(a), upon learning of any Claim, shall notify Firstar (but the failure to so notify Firstar shall not relieve Firstar from any liability which Firstar may have under this Section 7.03(a) except to the extent Firstar is materially prejudiced thereby) and shall deliver to Firstar any undertaking contemplated by
Section 8.05(a) of the by-laws of Firstar. Notwithstanding the foregoing, the Indemnified Parties as a group may retain only one law firm to represent them with respect to each matter under this Section 7.03(a) unless there is, under applicable standards of professional conduct, a conflict on any one significant issue between the positions of any two or more Indemnified Parties. Firstar shall use its best efforts to assure, to the extent permitted under applicable law, that all limitations of liability existing in favor of the Indemnified Parties as provided in the Harvest Articles and Harvest's by-laws, as in effect as of the date hereof, with respect to claims or liabilities arising from facts or events existing or occurring prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement, the Investment Agreement and the Voting Agreements), shall survive the Merger. The obligations of Firstar described in this Section 7.03(a) shall continue in full force and effect, without any amendment thereto, for a period of not less than five years from the Effective Time; provided, however, that all rights to indemnification in respect of any Claim asserted or made within such period shall continue until the final disposition of such Claim.

     (b) From and after the Effective Time, the directors, officers, and employees of Harvest and the Harvest Subsidiaries who become directors, officers or employees of Firstar or any of its Subsidiaries, except for the indemnification rights set forth in Section 7.03(a), shall have indemnification rights with prospective application only. The prospective indemnification rights shall consist of such rights to which directors, officers and employees of Firstar are entitled under the provisions of the Restated Articles of Incorporation of Firstar or similar governing documents of Firstar and its Subsidiaries, as in effect from time to time after the Effective Time, as applicable, and provisions of applicable law as in effect from time to time after the Effective Date.

     (c) The obligations of Firstar provided under Sections 7.03(a) are intended to benefit, and be enforceable against Firstar directly by, the Indemnified Parties, and shall be binding on all respective successors of Firstar.

     (d) For six years from and after the Effective Time, Firstar will maintain or cause Sub to maintain Harvest's current insurance policy for directors' and officers' liabilities or an equivalent policy having terms and conditions no less favorable to all present and former directors and officers of Harvest and the Harvest Subsidiaries who are covered by such current insurance policy than those in effect for such persons on the date of this Agreement; provided, however, that (i) Firstar's obligation under this subsection (d) shall be satisfied at such time as Firstar and/or Sub shall have incurred aggregate costs to maintain insurance in accordance with this subsection equal to $75,000 and
(ii) such directors and officers may be required to make application and provide customary representations and warranties to Firstar's insurance carrier for the purpose of obtaining such coverage.

     7.04.  Reports.

     (a) Prior to the Effective Time, (i) Harvest shall prepare and file as and when required all Harvest Reports and (ii) Firstar shall prepare and file as and when required all Firstar Reports.

     (b) Harvest and Firstar shall prepare such Harvest Reports and Firstar Reports, respectively, such that (i) they comply in all material respects with all of the statutes, rules and regulations enforced or promulgated by the regulatory authority with which they are filed and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) with respect to any Harvest Reports or Firstar Reports containing financial information of the type included in the Harvest Financial Statements or the Firstar Financial Statements, respectively, the financial information (A) is prepared in accordance with generally accepted accounting principles as utilized in the Harvest Financial Statements or the Firstar Financial Statements, as the case may be, applied on a consistent basis (except as stated therein or in the notes thereto), (B) presents fairly the consolidated financial condition of Harvest or Firstar, as the case may be, at the dates, and the consolidated results of operations and cash flows for the periods, stated therein and (C) in the case of interim fiscal periods, reflects all adjustments, consisting only of normal recurring items, subject to year-end audit adjustments.

     7.05. Brokers or Finders. Each of Firstar and Harvest represents, as to itself, its Subsidiaries and its affiliates, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, except The Chicago Corporation, whose fees and expenses will be paid by Harvest solely in accordance with Harvest's agreement dated June 16, 1994 with such firm (a correct and complete copy of which has been delivered by Harvest to Firstar prior to the date of this Agreement), and each of Firstar and Harvest respectively agree to indemnify and hold the other harmless from and against any and all claims, liabilities or obligations with respect to any other fees, commissions or expenses asserted by any person on the basis of any act or statement alleged to have been made by such party or its affiliate. Harvest represents that neither it nor its Subsidiaries has paid or agreed to pay any fee to its legal counsel, or its certified public accountants, other than on the basis set forth in Section 5.02(n) in connection with the transactions contemplated by this Agreement.

     7.06. Additional Agreements; Reasonable Efforts. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, subject to the appropriate vote of shareholders of Harvest described in Section 8.01(a), and the Investment Agreement, including cooperating fully with the other party. In case at any time after the Effective Time any further action is reasonably necessary or desirable to carry out the purposes of this Agreement or to vest Sub with full title to all properties, assets, rights, approvals, immunities and franchises of either of Sub or Harvest, the proper officers and directors of each party to this Agreement shall take all such necessary action.

     7.07. Environmental Audits. Firstar shall engage, at Harvest's expense, an environmental consulting engineering firm, reasonably acceptable to Harvest, to perform environmental site assessments of the properties known as Charter Commons, Oklahoma City, Oklahoma, Nachreiner Star Motel, Plain, Wisconsin, Iowa at 8th Street branch office and Plaza 20 headquarters office (collectively, the "Audited Properties") which shall satisfy the American Society of Testing and Materials "Standard Practice for Environmental Site Assessments: Phase I Environmental Site Assessment Process" (ASTM Designation: E-1527-93) (the "Environmental Audits") and render reports of the Environmental Audits (the "Environmental Reports") to determine, to Firstar's satisfaction, whether there are any indications or evidence that (i) any Toxic Substance has been stored, deposited, treated, recycled, used or accidentally or intentionally disposed of, discharged, spilled, released, dumped, emitted or otherwise placed on, under or at, or used in any construction on, any such Audited Property, (ii) any such Audited Property is contaminated by or contains any Toxic Substance or (iii) any violations of Environmental Laws have occurred or are likely to occur on any Audited Property. The scope of the Environmental Audits shall include any testing or sampling of materials to determine, to Firstar's reasonable satisfaction, whether any cleanup, removal, remedial action or other response ("Remediation Action") is required to bring the Audited Properties into material compliance with Environmental Laws or to eliminate any condition that could result in a material liability as a result of the ownership, lease, operation or use of any Audited Property, and the estimated cost of such Remediation Action. Firstar will use reasonable efforts to engage an environmental consulting engineering firm within 10 days of the date hereof and Firstar and Harvest will use reasonable efforts to cause the Environmental Audits to be completed within 45 days of the date hereof. Harvest shall use reasonable efforts to cause the Remediation Actions to be completed within six months of the date hereof. The actual costs of such Remediation Action, whether paid, billed or to be billed, are the "Remediation Costs." Nothing contained in the Environmental Reports shall diminish or expand Harvest's obligations with respect to the representations and warranties in Section 3.07 or affect the consequences of any such representation or warranty proving to have been untrue, incomplete or misleading in any respect.

     7.08. Employee Benefits. (a) No later than the first day of the first calendar year that begins at least three months after the Effective Time, Firstar shall provide, or shall cause to be provided to each employee of Firstar or any Firstar subsidiary who was an employee of Harvest or any of its subsidiaries as of the Effective

Time (the "Continuing Employee") the opportunity to participate in the following Firstar Benefit Plans on a basis comparable to that applicable to other similarly-situated employees of Firstar and its subsidiaries: the Firstar Corporation Pension Plan, the Firstar Corporation Thrift and Sharing Plan, Comprehensive Medical Plan, Dental Plan, Dependent Care and Medical Expense Reimbursement Plan, Group Life Insurance Plan, and Long-term Disability Plan. With respect to the participation of the Continuing Employees in such Firstar Benefit Plans, Firstar shall provide, or cause to be provided, that the service credited to each Continuing Employee for purposes of determining eligibility to participate and vesting shall include such Continuing Employee's service with Harvest and its subsidiaries to the same extent as if it had been service for Firstar or a Firstar subsidiary, and (ii) the service credited to each Continuing Employee for purposes of determining benefit accruals under Firstar's Pension Plan shall include service for Firstar on or after the Effective Time. At the time any such Firstar Benefit Plan is first extended to the Continuing Employees, the Continuing Employees shall not be subject to any waiting periods or pre-existing condition exclusions under such Firstar benefit plans to the extent such periods are longer or such exclusions impose a greater limitation than such periods or exclusions under the terms of the corresponding Harvest Benefit Plan immediately prior to the extension of coverage under the Firstar Benefit Plan. After the Effective Time, Firstar shall give the Continuing Employees the opportunity to participate in any Firstar Benefit Plans instituted for all similarly situated employees of Firstar.

     (b) Firstar shall not be obligated to provide benefits under any Firstar Benefit Plan which are duplicative to benefits provided to any Continuing Employee under any Harvest Benefit Plan with respect to the period from the Effective Time to the date that participation in the comparable Firstar Benefit Plan is extended to the Continuing Employees (such period hereafter referred to as the "Interim Period"). During the Interim Period, Firstar shall maintain or shall cause to be maintained the 401(k) retirement, vacation, leave, sick days, medical, dental, life insurance and long term disability plans, policies, and programs maintained by Harvest immediately prior to the Effective Time without substantive change, except as may be required by applicable law. With respect to Harvest's 401(k) retirement plan, Firstar may in its discretion terminate the plan or merge it with a comparable Firstar Benefit Plan, provided that to the extent permissible under Section 401(a) of the Code, Firstar shall not take any action in this regard that would cause a suspension or interruption in the right of the Continuing Employees to make 401(k) contributions and participate in matching contributions.

     (c) If the termination of the Harvest ESOP pursuant to Section 5.02 has not been completed prior to the Effective Time, Firstar shall cause the ESOP to be continued for the exclusive benefit of Continuing Employees and other persons who were participants or beneficiaries therein prior to the Effective Time and proceed to terminate the ESOP and distribute its assets in accordance with its terms without substantive amendments, unless such amendments are needed to comply with applicable law or to obtain a favorable determination from the Internal Revenue Service as so the continuing qualified status of the ESOP. Harvest shall cause the Harvest ESOP to be amended, effective as of the Effective Time, to provide that the Administrative Committee described therein shall consist of two individuals appointed by the Board of Directors of Harvest Bank prior to the Effective Time (which individuals may not be removed or changed by Firstar or its affiliates after the Effective Time) and three or more individuals designated by and serving at the pleasure of the Senior Vice President of Human Resources of Firstar.

     (d) Sub shall honor or cause to be honored the obligations of Harvest under the following Severance Agreements: (i) that entered into by and between Harvest and Samuel H. Deaver dated March 6, 1995; (ii) that entered into by and between Harvest and William A. Venema dated January 3, 1995, as such Agreement has been amended as of the date hereof; (iii) that entered into by and between Harvest and David R. Duff, as such Agreement may be amended within 90 days of the date hereof; and (iv) that entered into by and between Harvest and David L. Horstmann. For a period of one year following the Closing Date, all Continuing Employees (except those individuals named in the immediately preceding sentence) shall be eligible to receive the severance payments and benefits enumerated in the Firstar Policy Statements provided to Harvest. Upon expiration of such period, all Continuing Employees (except those individuals named in the first sentence of this subsection) shall be eligible to receive the severance payments and benefits available to similarly situated employees of Firstar from time to time.

     (e) Firstar shall honor or cause to be honored the obligations of Harvest under its directors' deferred compensation plan and the written agreements with directors participating therein; provided that Firstar and Harvest may mutually agree before the Effective Time to merge said plan into a comparable Firstar plan as of the Effective Time.

                                  ARTICLE VIII

                              CONDITIONS PRECEDENT

     8.01. Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:

          (a) Corporate Approval. The Merger Agreements shall have been approved and adopted by the requisite vote of the holders of the outstanding shares of Harvest Common Stock.

          (b) Regulatory Approvals. The Merger Agreements and the Merger shall have been approved by the Federal Reserve Board, the OTS and any other applicable bank or savings institution regulatory authorities without any term or condition, as reasonably and in good faith determined by Firstar, that (i) is not customarily contained in approvals of similar transactions granted by such regulators, (ii) would have a Harvest Material Adverse Effect or (iii) would materially and adversely impact the benefits of the Merger that had been anticipated by Firstar as of the date hereof. All conditions required to be satisfied prior to the Effective Time imposed by the terms of such approvals shall have been satisfied and all waiting periods relating to such approvals shall have expired.

          (c) S-4; Securities Laws. The S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order. Firstar shall have received all state securities or "blue sky" permits, exemptions or permits under applicable takeover laws and other authorizations necessary to issue the Firstar Common Stock in exchange for the Harvest Common Stock and to consummate the Merger.

          (d) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the Merger shall be in effect.

          (e) Listing of Firstar Common Stock. The Firstar Common Stock issuable in the Merger shall have been authorized for listing on the New York Stock Exchange, upon official notice of issuance.

          (f)  Tax Opinion.  An opinion of Foley & Lardner, to the effect that
     (i) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, (ii) Firstar, Sub and Harvest will each be a party to that reorganization within the meaning of Section 368(b) of the Code, (iii) the shareholders of Harvest will not recognize any gain or loss to the extent that such shareholders exchange shares of Harvest Common Stock solely for shares of Firstar Common Stock in the Merger, (iv) the basis of the Firstar Common Stock received by a Harvest shareholder who exchanges Harvest Common Stock solely for Firstar Common Stock in the Merger will be the same as the basis of the Harvest Common Stock surrendered in exchange therefor (subject to any adjustments required as a result of the receipt of cash in lieu of a fractional share of Firstar Common Stock), (v) the holding period of the Firstar Common Stock received by a Harvest shareholder receiving Firstar Common Stock will include the period during which the Harvest Common Stock surrendered in exchange thereof was held (provided that the Harvest Common Stock of such Harvest stockholder was held as a capital asset at the Effective Time), (vi) cash received by a Harvest shareholder in lieu of a fractional share interest of Firstar Common Stock will be treated as having been received as a distribution in full payment in exchange for the fractional share interest in Firstar Common Stock which he/she would otherwise be entitled to receive, dated on or about the date that is two business days prior to the date the Prospectus/Proxy Statement is first mailed to shareholders of Harvest, shall have been delivered to Harvest and to Firstar and shall not have been withdrawn or modified in any material respect.

          (g) Fairness Opinion. Harvest shall have received, in form reasonably satisfactory to Harvest, an opinion of The Chicago Corporation, dated as of the date of the Prospectus/Proxy Statement, substantially to the effect that the consideration to be received in the Merger by Harvest's shareholders is fair to such shareholders from a financial point of view, which opinion may be included in the Prospectus/Proxy Statement. Notwithstanding the foregoing, this condition shall be deemed waived if the Prospectus/Proxy Statement is mailed to Harvest's shareholders without such opinion.

     8.02. Conditions to Obligations of Firstar and Sub. The obligations of Firstar and Sub to effect the Merger are subject to the satisfaction of the following conditions unless waived in writing by Firstar and Sub:

          (a) Representations and Warranties. (i) Each of the representations and warranties of Harvest set forth in this Agreement, without giving effect to any update to the Harvest Disclosure Letter or notice to Firstar under Section 5.05, shall be true and correct in all material respects (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be true and correct in all respects) as of the date of this Agreement, and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date , except for changes expressly contemplated by this Agreement, and (iii) Firstar and Sub shall have received a certificate signed on behalf of Harvest by the chief executive officer and by the chief financial officer of Harvest to such effect.

          (b) Performance of Obligations of Harvest. Harvest shall have performed in all material respects each of the obligations required to be performed by it under this Agreement, the Plan of Merger and the Investment Agreement at or prior to the Closing Date, and Firstar and Sub shall have received a certificate signed on behalf of Harvest by the chief executive officer and by the chief financial officer of Harvest to such effect.

          (c) Consents Under Agreements. Harvest shall have obtained the consent or approval of each person whose consent or approval shall be required in order to permit the succession by Sub pursuant to the Merger to any obligation, right or interest of Harvest or any Harvest Subsidiary under any loan or credit agreement, note, mortgage, indenture, lease or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, have a Harvest Material Adverse Effect, whether prior to or following the consummation of the transactions contemplated hereby.

          (d) No Amendments to Resolutions. Neither the Board of Directors of Harvest nor any committee thereof shall have (i) amended, modified, rescinded or repealed the resolutions adopted by the Board of Directors of Harvest at a meeting duly called and held on July 24, 1995 (accurate and complete copies of which have been provided to Firstar) in any manner that adversely affects Firstar or (ii) adopted any other resolutions in connection with this Agreement and the transactions contemplated hereby inconsistent with such resolutions in any manner that adversely affects Firstar.

          (e) No Material Adverse Change. There shall have been no material adverse change since the date of this Agreement in the business, operations, or financial condition of Harvest and the Harvest Subsidiaries taken as a whole, other than any such change attributable to or resulting from any change in law, regulation generally accepted accounting principles , changes in interest rates, economic, financial or market conditions affecting the thrift industry generally or changes that may occur as a consequence of actions or inactions that Harvest is expressly obligated to take under this Agreement (including, but not limited to, actions or inactions pursuant to the covenants of Harvest set forth in Article V of this Agreement), and Firstar and Sub shall have received a certificate signed on behalf of Harvest by the chief executive officer and by the chief financial officer of Harvest to such effect.

          (f) No Proceeding or Litigation. No material action, suit or proceeding before any court or any governmental or regulatory authority shall be pending against Firstar, Harvest or any affiliate, associate, officer or director of either of them (other than litigation commenced by Firstar or any of its affiliates so long as no order or injunction of a court of competent jurisdiction is in effect in such litigation on the Closing Date that does restrain, enjoin or prevent the Closing), seeking to restrain, enjoin, prevent, change or rescind the transactions contemplated hereby or questioning the validity or legality of any such transactions.

          (g) Accountant's Review Letters. Firstar shall have received the letters described in Section 5.03 regarding the financial statements of Harvest.

          (h) Opinion of Counsel. Harvest shall have delivered to Firstar an opinion of its counsel, Housley Goldberg Kantarian & Bronstein, P.C., dated as of the Closing Date and in form and substance satisfactory to the counsel of Firstar, to the effect that: (i) Harvest is a corporation validly existing and in good standing under the laws of Iowa with full corporate power and authority to enter into this Agreement and the Plan of Merger and to consummate the transactions contemplated thereby; (ii) Harvest is registered as a savings and loan holding company under the SLHC Act; (iii) Harvest Bank is a federally chartered savings bank duly organized, validly existing and in good standing under the laws of the United States; (iv) Harvest has the corporate power to consummate the transactions on its part contemplated by this Agreement and the Investment Agreement; (v) this Agreement, the Plan of Merger and the Investment Agreement have been duly and validly authorized, executed and delivered on behalf of Harvest and constitute (subject to standard exceptions to enforceability arising from the bankruptcy laws and rules of equity and to claims relating to conformance with fiduciary obligations) valid and binding agreements of Harvest; (vi) the execution of the Articles of Merger by Harvest has been duly and validly authorized; (vii) the execution and delivery of this Agreement and the Plan of Merger by Harvest and the consummation of the Merger do not result in a Violation pursuant to any provision of the Harvest Articles, the by-laws of Harvest, the charter, certificate or articles of incorporation or by-laws of any Harvest Subsidiary, or Section 490.1101 of the IBCA. Such counsel shall also state, in a separate letter, that in the course of the preparation of the S-4 and the Prospectus/Proxy Statement such counsel has considered the information set forth therein relating to Harvest in light of the matters required to be set forth therein, and has participated in conferences with officers and representatives of Harvest and Firstar, including their respective counsel and independent public accountants, during the course of which the contents of the S-4 and the Prospectus/Proxy Statement and related matters relating to Harvest were discussed. Such counsel has not independently checked the accuracy or completeness of, or otherwise verified, and accordingly is not passing upon, and does not assume responsibility for, the accuracy, completeness or fairness of the statements contained in the S-4 or the Prospectus/Proxy Statement; and such counsel has relied as to materiality, to a large extent, upon the judgment of officers and representative of Harvest and Firstar. However, as a result of such consideration and participation, nothing has come to such counsel's attention which causes such counsel to believe that the S-4 (other than the financial statements, financial data, statistical data and supporting schedules included therein, and information relating to or supplied by Firstar as to which such counsel expresses no belief), at the time it became effective, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading or that the Prospectus/Proxy Statement (other than the financial statements, financial data, statistical data and supporting schedules included therein, and information relating to or supplied by Firstar, as to which such counsel expresses no belief), at the time the S-4 became effective, included any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

          Such opinion may be governed by and interpreted in accordance with the Legal Opinion Accord (the "Accord") of the ABA Section of Business Law
     (1991) and, as a consequence, may be subject to the qualifications, exceptions, definitions, limitations on coverage and other limitations, all as more particularly described in the Accord, and such opinion should be read in conjunction therewith. In addition, the General Qualifications as set forth in the Accord shall apply to the opinions set forth in such opinion.

          (i) Outstanding Harvest Common Stock. As of the Closing Date, the number of outstanding shares of Harvest Common Stock shall not be greater than the sum of (A) 1,195,912 plus (B) the number resulting from exercise of the Harvest Stock Options.

          (j) Fees. All fees relating to the Merger shall have been paid by Harvest or accrued on the consolidated balance sheet of Harvest.

          (k) Environmental Matters. The Remediation Actions shall have been completed.

     8.03. Conditions to Obligations of Harvest. The obligation of Harvest to effect the Merger is subject to the satisfaction of the following conditions unless waived by Harvest:

          (a) Representations and Warranties. (i) Each of the representations and warranties of Firstar and Sub set forth in this Agreement, without giving effect to any notice to Harvest pursuant to Section 6.04, shall be true and correct in all material respects (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be true and correct in all respects) as of the date of this Agreement and (except to the extent such representations speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date (except for changes expressly contemplated by this Agreement, and (iii) Harvest shall have received a certificate signed on behalf of Firstar by the chief executive officer and by the chief financial officer of Firstar to such effect.

          (b) Performance of Obligations of Firstar and Sub. Firstar and Sub shall have performed in all material respects each of the obligations required to be performed by them under this Agreement and the Plan of Merger at or prior to the Closing Date, and Harvest shall have received a certificate signed on behalf of Firstar by the chief executive officer and by the chief financial officer of Firstar to such effect.

          (c) Consents Under Agreements. Firstar shall have obtained the consent or approval of each person (other than the Federal Reserve Board) whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, have a Firstar Material Adverse Effect whether prior to or following the consummation of the transactions contemplated hereby.

          (d) No Amendments to Resolutions. Neither the Board of Directors of Firstar nor any committee thereof shall have amended, modified, rescinded or repealed the resolutions adopted by the Board of Directors of Firstar on June 15, 1995 or shall have adopted any other resolutions in connection with this Agreement and the transactions contemplated hereby inconsistent with such resolutions.

          (e) Opinion of Counsel. Firstar shall have delivered to Harvest an opinion of Howard H. Hopwood III, Senior Vice President and General Counsel of Firstar, dated as of the Closing Date and in form and substance reasonably satisfactory to the counsel of Harvest, to the effect that: (i) each of Firstar and Sub is a corporation validly existing under the laws of its jurisdiction of incorporation with full corporate power and authority to enter into this Agreement and the Plan of Merger and to consummate the transactions contemplated thereby; (ii) all corporate proceedings on the part of Firstar and Sub necessary to be taken in connection with the Merger and (except for the filing of the Articles of Merger) necessary to make same effective have been duly and validly taken; (iii) this Agreement has been duly and validly authorized, executed and delivered on behalf of Firstar and constitutes (subject to standard exceptions to enforceability arising from the bankruptcy laws and rules of equity) a valid and binding agreement of Firstar; (iv) the execution of the Articles of Merger by Firstar and Sub has been duly and validly authorized; (v) the shares of Firstar Common Stock to be issued in the Merger will, when issued, be duly authorized, validly issued, fully paid and non-assessable (except as provided in Section 180.0622(2)(b) of the WBCL); and (vi) in the course of the preparation of the S-4 and the Prospectus/Proxy Statement such counsel has considered the information set forth therein relating to Firstar in light of the matters required to be set forth therein, and has participated in conferences with officers and representatives of Harvest and Firstar, including their respective counsel and independent public accountants, during the course of which the contents of the S-4 and the Prospectus/Proxy Statement and related matters relating to Firstar were discussed. Such counsel has not independently checked the accuracy or completeness of, or otherwise verified, and accordingly is not passing upon, and does not assume responsibility for, the accuracy, completeness or fairness of the statements contained in the S-4 or the Prospectus/Proxy Statement; and such counsel has relied as to materiality, to a large extent, upon the judgment of officers and representative of Harvest and Firstar. However, as a result of such consideration and participation, nothing has come to such counsel's attention which causes such counsel to believe that the S-4 (other than the financial statements, financial data, statistical data and supporting schedules included therein, and information relating to or supplied by Harvest as to which such counsel expresses no belief), at the time it became effective, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading or that the Prospectus/Proxy Statement (other than the financial statements, financial data, statistical data and supporting schedules included therein, and information relating to or supplied by Harvest, as to which such counsel expresses no belief), at the time the S-4 became effective, included any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

     (f) No Material Adverse Change. There shall have been no material adverse change since the date of this Agreement in the business, operations, or financial condition of Firstar and the Firstar Subsidiaries taken as a whole, other than any such change attributable to or resulting from any change in law, regulation, or generally accepted accounting principles, changes in interest rates, economic, financial or market conditions affecting the banking industry generally or changes that may occur as a consequence of actions or inactions that Firstar is expressly obligated to take under this Agreement (including, but not limited to, actions or inactions pursuant to the covenants of Firstar set forth in Article VI of this Agreement), and Harvest shall have received a certificate signed on behalf of Firstar by the chief executive officer and by the chief financial officer of Firstar to such effect.

     (g) No Proceeding or Litigation. No material action, suit or proceeding before any court or any governmental or regulatory authority shall be pending against any officer or director of Harvest (other than litigation commenced by Harvest or any of its affiliates so long as no order or injunction of a court of competent jurisdiction is in effect in such litigation on the Closing Date that does restrain, enjoin or prevent the Closing), seeking to restrain, enjoin, prevent, change or rescind the transactions contemplated hereby or questioning the validity or legality of any such transactions, where such action, suit or proceeding is reasonably likely to result in material personal liability to such officer(s) or director(s) (other than liability reasonably likely to be covered by indemnification and/or insurance).

     (h) Receipt of Consideration. The Exchange Agent shall acknowledge in writing to Harvest that it is in receipt of (i) certificates representing the aggregate number of shares of Firstar Common Stock to be issued to shareholders of Harvest pursuant to this Agreement and (ii) sufficient cash to pay the Harvest shareholders their fractional share interests as provided pursuant to
Section 2.03(e).

                                   ARTICLE IX

                              INVESTMENT AGREEMENT

     9.01. Investment Agreement. Simultaneously herewith, Harvest and Firstar shall execute and deliver the Investment Agreement in the form attached hereto as Exhibit 9.01 and Harvest shall deliver to Firstar the option in accordance with the Investment Agreement.

                                   ARTICLE X

                           TERMINATION AND AMENDMENT

     10.01. Termination. (a) This Agreement and the Plan of Merger may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of Harvest:

          (i) by mutual consent of the Board of Directors or Interstate Banking and Acquisitions Committee (the "Committee") of Firstar and the Board of Directors of Harvest;

          (ii) by Firstar or Harvest (A) if there has been a breach in any material respect of any representation, warranty, covenant or agreement on the part of Harvest, on the one hand, or Firstar and Sub, on the other hand, respectively, set forth in this Agreement, or (B) if the representations and warranties of Harvest, on the one hand, or Firstar and Sub, on the other hand, respectively, shall be discovered to have become materially untrue in the aggregate, in either case which breach or other condition has not been cured within 30 business days following receipt by the nonterminating party of notice of such breach or other condition;

          (iii) by Firstar or Harvest if any permanent Injunction preventing the consummation of the Merger shall have become final and nonappealable;

          (iv) by the Board of Directors or Committee of Firstar or the Board of Directors of Harvest if the Merger shall not have been consummated before June 30, 1996, for a reason other than the failure of the terminating party to comply with its obligations under this Agreement;

          (v) by the Board of Directors or Committee of Firstar or the Board of Directors of Harvest if (A) the Federal Reserve Board or the OTS or other applicable bank or savings institution regulatory authority has denied approval of the Merger and neither Firstar nor Harvest has, within 30 days after the entry of the order denying such approval, filed a petition seeking review of such order as provided by applicable law or (B) any such petition for review has been denied;

          (vi) by Harvest or Firstar, if this Agreement and the Merger are not duly approved by the shareholders of Harvest after a vote thereon at a meeting of shareholders (or any adjournment thereof) duly called and held for such purpose;

          (vii) by Firstar if any event occurs which renders impossible of satisfaction in any material respect one or more of the conditions to the obligations of Firstar to effect the Merger set forth in Sections 8.01 and
     8.02 and noncompliance is not waived by Firstar;

          (viii) by Harvest if any event occurs which renders impossible of satisfaction in any material respect one or more of the conditions to the obligations of Harvest to effect the Merger set forth in Sections 8.01 and
     8.03 and noncompliance is not waived by Harvest; or

          (ix) by Harvest if the Remediation Costs exceed $1,000,000.

     10.02. Effect of Termination. In the event of termination of this Agreement by either Harvest or Firstar as provided in Section 10.01 this Agreement and the Plan of Merger shall forthwith become void and there shall be no liability or obligation on the part of Firstar or Harvest or their respective officers or directors except (a) with respect to Sections 5.08, 7.05, 9.01,
11.05 and 11.07, (b) with respect to the representations and warranties contained in Article III insofar as they relate to the Investment Agreement and
(c) to the extent that such termination results from the willful breach by a party hereto of any of its representations, warranties, covenants or agreements set forth in this Agreement.

     10.03. Amendment. Subject to the next following sentence, this Agreement, the Plan of Merger and the Investment Agreement may be amended by the parties hereto by action taken or authorized by their respective Boards of Directors (or, in the case of Firstar, the Committee) at any time before or after approval of the matters presented in connection with the Merger by the shareholders of Harvest, but after any such approval by the shareholders of Harvest, no amendment shall be made which changes in any manner adverse to such shareholders the consideration to be provided to such shareholders pursuant to the Merger Agreements. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     10.04. Extension; Waiver. At any time prior to the Effective Time, Firstar and Sub, on the one hand, and Harvest, on the other hand, by action taken or authorized by their respective Boards of Directors (or, in the case of Firstar, the Committee), may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other party hereto,
(ii) waive any inaccuracies in the representations and warranties of the other contained herein or in any document delivered by the other pursuant hereto, and
(iii) waive compliance by the other with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

                                   ARTICLE XI

                               GENERAL PROVISIONS

     11.01. Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for agreements of the parties which by their terms are intended to be performed after the Effective Time; provided, however, that nothing in this
Section 11.01 shall relieve any person for liability for fraud, deception or intentional misrepresentations.

     11.02. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by nationally recognized overnight courier service, telecopied (with receipt confirmed) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

     (a) if to Firstar and/or Sub, to:

         Firstar Corporation
         Attention: Jon H. Stowe, Executive Vice President
         777 East Wisconsin Avenue
         Milwaukee, WI 53202
         Telecopy: (414) 765-4349

         with a copy to:

         Firstar Corporation
         Attention: Howard H. Hopwood III, Senior
         Vice President & General Counsel
         777 East Wisconsin Avenue
         Milwaukee, WI 53202
         Telecopy: (414) 765-6111

     (b) if to Harvest, to:

         Harvest Financial Corp.
         Attention: Samuel H. Deaver, President
         2560 Dodge Street
         Dubuque, IA 52001
         Telecopy: (319) 557-3261

         with a copy to:

         Housley Goldberg Kantarian & Bronstein, P.C.
         Attention: Gary R. Bronstein
         1220 19th Street, N.W., Suite 700
         Washington, D.C. 20036
         Telecopy: (202) 822-0140

     11.03. Interpretation. When a reference is made in this Agreement to a Section or Sections, such reference shall be to a Section or Sections of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The phrase

"made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available.

     11.04. Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     11.05. Entire Agreement; No Third Party Beneficiaries; Rights of
Ownership. This Agreement (including the documents and the instruments referred to herein, including the Plan of Merger, the Voting Agreements and the Investment Agreement) (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, except for the rights and obligations of Firstar and Harvest under the confidentiality letter agreements, dated August 4, 1994 and July 19, 1995 and (b) except as expressly contemplated in Sections
7.03 and 7.08 is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder. The parties hereby acknowledge that, except as otherwise specifically provided in the Investment Agreement and the Voting Agreements or as hereinafter agreed to by all parties in writing, no party shall have the right to acquire or shall be deemed to have acquired shares of common stock of the other party pursuant to the Merger until consummation thereof.

     11.06. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Iowa.

     11.07. Publicity. The parties hereto agree that they will consult with each other concerning any proposed press release or public announcement pertaining to the Merger and use their best efforts to agree upon the text of such press release or public announcement prior to the publication of such press release or the making of such public announcement.

     11.08. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     11.09. Knowledge of the Parties. Wherever in this Agreement any representation or warranty is made upon the knowledge of a party hereto that is not an individual, such knowledge shall include the knowledge, after due inquiry, of any executive officer of such party or an executive officer of any Subsidiary thereof.

     IN WITNESS WHEREOF, Firstar, Sub and Harvest have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                          FIRSTAR CORPORATION

                                          By:          /s/ Jon H. Stowe
                                             -----------------------------------
                                            Its: Executive Vice President
Attest:

         /s/ John A. Kielich
--------------------------------------
Its: First Vice President
                                          FIRSTAR CORPORATION OF IOWA

                                          By:         /s/ John A. Kielich
                                             -----------------------------------
                                            Its: Vice President
Attest:

          /s/ Joan M. Fagan
--------------------------------------
Its: Assistant Secretary
                                          HARVEST FINANCIAL CORP.

                                          By:        /s/ Marvin O. Becker
                                             -----------------------------------
                                            Its: Chairman
Attest:

         /s/ Samuel H. Deaver
--------------------------------------
Its: President

                                                                       EXHIBIT A

                                    RESTATED
                                 PLAN OF MERGER

     PLAN OF MERGER, dated as of July 24, 1995 ("Plan of Merger"), by and between Firstar Corporation of Iowa, an Iowa corporation ("Sub"), and Harvest Financial Corp., an Iowa corporation ("Harvest"), and joined in by Firstar Corporation, a Wisconsin corporation ("Firstar"), for certain limited purposes.

     WHEREAS, Harvest is a corporation with authorized capital stock consisting of (i) 4,000,000 shares of common stock, $1.00 par value ("Harvest Common Stock"), of which 1,195,912 shares are validly issued and outstanding on the date hereof; and (ii) 1,000,000 shares of serial preferred stock, $1.00 par value, of which no shares are outstanding;

     WHEREAS, Sub is a corporation with authorized capital stock of 1,000 shares of common stock, no par value ("Sub Common Stock"), all of which are validly issued and outstanding and are owned by Firstar;

     WHEREAS, concurrently with the execution and delivery of this Plan of Merger, Firstar, Sub and Harvest have entered into an Agreement and Plan of Reorganization (the "Agreement" and, together with this Plan of Merger, the "Merger Agreements") that contemplates the merger of Harvest with and into Sub (the "Merger") upon the terms and conditions provided in this Plan of Merger and the Agreement and pursuant to the Iowa Business Corporation Act (the "IBCA");

     WHEREAS, the Boards of Directors of Sub and Harvest deem it fair and equitable to, and in the best short-term and long-term interests of, their respective corporations and shareholders that Harvest be merged with and into Sub with Sub being the surviving corporation, and each such Board of Directors has approved this Plan of Merger and directed that this Plan of Merger and the Merger be submitted to its respective shareholders for approval; and

     WHEREAS, the Board of Directors of Firstar has authorized the execution and delivery of this Plan of Merger and the issuance of Firstar's common stock, $1.25 par value ("Firstar Common Stock"), pursuant hereto.

     NOW, THEREFORE, in consideration of the premises and the agreements herein contained, the parties hereto adopt and agree to the following agreements, terms and conditions relating to the Merger and the mode of carrying the same into effect:

                                   ARTICLE I

                                   THE MERGER

     1.01. The Merger. Subject to the terms and conditions of the Merger Agreements, Harvest will be merged with and into Sub, which will be the surviving corporation, in accordance with and with the effect provided in the IBCA.

     1.02. Effective Time of the Merger. Subject to the provisions of the Merger Agreements, articles of merger (the "Articles of Merger") shall be duly prepared and executed by Sub and Harvest and thereafter delivered to the Secretary of State of the State of Iowa for filing, as provided in the IBCA, on the Closing Date (as defined in the Agreement). The merger shall become effective upon the filing of the Articles of Merger with the Secretary of State of the State of Iowa or at such later time on the Closing Date as is provided in the Articles of Merger (the "Effective Time").

     1.03. Effects of the Merger. (a) At the Effective Time, (i) the separate existence of Harvest shall cease and Harvest shall be merged with and into Sub as provided in Section 490.1106 of the IBCA (Sub and Harvest are sometimes referred to herein as the "Constituent Corporations" and Sub is sometimes referred to herein as the "Surviving Corporation"), (ii) the Articles of Incorporation of Sub in effect as of the Effective

Time (the "Articles") shall be the Articles of Incorporation of the Surviving Corporation, (iii) the by-laws of Sub in effect as of the Effective Time shall be the by-laws of the Surviving Corporation and (iv) the members of the Board of Directors and committees thereof and the officers of Sub immediately prior to the Effective Time shall be the members of the Board of Directors and committees thereof and the officers of the Surviving Corporation, respectively.

     (b) At and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises of a public as well as a private nature, and be subject to all the restrictions, disabilities and duties of each of the Constituent Corporations; and all and singular rights, privileges, power and franchises of each of the Constituent Corporations, and all property, real, personal and mixed and all debts due to either of the Constituent Corporations on whatever account, as well as for stock subscriptions and all other things in action or belonging to each of the Constituent Corporations, shall be vested in the Surviving Corporation; and all property, rights, privileges, power and franchises, and all and every other interest shall be thereafter as effectually the property of the Surviving Corporation as they were of the Constituent Corporations, and the title to any real estate vested by deed or otherwise, in either of the Constituent Corporations, shall not revert or be in any way impaired; but all rights of creditors and all liens upon any property of either of the Constituent Corporation shall be preserved unimpaired, and all debts, liabilities and duties of the Constituent Corporations shall thenceforth attach to the Surviving Corporation, and may be enforced against it to the same extent as if said debts and liabilities had been incurred by it. Any action or proceeding, whether civil, criminal or administrative, pending by or against either Constituent Corporation shall be prosecuted as if the Merger had not taken place, and the Surviving Corporation may be substituted as a party in such action or proceeding in place of any Constituent Corporation.

                                   ARTICLE II

                   EFFECT OF THE MERGER ON THE CAPITAL STOCK
                        OF THE CONSTITUENT CORPORATIONS;
                            EXCHANGE OF CERTIFICATES

     2.01. Conversion of Harvest Common Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Harvest Common Stock, but subject to the provisions of Division XIII of the IBCA with respect to the rights of dissenting shareholders of Harvest:

          (a) Conversion of Harvest Common Stock. Subject to adjustment pursuant to Section 2.05 of the Agreement, each then issued and outstanding share of Harvest Common Stock shall be converted into the right to receive the number (the "Exchange Ratio") of fully paid and nonassessable shares of Firstar Common Stock, that is equal to the quotient produced (to the nearest one-thousandth of a share) by dividing the "Price Per Share" by the "Market Value of Firstar Common Stock" . The Price Per Share shall be (i) if the Market Value of Firstar Common Stock is $34.00 or less, $27.00, (ii) if the Market Value of Firstar Common Stock is greater than $34.00 but less than $38.00, (x) $27.00 plus (y) the quotient produced by dividing the difference between the Market Value of Firstar Common Stock and $34.00, by 4 (for example, if the Market Value of Firstar Common Stock were $36.00, the Price Per Share would be $27.50), and (iii) if the Market Value of Firstar Common Stock is $38.00 or more, $28.00. The Market Value of Firstar Common Stock shall be the average of the closing prices, as reported on the New York Stock Exchange Composite Tape, of Firstar Common Stock on the five consecutive trading days immediately preceding the trading day immediately preceding the Closing Date, as defined in Section 1.03 of the Agreement. There shall be included with each share of Firstar Common Stock exchanged in the Merger one-half of one Firstar Preferred Share Purchase Right ("Firstar Right") issued pursuant to the Rights Agreement dated as of January 20, 1989, between Firstar and Firstar Trust Company, as Rights Agent (the "Firstar Rights Agreement"). Prior to the Distribution Date (as defined in the Firstar Rights Agreement), all references in this Plan of Merger to the Firstar Common Stock to be received pursuant to the Merger shall be deemed to include the Firstar Rights.

          (b) Stock Held by Harvest. Each then issued and outstanding share of Harvest Common Stock owned by Harvest or Firstar or any direct or indirect subsidiary of Harvest or Firstar (other than shares held in a fiduciary capacity) and each share of Harvest Common Stock issued and held in Harvest's treasury will be canceled and retired.

          (c) Cancellation of Shares. Except as provided in Section 2.01(d), all shares of Harvest Common Stock issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the shares of Firstar Common Stock or cash, as the case may be, to be issued in consideration therefor upon the surrender of such certificate in accordance with Section 2.02, without interest.

          (d) Dissenters' Shares. Each outstanding share of Harvest Common Stock as to which dissenters' rights have been asserted in accordance with the procedures of the IBCA and not withdrawn (a "Dissenters' Share") shall be accorded the rights provided by the IBCA and shall not be converted into or represent rights to receive the shares of Firstar Common Stock or cash hereunder unless and until the holder shall have failed to perfect or effectively withdrawn or lost such dissenters' rights.

          (e) Effect of Certain Corporate Rearrangements. If the issued and outstanding shares of Firstar Common Stock shall, during the period commencing on the date hereof and ending with the Effective Time, through a reorganization, recapitalization, stock split, reverse stock split, stock dividend, reclassification, combination of shares or similar corporate rearrangement in the capitalization of Firstar, increase or decrease in number or be changed into or exchanged for a different kind or number of securities, then an appropriate and proportionate adjustment shall be made to the Exchange Ratio.

     2.02. Exchange of Certificates. (a) Exchange Agent. As of the Effective Time, Firstar shall deposit with Firstar Trust Company or such other bank or trust company designated by Firstar (and reasonably acceptable to Harvest) (the "Exchange Agent") for the benefit of the holders of shares of Harvest Common Stock, for exchange in accordance with this Article II through the Exchange Agent, certificates representing the shares of Firstar Common Stock (such shares of Firstar Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund") issuable pursuant to Section 2.01 in exchange for shares of Harvest Common Stock outstanding immediately prior to the Effective Time. To the extent Firstar owns shares of Firstar Common Stock as treasury stock, such shares may be deposited into the Exchange Fund.

     (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Harvest Common Stock (the "Certificates") whose shares were converted into the right to receive shares of Firstar Common Stock pursuant to Section 2.01 (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Firstar and Harvest may reasonably specify) and (ii) the instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Firstar Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Firstar, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefore a certificate representing that number of whole shares of Firstar Common Stock which such holder has the right to receive pursuant to the provisions of this Article II, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Harvest Common Stock which is not registered in the transfer records of Harvest, a certificate representing the proper number of shares of Firstar Common Stock may be issued to a transferee if the Certificate representing such Harvest Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of Firstar Common Stock and cash in lieu of any fractional shares of Firstar Common Stock as contemplated by this Section 2.02.

     (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Firstar Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Firstar Common Stock represented thereby and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.02(e) until the holder or record of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Firstar Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Firstar Common Stock to which such holder is entitled pursuant to Section 2.02(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Firstar Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Firstar Common Stock.

     (d) No Further Ownership Rights in Harvest Common Stock. All shares of Firstar Common Stock issued upon the surrender for exchange of shares of Harvest Common Stock in accordance with the terms hereof (including any cash paid pursuant to Section 2.02(c) or 2.02(e)) shall be deemed to have been issued in full satisfaction of all rights pertinent to such shares of Harvest Common Stock, subject, however, to the Surviving Corporation's obligation to pay any dividends or to make other distributions with a record date prior to the Effective Time which may have been declared or made by Harvest on such shares of Harvest Common Stock in accordance with the express terms of the Agreement and which remain unpaid at the Effective Time, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Harvest Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or Firstar for any reason, they shall be canceled and exchanged as provided in this Plan of Merger.

     (e) No Fractional Shares. Notwithstanding any other provision of this Plan of Merger to the contrary, neither certificates nor scrip representing fractional shares of Firstar Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a shareholder of Firstar. Each holder of shares of Harvest Common Stock who would otherwise have been entitled to a fraction of a share of Firstar Common Stock shall receive in lieu thereof cash (without interest) in an amount determined by multiplying the fractional share interest to which such holder would otherwise be entitled by the closing price per share of Firstar Common Stock at the Effective Time on the New York Stock Exchange Composite Transaction Tape. From time to time at the request of the Exchange Agent after the determination of amounts of cash to be paid to holders of Harvest Common Stock in lieu of any fractional share interests, Firstar shall make available such amounts to the Exchange Agent.

     (f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the shareholders of Harvest for six months after the Effective Time shall be delivered to Firstar, upon demand, and any shareholders of Harvest who have not theretofore complied with this Section 2.02 shall thereafter look only to Firstar for payment of their claims for Firstar Common Stock, any cash in lieu of fractional shares of Firstar Common Stock and any dividends or distributions with respect to Firstar Common Stock.

     (g) No Liability. None of Firstar, Sub and Harvest shall be liable to any holder of shares of Harvest Common Stock or Firstar Common Stock, as the case may be, for such shares (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     2.03. Conversion of Common Stock of Sub. At the Effective Time, the shares of Sub Common Stock validly issued and outstanding immediately prior to the Effective Time will continue to evidence 1,000 shares of common stock, no par value, of the Surviving Corporation so that all shares of capital stock of the Surviving Corporation will continue to be owned by Firstar. The outstanding certificates representing shares of Sub Common Stock will, after the Effective Time, continue to represent the same number of shares of the Surviving Corporation.

                                  ARTICLE III

                       CONDITIONS; TERMINATION; AMENDMENT

     3.01. Conditions to the Merger. Consummation of the Merger is conditional upon the fulfillment or waiver of the conditions precedent set forth in Article VIII of the Agreement.

     3.02. Termination. This Plan of Merger may be terminated and the Merger abandoned by mutual consent of the respective Boards of Directors of Harvest and Sub at any time prior to the Effective Time. If the Agreement is terminated in accordance with Article X thereof, then this Plan of Merger will terminate simultaneously and the Merger will be abandoned without further action by Harvest or Sub.

     3.03. Amendment. Subject to the next following sentence, this Plan of Merger may be amended by the parties hereto by action taken or authorized by their respective Boards of Directors (or in the case of Firstar, its Interstate Banking and Acquisitions Committee) at any time before or after approval of the matters presented in connection with the Merger by the shareholders of Harvest or of Firstar, but after any such approval by the shareholders of Harvest, no amendment shall be made which changes in a manner adverse to such shareholders the consideration to be provided to such shareholder pursuant to the Merger Agreements. This Plan of Merger may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     3.04. Extension; Waiver. At any time prior to the Effective Time, Firstar and Sub, on the one hand, and Harvest, on the other hand, by action taken or authorized by their respective Boards of Directors (or in the case of Firstar, its Interstate Banking and Acquisitions Committee), may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other party hereto and (ii) waive compliance by the other with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in written instrument on behalf of such part.

                                   ARTICLE IV

                               GENERAL PROVISIONS

     4.01. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by a nationally recognized overnight courier service, telecopied (with receipt confirmed) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

     (a) if to Firstar and/or Sub, to:

       Firstar Corporation
       Attention: Jon H. Stowe, Executive Vice President
       777 East Wisconsin Avenue
       Milwaukee, WI 53202
       Telecopy: (414) 765-4349

       with a copy to:

       Firstar Corporation
       Attention: Howard H. Hopwood III, Senior
       Vice President & General Counsel
       777 East Wisconsin Avenue
       Milwaukee, WI 53202
       Telecopy: (414) 765-6111

     (b) if to Harvest, to:

         Harvest Financial Corp.
         Attention: Samuel H. Deaver, President
         2560 Dodge Street
         Dubuque, IA 52001
         Telecopy: (319) 557-3261

         with a copy to:

         Housley Goldberg Kantarian & Bronstein, P.C.
         Attention: Gary R. Bronstein
         1220 19th Street, N.W., Suite 700
         Washington, D.C. 20036
         Telecopy: (202) 822-0140

     4.02. Interpretation. When a reference is made in this Plan of Merger to a Section or Sections, such reference shall be to a Section or Sections of this Plan of Merger unless otherwise indicated. The headings contained in this Plan of Merger are for reference purposes only and shall not affect in any way the meaning or interpretation of this Plan of Merger.

     4.03 Counterparts. This Plan of Merger may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     4.04. Governing Law. This Plan of Merger shall be governed and construed in accordance with the laws of the State of Iowa.

     IN WITNESS WHEREOF, Sub, Harvest and Firstar have caused this Plan of Merger to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                          FIRSTAR CORPORATION OF IOWA

                                          By:         /s/ John A. Kielich

                                            ------------------------------------
                                            Its: Vice President
Attest:

By:          /s/ Joan M. Fagan

    ----------------------------------
    Its: Assistant Secretary
                                          HARVEST FINANCIAL CORP.

                                          By:        /s/ Marvin O. Becker

                                            ------------------------------------
                                            Its: Chairman
Attest:

By:        /s/ Samuel H. Deaver

    ----------------------------------
    Its: President
                                          FIRSTAR CORPORATION

                                          By:          /s/ Jon H. Stowe

                                            ------------------------------------
                                            Its: Executive Vice President
Attest:

By:         /s/ John A. Kielich

    ----------------------------------
    Its: First Vice President

                                                                      APPENDIX C

                            THE CHICAGO CORPORATION

July 24, 1995

Board of Directors
Harvest Financial Corporation
2560 Dodge Street
Dubuque, Iowa 52003

Members of the Board:

     You have requested our opinion as to the fairness of the merger consideration (the "Merger Consideration"), from a financial point of view, to the shareholders of Harvest Financial Corp. ("Harvest") with respect to the proposed merger of Harvest and Firstar Corporation ("Firstar"). Harvest has entered into an Agreement and Plan of Reorganization and a related Plan of Merger (collectively the "Agreements"), both dated July 24, 1995, between Firstar and Harvest. As is set forth in the Agreements, each outstanding share of Common Stock of Harvest shall be converted into and be exchangeable for the number of shares of Common Stock, $1.25 par value per share, of Firstar equal to the quotient produce by dividing the "Price Per Share" by the "Market Value of Firstar Common Stock". The Price Per Share shall be (i) if the Market Value of Firstar Common Stock is $34.00 or less, $27.00, (ii) if the Market Value of Firstar Common Stock is greater than $34.00 but less than $38.00, (x) $27.00 plus (y) the quotient produced by dividing the difference between the Market Value of Firstar Common Stock and $34.00, by 4, and (iii) if the Market Value of Firstar Common Stock is $38.00 or more, $28.00. The Market Value of Firstar Common Stock shall be the average closing prices, as reported on the New York Stock Exchange Composite Tape, of Firstar Common Stock on the five consecutive trading days immediately preceding the trading day immediately preceding the Closing Date.

     During the course of our engagement, we have, among other things;

     1) reviewed the Agreements, the audited financial statements for Harvest for the three fiscal years ended June 30, 1994 and for Firstar for the three fiscal years ended December 31, 1994, and the unaudited financial statements for Harvest for the year ended June 30, 1995 and for Firstar for the quarter ended March 31, 1995 as provided to us, as well as other internally generated Harvest reports relating to asset/liability management, asset quality and so forth;

     2) reviewed and analyzed other material bearing upon the financial and operating condition of Firstar and Harvest and material prepared in connection with the proposed transaction;

     3) reviewed the operating characteristics of certain other financial institutions deemed relevant to the contemplated transaction;

     4) reviewed the nature and terms of recent sale and merger transactions involving banks, thrifts, bank and thrift holding companies and other financial institutions that we consider relevant;

     5) reviewed historical and current market data for Firstar and Harvest common stock;

     6) reviewed financial and other information provided to us by the managements' of Firstar and Harvest;

     7) conducted meetings with members of the senior management of Firstar and Harvest for the purpose of reviewing the future prospects of Firstar and Harvest;

     8) reviewed certain information including forecasts pertaining to prospective cost savings and revenue enhancements relative to the proposed transactions;

     9) evaluated the pro forma ownership of Firstar common stock by Harvest shareholders, relative to the pro forma contribution of Harvest's assets, liabilities, equity and earning to the pro forma company.

     The Chicago Corporation, as part of its investment banking business, is continually engaged in the valuation of banks and bank holding companies and thrifts and thrift holding companies in connection with

Board of Directors
Harvest Financial Corp.
July 24, 1995
Page 2

mergers and acquisitions as well as initial and secondary offerings of securities as well as valuations for other purposes. The Chicago Corporation is a member of all principal U.S. Securities exchanges and in the conduct of our broker-dealer activities may from time to time purchase securities from, and sell securities to, Harvest and Firstar and as a market maker buy or sell the equity securities of Harvest for our own account and for the accounts of customers. In rendering this fairness opinion we have acted exclusively on behalf of the Board of Directors of Harvest and will receive a fee from Harvest for our services.

     In rendering this opinion, we have relied upon, without independent verification, the accuracy and completeness of the financial and other information and representations provided to us by Firstar and Harvest. We have relied upon the management of Harvest and Firstar as to the reasonableness and achievability of the financial forecasts and projections (and the assumptions and basis therefore) provided to us, and we have assumed that such forecasts and projections are the best available estimates of management.

     Based on the foregoing and our experience as investment bankers, we are of the opinion that, as of the date hereof, the Merger Consideration to be paid to the shareholders of Harvest as described in the Agreements, is fair from a financial point of view.

Sincerely,

The Chicago Corporation

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Pursuant to the provisions of Wisconsin Business Corporation Law, Sections
180.0850 through 180.0859, inclusive, directors and officers of Firstar are entitled to mandatory indemnification from Firstar against certain liabilities and expenses (i) to the extent such officers or directors are successful in the defense of a proceeding; and (ii) in proceedings in which the director or officer is not successful in defense thereof, unless it is determined that the director or officer breached or failed to perform his or her duties to Firstar and such breach or failure constituted: (a) a willful failure to deal fairly with Firstar or its shareholders in connection with a matter in which the director or officer had a material conflict of interest; (b) a violation of the criminal law unless the director or officer had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful; (c) a transaction from which the director or officer derived an improper personal profit; or (d) willful misconduct. Additionally, under Section 180.0828 of the Wisconsin Business Corporation Law, directors of Firstar are not subject to personal liability to Firstar, its shareholders or any person asserting rights on behalf thereof for certain breaches or failure to perform any duty resulting solely from their status as directors, except in circumstances paralleling those in subparagraphs (a) through (d) outlined above.

     Firstar's Bylaws contain similar indemnification provisions as to directors and officers of Firstar. In addition, Firstar has entered into individual indemnity agreements with all of its current directors. The indemnity agreements are virtually identical in all substantive respects to Firstar's Bylaws.

     Expenses for the defense of any action for which indemnification may be available may be advanced by Firstar under certain circumstances.

     Firstar maintains a liability insurance policy for officers and directors which extends to, among other things, liability arising under the Securities Act of 1933, as amended.

     In addition, Firstar's Pension Plan and Thrift and Sharing Plan provide for indemnification of members of the plan committees and directors of Firstar as follows:

          The Company shall indemnify each member of the Plan Committee and the Board and hold each of them harmless from the consequences of his acts or conduct in his official capacity, if he acted in good faith and in a manner he reasonably believed to be solely in the best interests of the Participants and their Beneficiaries, and with respect to any criminal action or proceeding had no reasonable cause to believe his conduct was unlawful. Such indemnification shall cover any and all attorneys' fees and expenses, judgments, fines and amounts paid in settlement, but only to the extent such amounts are not paid to such person(s) under the Company's fiduciary insurance policy and to the extent that such amounts are actually and reasonably incurred by such person(s).

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) The following exhibits have been filed (except where otherwise indicated) as part of this Registration Statement:


EXHIBIT NO.                                        EXHIBIT
-----------   ----------------------------------------------------------------------------------
 2(a)         Agreement and Plan of Reorganization dated as of July 24, 1995, as amended and restated, among Firstar Corporation, Firstar Corporation of Iowa and Harvest
              Financial Corp. (included as Appendix B of the Proxy Statement-Prospectus;
              Registrant agrees to furnish supplementally a copy of any omitted schedule to the
              Commission upon request)*
 2(b)         Plan of Merger dated as of July 24, 1995, as amended and restated, between Harvest
              Financial Corp. and Firstar Corporation of Iowa and joined in by Firstar
              Corporation for certain limited purposes (included as Exhibit A of Appendix B of the Proxy Statement-Prospectus)*
 2(c)         Form of Voting Agreement between Firstar Corporation and directors and executive officers of Harvest Financial Corp. dated as of July 24, 1995*
 2(d)         Investment Agreement dated as of July 24, 1995, between Harvest Financial Corp.
              and Firstar Corporation*
 2(e)         Waiver
 4(a)         Shareholder Rights Plan of Firstar Corporation (Exhibit 4 of Form 8-K dated
              January 19, 1989; incorporated herein by reference)
 4(b)         Restated Articles of Incorporation, as amended, of Firstar (Exhibit 4 (d) to
              Amendment No. 1 to Registration Statement No. 33-57225; incorporated herein by reference)
 4(c)         Articles of Amendment to Firstar's Restated Articles of Incorporation creating
              Series D Convertible Preferred Stock (Exhibit 4(e) to Amendment No. 1 to
              Registration Statement No. 33-57225; incorporated herein by reference)
 4(d)         Indenture dated as of June 1, 1986, between Firstar Corporation and Chemical Bank, as Trustee, relating to Firstar Corporation's 10% Notes due 1996 (Exhibit 4(b) to
              Amendment No. 1 to Registration No. 33-5932; incorporated herein by reference)
 4(e)         Indenture dated as of May 1, 1988, between Firstar Corporation and Chemical Bank, as Trustee, relating to Firstar Corporation's 10 1/4% Notes due 1998 (Exhibit 4(a)
              to Amendment No. 1 to Registration No. 33-21527; incorporated herein by reference)
 4(f)         Form of Indenture dated as of August 28, 1995 between Firstar Corporation and
              Chemical Bank, as Trustee, relating to Firstar Corporation's 7.15% Subordinated
              Notes due 2000 (Exhibit 4(a) to Registration No. 33-61633; incorporated herein by reference)
 4(g)         Form of Global Subordinated Note due September 1, 2000 evidencing Firstar
              Corporation's 7.15% Subordinated Notes Due 2000 (Exhibit 4(b) to Registration
              Statement No. 33-61633; incorporated herein by reference)
 5            Opinion of Howard H. Hopwood III, Esq.*
 8            Tax Opinion of Foley & Lardner
23(a)         Consent of KPMG Peat Marwick LLP addressed to Board of Directors of Harvest
              Financial Corp.*
23(b)         Consent of KPMG Peat Marwick LLP addressed to Board of Directors of Firstar
              Corporation
23(c)         Additional Consent of KPMG Peat Marwick LLP addressed to Board of Directors of
              Firstar Corporation
23(d)         Consent of Howard H. Hopwood III, Esq. (included in Exhibit 5)
23(e)         Consent of Foley & Lardner (included in Exhibit 8)
23(f)         Consent of The Chicago Corporation*

EXHIBIT NO.                                        EXHIBIT
-----------                                        -------
24            Powers of Attorney*
99(a)         Form of Revocable Proxy for the Harvest Financial Corp. Annual Meeting of
              Shareholders*
99(b)         Revocable ESOP Participant Direction Form for participants in Harvest Savings
              Banks, F.S.B. Employee Stock Ownership Plan*


---------------

* Previously filed.


     (b) No financial statement schedules are required to be filed with regard to Firstar or Harvest.

ITEM 22.  UNDERTAKINGS.

     (1) Firstar hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the Registrant's Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended, that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (2) Firstar hereby undertakes that prior to any public reofferring of the securities registered hereunder through use of a Prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reofferring Prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (3) Firstar undertakes that every Prospectus (i) that is filed pursuant to paragraph (2) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of Firstar pursuant to the foregoing provisions, or otherwise, Firstar has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Firstar of expenses incurred or paid by a director, officer or controlling person or Firstar in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Firstar will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (5) Firstar hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

     (6) Firstar hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

     (7) Firstar hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized in the City of Milwaukee and State of Wisconsin on October 6, 1995.


                                          FIRSTAR CORPORATION

                                          By: /s/  Roger L. Fitzsimonds
                                              ----------------------------------
                                              Roger L. Fitzsimonds
                                              Chairman of the Board and
                                              Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



                  SIGNATURE                                 TITLE                     DATE
---------------------------------------------  -------------------------------  ----------------
/s/  Roger L. Fitzsimonds                      Chairman of the Board, Chief     October 6, 1995
---------------------------------------------  Executive Officer and Director
     Roger L. Fitzsimonds                      (principal executive officer)

/s/  John A. Becker*                           President, Chief Operating       October 6, 1995
---------------------------------------------  Officer and Director
     John A. Becker

/s/  William H. Risch                          Senior Vice                      October 6, 1995
---------------------------------------------  President -- Finance and
     William H. Risch                          Treasurer (principal accounting
                                               and financial officer)

/s/  Michael E. Batten*                        Director                         October 6, 1995
---------------------------------------------
     Michael E. Batten

/s/  Robert C. Buchanan*                       Director                         October 6, 1995
---------------------------------------------
     Robert C. Buchanan

/s/  George M. Chester, Jr.*                   Director                         October 6, 1995
---------------------------------------------
     George M. Chester, Jr.

/s/  Roger H. Derusha*                         Director                         October 6, 1995
---------------------------------------------
     Roger H. Derusha

/s/  James L. Forbes*                          Director                         October 6, 1995
---------------------------------------------
     James L. Forbes

/s/  Holmes Foster*                            Director                         October 6, 1995
---------------------------------------------
     Holmes Foster

/s/  John H. Hendee, Jr.*                      Director                         October 6, 1995
---------------------------------------------
     John H. Hendee, Jr.

/s/  Jerry M. Hiegel*                          Director                         October 6, 1995
---------------------------------------------
     Jerry M. Hiegel

/s/  Joseph F. Hladky, III*                    Director                         October 6, 1995
---------------------------------------------
     Joseph F. Hladky, III


                  SIGNATURE                                 TITLE                     DATE
---------------------------------------------  -------------------------------  ----------------
                                               Director
---------------------------------------------
C. Paul Johnson

/s/  James H. Keyes*                           Director                         October 6, 1995
---------------------------------------------
     James H. Keyes

/s/  Sheldon B. Lubar*                         Director                         October 6, 1995
---------------------------------------------
     Sheldon B. Lubar

/s/  Daniel F. McKeithan, Jr.*                 Director                         October 6, 1995
---------------------------------------------
     Daniel F. McKeithan, Jr.

/s/  George W. Mead, II*                       Director                         October 6, 1995
---------------------------------------------
     George W. Mead, II

/s/  Guy A. Osborn*                            Director                         October 6, 1995
---------------------------------------------
     Guy A. Osborn

/s/  Judith D. Pyle*                           Director                         October 6, 1995
---------------------------------------------
     Judith D. Pyle

/s/  Clifford V. Smith, Jr.*                   Director                         October 6, 1995
---------------------------------------------
     Clifford V. Smith, Jr.

/s/  William W. Wirtz*                         Director                         October 6, 1995
---------------------------------------------
     William W. Wirtz



                                          By: /s/  Howard H. Hopwood III
                                              ----------------------------------
                                              Howard H. Hopwood III
                                              Attorney-in-Fact

---------------

* Pursuant to authority granted by powers of attorney filed with the Registration Statement.